AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996


                                                      REGISTRATION NO. 333-04841
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                                SIMMONS COMPANY
             (Exact name of registrant as specified in its charter)

          DELAWARE                         2515                        06-1007444
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)        Identification No.)
      incorporation or
        organization)

                              -------------------

                        ONE CONCOURSE PARKWAY, SUITE 600
                             ATLANTA, GEORGIA 30328
                                 (770) 512-7700
              (Address, including zip code, and telephone number,
  including area code, of registrant's and co-registrant's principal executive offices)
                              -------------------

                               JONATHAN C. DAIKER
              EXECUTIVE VICE PRESIDENT-FINANCE AND ADMINISTRATION
                          AND CHIEF FINANCIAL OFFICER
                                SIMMONS COMPANY
                        ONE CONCOURSE PARKWAY, SUITE 600
                             ATLANTA, GEORGIA 30328
                                 (770) 512-7700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                WITH COPIES TO:
                            CHARLES K. MARQUIS, ESQ.
                             J. KEITH MORGAN, ESQ.
                            GIBSON, DUNN & CRUTCHER
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED
                                                 PROPOSED        MAXIMUM
                                                 MAXIMUM        AGGREGATE
   TITLE OF EACH CLASS OF       AMOUNT TO     OFFERING PRICE     OFFERING       AMOUNT OF
 SECURITIES TO BE REGISTERED  BE REGISTERED    PER UNIT(1)       PRICE(1)    REGISTRATION FEE
10 3/4% Series A Senior
  Subordinated Notes due
2006.........................   $100,000,000       100%        $100,000,000     $34,485.00

(1) Estimated pursuant to Rule 457(f) solely for the purposes of calculating the registration fee.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                SIMMONS COMPANY
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

           FORM S-4 ITEM NUMBER AND CAPTION                 LOCATION IN PROSPECTUS
      ------------------------------------------  ------------------------------------------

                            A. INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....  Forepart of the Registration Statement;
                                                    Outside Front Cover Page of the
                                                    Prospectus

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front Cover Page of Prospectus;
                                                    Outside Back Cover Page of Prospectus

  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Summary; Risk Factors; Selected Historical
                                                    and Pro Forma Financial Data

  4.  Terms of the Transaction..................  The Exchange Offer; Description of Notes;
                                                    Certain Federal Income Tax
                                                    Considerations; Plan of Distribution

  5.  Pro Forma Financial Information...........  Selected Historical and Pro Forma
                                                    Financial Data; Financial Statements

  6.  Material Contacts with the Company Being
      Acquired..................................  Not Applicable

  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
      to be Underwriters........................  Not Applicable

  8.  Interests of Named Experts and Counsel....  Not Applicable

  9.  Disclosure of Commission Position on
        Indemnification For Securities Act
      Liabilities...............................  Not Applicable

                            B. INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3
      Registrants...............................  Not Applicable

 11.  Incorporation of Certain Information by
      Reference.................................  Not Applicable

 12.  Information With Respect to S-2 or S-3
      Registrants...............................  Not Applicable

 13.  Incorporation of Certain Information by
      Reference.................................  Not Applicable

 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........  Summary; Risk Factors; The Acquisition;
                                                    The Simmons ESOP; Capitalization;
                                                    Selected Historical and Pro Forma
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Managment; Ownership of Voting
                                                    Securities; Certain Transactions;
                                                    Capital Structure; Financial Statements

           FORM S-4 ITEM NUMBER AND CAPTION            LOCATION IN PROSPECTUS
      ------------------------------------------  ------------------------------

                      C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3
      Companies.................................  Not Applicable

 16.  Information with Respect to S-2 or S-3
      Companies.................................  Not Applicable

 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies...........  Not Applicable

                            D. VOTING AND MANAGEMENT INFORMATION

 18.  Information if Proxies, Consents or
      Authorizations Are to be Solicited........  Not Applicable

 19.  Information if Proxies, Consents or
        Authorizations Are Not to be Solicited,
        or in an Exchange Offer.................  The Exchange Offer; Management; Ownership
                                                    of Voting Securities; Certain
                                                    Transactions

                   SUBJECT TO COMPLETION, DATED JULY 16, 1996

PROSPECTUS
OFFER FOR ALL OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES DUE 2006 IN EXCHANGE FOR 10 3/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2006 OF

SIMMONS COMPANY

The Exchange Offer will expire at 5:00 p.m.,
New York City time on                  , 1996, unless extended

Simmons Company, a Delaware corporation (the "Company"), hereby offers to exchange an aggregate principal amount of up to $100,000,000 of its 10 3/4% Series A Senior Subordinated Notes due 2006 (the "New Notes") for a like principal amount of its 10 3/4% Senior Subordinated Notes due 2006 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The New Notes and the Old Notes are collectively hereinafter referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes.

The New Notes will be unsecured, will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. The New Notes will rank pari passu with all future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness under its $115.0 million Senior Credit Facility (as defined), subject to certain limitations. See "Description of Notes." As of March 30, 1996, on an adjusted basis after giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom, the aggregate amount of the Company's Senior Indebtedness would have been $95.2 million (exclusive of unused commitments), and the Company would have had no Senior Subordinated Indebtedness outstanding other than the Notes.

The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996. Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes.

The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated April 18, 1996 (the "Registration Rights Agreement"), between the Company and the Initial Purchaser (as defined), with respect to the initial sale of the Old Notes.

The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return such Old Notes to the Holders thereof. See "The Exchange Offer."

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
        ----------------------------------------------------------------
Prior to the Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.


SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

        ----------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS      , 1996.

INFORMATION HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OR OLD NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE EXCHANGE PROPOSED TO BE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
UNTIL                , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

    The Company is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Pursuant to the Indenture, the Company has agreed to file with the Securities and Exchange Commission (the "Commission") and provide to the holders of the Notes annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The Company has filed with the Commission a Registration Statement (which term includes any amendments thereto) on Form S-4 under the Securities Act with respect to the New Notes offered by this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. For purposes of this Prospectus, the "Company" shall refer to Simmons Company and all of its consolidated subsidiaries, unless the context otherwise requires. The fiscal year of the Company ends on the last Saturday of the calendar year.

                                  THE COMPANY

    The Company, founded in 1871, is the second largest bedding manufacturer in the United States. The Company manufactures and distributes a broad range of mattresses, box springs, bedding frames and sleep accessories under well-recognized brand names, including Beautyrest(R), Simmons(R), Maxipedic(R), Beautysleep(R) and three newly introduced lines, Connoisseur(R), BackCare(R) and Equation of Sleep(R). Sales of conventional bedding, which includes fully assembled mattresses and box springs, accounted for approximately 98% of the Company's 1995 net sales. Beautyrest(R), the Company's premier brand, accounted for approximately 72% of net sales and approximately 58% of unit volume in 1995. The Company's net sales and EBITDA (as defined elsewhere herein) increased to $489.8 million and $39.6 million, respectively, in 1995 from $313.2 million and $18.3 million, respectively, in 1991. Net sales for the combined first quarter of 1996 have increased $10.7 million or 9.8% from the first quarter of 1995. EBITDA for the pro forma first quarter of 1996 remained constant with EBITDA for the first quarter of 1995.

    The Company manufactures and supplies conventional bedding to over 5,000 retail outlets, representing more than 2,500 customers, including furniture stores, department stores, specialty sleep shops and warehouse showrooms. The Company operates 18 manufacturing facilities, which are strategically located in 15 states and Puerto Rico in proximity to its customers, thereby reducing transportation costs, facilitating just-in-time delivery and enhancing the Company's ability to service large national accounts. The Company believes that operating each of its manufacturing facilities affords a number of advantages over several of its national, brand-name competitors that operate as a group of independent licensees, including: (i) producing consistently high-quality merchandise across all facilities; (ii) allowing the Company to share its best practices among manufacturing facilities; (iii) ensuring consistency of local marketing for national accounts; and (iv) permitting efficient allocation of production among manufacturing facilities to accommodate variations in regional demand.

    Wholesale revenues for the domestic conventional bedding industry have grown at a compound annual rate of 6.8% to approximately $3.2 billion in 1995 from approximately $860.4 million in 1975, according to industry wholesale revenue data compiled by the International Sleep Products Association ("ISPA"), a bedding industry trade group. During this 20-year period, wholesale revenues increased each year, with the exception of 1982, when such revenues declined by 1.9%. The Company estimates that its share of the domestic conventional bedding market has grown to approximately 15.1% in 1995 from approximately 13.1% in 1992, based on industry wholesale revenue data published by ISPA. The Company believes that its recent performance is primarily attributable to five key elements, including its (i) experienced management team, (ii) well-known brand names, (iii) strong and extensive customer relationships, (iv) recently launched national advertising campaign and (v) new product innovations and enhancements.

    The Company's primary strategic objectives are to maximize profitability and cash flow by continuing to increase its market share and by improving its operating efficiency. To achieve these objectives, the Company has implemented a strategy that includes: (i) increasing penetration of existing and new accounts, primarily by emphasizing higher-end and more profitable products and by continuing to introduce new and innovative products; and (ii) improving operating performance and profitability by re-engineering the Company's manufacturing facilities and upgrading the Company's information systems.

                                THE ACQUISITION


    On March 22, 1996 (the "Acquisition Closing Date"), Simmons Holdings, Inc. ("Holdings"), a company organized on behalf of INVESTCORP S.A. ("Investcorp"), management and certain other investors, acquired 100% of the outstanding common stock of the Company from affiliates of Merrill Lynch Capital Partners Inc. ("MLCP"), the Simmons Company Employee Stock Ownership Plan (together with a trust forming a part thereof, the "Simmons ESOP") and certain management stockholders (collectively, the "Sellers") for (i) a purchase price of $253.2 million (including the refinancing or assumption of existing indebtedness and the purchase of management stock options, and excluding the payment of fees, expenses and compensation payable to management) plus (ii) the issuance to the Simmons ESOP of 5,670,406 shares of the Company's Series A Preferred Stock, having one vote per share and a liquidation preference of $5.00 per share (the "Series A Preferred Stock") (together with the financing thereof, the "Acquisition"). Financing for the Acquisition was provided by (i) $85.0 million of capital provided by affiliates of Investcorp, management and certain other investors, (ii) $80.4 million of borrowings under a $115.0 million Senior Credit Facility among the Company, certain lenders and Chemical Bank, as administrative agent (the "Senior Credit Facility") and (iii) $100.0 million of borrowings under a Subordinated Loan Facility among the Company, certain lenders (including an affiliate of Investcorp) and Chemical Bank, as administrative agent (the "Subordinated Loan Facility"). The Subordinated Loan Facility was repaid on April 18, 1996 with the net proceeds of the issuance of the Old Notes, together with borrowings under the Senior Credit Facility. See "Risk Factors--Substantial Leverage and Debt Service Obligations," "The Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    The Series A Preferred Stock issued to the Simmons ESOP in connection with the Acquisition may be converted into common stock of the Company on a one-for-one basis and, under certain circumstances, may be redeemed for cash or exchanged for shares of Holdings' capital stock. If so converted into common stock of the Company or Holdings, the common stock received by the Simmons ESOP upon conversion would represent direct or indirect ownership of 15.1% of the common stock of the Company, after giving effect to such conversion (exclusive of stock options granted under the Company's management stock incentive plan). See "Management--Retirement Plans--Simmons ESOP," "Ownership of Voting Securities--Stockholders' Agreement" and "Capital Structure--Preferred Stock." Immediately prior to the Acquisition, the Simmons ESOP owned 11,671,663 shares of common stock of the Company, of which 6,001,257 were allocated to participant accounts as of the Acquisition Closing Date and 5,670,406 were unallocated as of such date. The Simmons ESOP acquired such shares in January 1989 in connection with its purchase of all of the Company's then outstanding common stock. See "The Simmons ESOP."



    The Company and Holdings are Delaware corporations. The principal executive offices of the Company and Holdings are located at One Concourse Parkway, Suite 600, Atlanta, Georgia 30328, and their telephone number is (770) 512-7700.

                               THE EXCHANGE OFFER


Securities Offered.........  Up to $100,000,000 aggregate principal amount of 10 3/4% Series
                             A Senior Subordinated Notes due 2006 (the "New Notes"). The
                             terms of the New Notes and Old Notes are identical in all
                             material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

The Exchange Offer.........  The New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the
                             Registration Rights Agreement.

Expiration Date; With-
drawal of Tender...........  The Exchange Offer will expire 5:00 p.m. New York City time, on
                             1996, or such later date and time to which it is extended by the
                             Company. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any
                             Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the
Exchange Offer.............  The Company's obligation to accept for exchange, or to issue New
                             Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, order of any governmental agency or any applicable
                             interpretation by any staff of the Commission, which may be waived by the Company in its reasonable discretion. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                             Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                             Transmittal, or such facsimile, together with such Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange
                             Offer--Procedures for Tendering Old Notes."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of
                             Notes pursuant to the Exchange Offer.

Exchange Agent.............  SunTrust Bank, Atlanta is serving as the Exchange Agent in connection with the Exchange Offer.

Federal Income Tax
Consequences...............  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain
                             Federal Income Tax Considerations."

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER


    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Old Notes do not have any appraisal or dissenters' rights under Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."


    The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

    The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. For purposes of this Prospectus, the term "Notes" shall refer collectively to the New Notes and the Old Notes.

Issuer.....................  Simmons Company.

Securities Offered.........  $100,000,000 principal amount of 103/4% Series A Senior Subordi-
                             nated Notes due 2006 (the "New Notes").

Maturity...................  April 15, 2006.

Interest Payment Dates.....  April 15 and October 15 of each year, commencing on October 15,
                             1996.

Optional Redemption........  Except as described below, the Company may not redeem the New
                             Notes prior to April 15, 2001. On or after such date, the
                             Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to April 15, 1999, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Public
                             Equity Offerings (as defined) by the Company or Holdings
                             following which there is a Public Market (as defined) at a redemption price equal to 110.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains
                             outstanding immediately after each such redemption. See
                             "Description of Notes-- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined), (i) the
                             Company will have the option, at any time on or prior to April
                             15, 2001, to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid
                             interest, if any, to, the date of redemption, and (ii) if the
                             Company does not so redeem the New Notes or if such Change of
                             Control occurs after April 15, 2001, the Company will be
                             required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.
                             The Senior Credit Facility prohibits the purchase of the New
                             Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit
                             Facility is repaid in full, and there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Credit Facility and the New Notes.
                             See "Description of Notes--Change of Control."

Ranking....................  The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the
                             Company, including indebtedness under the Senior Credit
                             Facility. The New Notes will rank pari passu with any future
                             Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the
                             Company. The New Notes will be effectively subordinated to the claims of creditors, including trade creditors and preferred shareholders (if any), of the Company's existing subsidiaries and any subsidiary formed by the Company in the future. See
                             "Description of Notes--Ranking."

Restrictive Covenants......  The indenture under which the New Notes will be issued (the
                             "Indenture") will limit (i) the incurrence of additional
                             indebtedness by the Company, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the
                             redemption of certain subordinated obligations of the Company,
                             (iii) investments, (iv) sales of assets and subsidiary stock,
                             (v) transactions with affiliates, (vi) the creation of liens,
                             (vii) the lines of business in which the Company may operate and
                             (viii) consolidations, mergers and transfers of all or
                             substantially

                             all of the Company's assets. The Indenture also will prohibit certain restrictions on distributions from subsidiaries.
                             However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See
                             "Description of Notes--Certain Covenants."

Absence of a
  Public Market for the
  New Notes................  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on a securities exchange.

                                  RISK FACTORS

    Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

                        SUMMARY FINANCIAL AND OTHER DATA

    The following table sets forth summary historical financial and other data of the Company for the five years ended December 30,1995 and for the quarters ended April 1, 1995 and March 30, 1996 and certain pro forma financial and other data for the year ended December 30, 1995 and quarter ended March 30, 1996. The pro forma statement of operations data assume that the Acquisition and the Offering of Notes (the "Offering") occurred on January 1, 1995. The pro forma financial and other data do not purport to represent what the Company's results of operations would actually have been had the Transactions (as defined in the Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus) in fact occurred on the assumed dates or to project the Company's results of operations for any future date or period. For additional information, see the Consolidated Financial Statements and Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus. The following table should also be read in conjunction with "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           YEAR ENDED
                     ---------------------------------------------------------------------------------------     QUARTER
                                                                                                                  ENDED
                                                   PREDECESSOR                                                 -----------
                     ------------------------------------------------------------------------    PRO FORMA     PREDECESSOR
                     DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   DECEMBER 30,    APRIL 1,
                       1991 (A)       1992 (A)       1993 (A)       1994 (A)         1995         1995 (B)        1995
                     ------------   ------------   ------------   ------------   ------------   ------------   -----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..........    $313,180       $336,949       $391,382       $439,689       $489,815       $489,815      $ 108,653
Cost of products
sold...............    ]198,904        209,189        240,125        269,741        292,825        292,750(c)      67,104
Gross profit.......     114,276        127,760        151,257        169,948        196,990        197,065         41,549
Selling, general
 and administrative
expenses...........      98,531        102,943        124,452        137,791        161,202        161,202         37,518
Non-cash ESOP
expense(d).........      12,541         14,007         14,000          4,463          4,533          4,625          1,133
Amortization of
 intangible
assets.............       5,734          5,732          5,724          5,753          5,753          7,648          1,438
Interest expense,
net(e).............      15,308         10,352          8,105          8,197          8,185         19,068          1,929
Income (loss)
 before taxes,
 extraordinary item
 and change in
 accounting
principle..........     (18,635)        (6,786)        (1,784)        11,227         16,917          2,952(f)        (666)
Net income
(loss).............     (17,991)       (12,469)        (3,319)         7,994          9,411            636(g)        (370)

OTHER DATA:
Gross margin.......        36.5%          37.9%          38.6%          38.7%          40.2%          40.2%          38.2%
EBITDA(h)..........    $ 18,326       $ 26,720       $ 29,236       $ 33,981       $ 39,577       $ 39,407      $   4,847
EBITDA margin......         5.9%           7.9%           7.5%           7.7%           8.1%           8.0%           4.5%
Depreciation.......    $  3,168       $  3,227       $  3,141       $  3,496       $  4,027       $  4,327      $     973
Capital
expenditures.......       2,602          3,659          4,972          4,496          5,834          5,834            163
Cash interest
expense(i).........      13,942          8,564          6,158          7,093          6,488         18,297          1,688
Ratio of EBITDA to
 cash interest
expense(i).........         1.3x           3.1x           4.7x           4.8x           6.1x           2.2x            (i)
Ratio of EBITDA
 less capital
 expenditures to
cash interest
expense(i).........         1.1x           2.7x           3.9x           4.2x           5.2x           1.8x            (i)
Ratio of earnings
 to fixed
charges(j).........          (j)            (j)            (j)           1.9x           2.4x           1.1x            (j)
Inventory
turnover(k)........        12.3x          15.5x          16.3x          16.8x          17.2x          17.2x           4.0x

STATEMENT OF CASH
 FLOWS DATA(L):
Net cash provided
 by (used in)
 operating
activities.........    $  8,118       $ 13,559       $ 18,002       $ 34,380       $ 28,513                     $  13,471
Net cash provided
 by (used in)
 investing
activities.........      (2,433)         2,628         (4,718)        (4,195)        (5,834)                         (163)
Net cash provided
 by (used in)
 financing
activities.........      (4,045)       (10,620)        (9,508)       (32,864)       (22,030)                      (14,813)


                     COMBINED     PRO FORMA
                     MARCH 30,    MARCH 30,
                      1996(B)      1996(B)
                     ---------   ------------

STATEMENT OF OPERAT
Net sales..........  $ 119,317     $119,317
Cost of products
sold...............     75,672       74,655(c)
Gross profit.......     43,645       44,662
Selling, general
 and administrative
expenses...........     40,472       40,472
Non-cash ESOP
expense(d).........      1,312        1,312
Amortization of
 intangible
assets.............      1,442        1,897
Interest expense,
net(e).............      1,950        4,761
Income (loss)
 before taxes,
 extraordinary item
 and change in
 accounting
principle..........     (5,936)      (4,367)(f)
Net income
(loss).............     (3,907)      (3,079)(g)
OTHER DATA:
Gross margin.......       36.6%        37.4%
EBITDA(h)..........  $   4,945     $  4,845
EBITDA margin......        4.1%         4.1%
Depreciation.......  $     970     $  1,038
Capital
expenditures.......      1,567        1,567
Cash interest
expense(i).........      1,583        4,566
Ratio of EBITDA to
 cash interest
expense(i).........         (i)          (i)
Ratio of EBITDA
 less capital
 expenditures to
cash interest
expense(i).........         (i)          (i)
Ratio of earnings
 to fixed
charges(j).........         (j)          (j)
Inventory
turnover(k)........        4.2x         4.2x
STATEMENT OF CASH
 FLOWS DATA(L):
Net cash provided
 by (used in)
 operating
activities.........  $  (7,848)
Net cash provided
 by (used in)
 investing
activities.........   (176,182)
Net cash provided
 by (used in)
 financing
activities.........    182,947


                                                                                                                   SUCCESSOR
                                                                                                                     AS OF
                                                                                                                   MARCH 30,
                                                                   PREDECESSOR AS OF                                 1996
                                        ------------------------------------------------------------------------   ---------
                                        DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,
                                            1991           1992           1993           1994           1995        ACTUAL
                                        ------------   ------------   ------------   ------------   ------------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents.............    $  2,205       $  7,581       $ 11,280       $  8,477       $  9,185     $   8,111
Working capital, excluding current
 maturities of long-term debt and
capitalized lease obligations(m)......       8,955         10,366         25,460         23,077         20,171        27,176
Total assets..........................     246,634        245,158        272,533        249,891        254,492       349,706
Total debt, including current
maturities............................     164,104        149,421        141,976        109,435         93,768       191,229
Redeemable preferred stock(n).........         500            548            592            641            680            --
Series A Preferred Stock--ESOP(o).....          --             --             --             --             --        28,352
Unearned compensation--ESOP(o)........          --             --             --             --             --       (28,243)
Redeemable common stock--ESOP, net of
 related unearned compensation(p).....       2,887          4,720         11,418         23,238         32,272            --
Total common stockholders' equity.....      32,714         34,042         37,878         41,936         44,372        81,530


                                        ADJUSTED FOR
                                        THE OFFERING
                                        ------------
BALANCE SHEET DATA:
Cash and cash equivalents.............    $  8,111
Working capital, excluding current
 maturities of long-term debt and
capitalized lease obligations(m)......      27,176
Total assets..........................     350,925
Total debt, including current
maturities............................     195,229
Redeemable preferred stock(n).........          --
Series A Preferred Stock--ESOP(o).....      28,352
Unearned compensation--ESOP(o)........     (28,243)
Redeemable common stock--ESOP, net of
 related unearned compensation(p).....          --
Total common stockholders' equity.....      79,863(q)


                 See Notes to Summary Financial and Other Data.

                   NOTES TO SUMMARY FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)


(a)      Certain amounts have been reclassified to be consistent with the Company's current reporting format.

(b)      As a result of the Acquisition, the Company's assets and liabilities were adjusted to reflect their preliminary estimated fair values as of March 22, 1996. In addition, the Company entered into new financing arrangements and has changed its capital structure. Accordingly, the results of future periods will not be comparable to the prior historical periods presented. The pro forma financial data reflects these changes as if the Transactions (as defined) had been consummated on January 1,
         1995. The Combined period for 1996 represents the mathematical addition of the historical amounts for the Predecessor period (December 31, 1995 to March 21, 1996) and the Successor period (March
         22, 1996 to March 30, 1996) and are not indicative of results that would have been obtained had the
         Acquisition occurred on December 31, 1995. For information regarding these periods separately, see the Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

(c)      Excludes the charge of $1,000 related to the write-up of inventory to its estimated fair value as a result of the Acquisition.

(d)      Represents the non-cash charge resulting from the allocation of shares held by the Simmons ESOP to participant accounts as they are earned. Amounts charged in 1991, 1992 and 1993 were based on the
         1989 acquisition price. In 1994, the Company changed its method of accounting, resulting in the fair value of the underlying stock becoming the basis for the annual expense as opposed to the original cost. (See "The Simmons ESOP" and "Management's Discussion and Analysis of Financial
         Condition and Results of Operations.")

(e)      Interest expense, net includes the amortization of deferred debt issuance costs and is net of interest income of $210, $188, $50, $845 and $162 for 1991, 1992, 1993, 1994 and 1995,
         respectively, $162 for the pro forma year ended December 30, 1995, $40 and $39 for the first quarter ended 1995 and 1996, respectively and $39 for the pro forma first quarter 1996.

(f)      Excludes a compensation charge of $3,735 for amounts payable to management in connection with the
         Acquisition. See "Certain Transactions."

(g)      Excludes the following incurred in connection with the Acquisition: (i) the compensation charge of
         $3,735 for amounts payable to management, (ii) the charge of $1,000 related to the write-up of inventory to its estimated fair value, (iii) the charge of $350 for non-recurring fees, (iv) the
         $2,781 write-off of the Subordinated Loan Facility financing fees as a result of the Offering and
         (v) the related income tax benefits of $3,146.

(h)      EBITDA represents earnings before interest expense, income tax expense, non-cash ESOP expense, depreciation and amortization, cumulative effect of change in accounting principle and extraordinary item, and, for the pro forma year ended December 30, 1995 and for the combined and pro forma quarters ended March 30, 1996, excludes amortization of the prepaid management fee of
         $1,000, $83 and $250, respectively, in connection with the Acquisition, excludes the effect of the purchase accounting inventory write-up of $1,000, the compensation charge of $3,735 for amounts payable to management, and the charge of $350 for non-recurring fees, and excludes the credit of
         $375, $0 and $85, respectively, for the amortization of the reserve for unfavorable lease commitments. The Company has included information concerning EBITDA as it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown. See
         "Description of Notes--Certain Definitions." In addition, management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(i)      Cash interest expense is defined as interest expense less amortization of debt issuance costs and other non-cash interest expense for 1991, 1992, 1993, 1994, 1995 and for the first quarters ended
         1995 and 1996. This calculation of interest expense differs from that specified for Consolidated
         Interest Expense under the Indenture, which includes amortization of debt issuance costs and non-cash interest expense. Similarly, the ratio of EBITDA to cash interest expense differs from the
         Consolidated Coverage Ratio under the indenture, which utilizes Consolidated Interest Expense as its denominator. See "Description of Notes--Certain Definitions." Management believes that the ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense are generally accepted as useful information regarding a company's ability to service and/or incur debt. The ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense are not applicable to the quarterly periods.

(j)      For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of the Company's rent expense (assumed to be one-third of total rent expense). Earnings were insufficient to cover fixed charges for 1991, 1992, 1993, first quarter 1995, combined first quarter 1996 and pro forma first quarter 1996 by $18,688, $6,856, $1,861, $666, $5,936 and $4,717, respectively.

(k)      Inventory turnover is defined as cost of products sold divided by average inventory.

(l)      For more information regarding the Statement of Cash Flows Data see the Consolidated Financial
         Statements included elsewhere in this Prospectus.

(m)      Represents total current assets (excluding cash and cash equivalents) less total current liabilities, excluding current maturities of long-term debt and capital lease obligations.

(n)      This stock was issued in connection with the recapitalization of the Company in 1991 and was called for redemption in connection with the Acquisition.

(o)      The Series A Preferred Stock was issued to the Simmons ESOP in connection with the Acquisition (See
         "The Acquisition"). The Series A Preferred Stock is required to be recorded at the greater of redemption value or fair value. The Series A Preferred Stock will be recorded at its redemption value. In addition, unearned compensation was recorded on the Acquisition Closing Date in an amount representing the redemption value of the Series A Preferred Stock that will be allocated to participant accounts over future periods. The unearned compensation is classified outside of common stockholder's equity since it is related to the Series A Preferred Stock. (See "Managment's
         Discussion and Analysis of Financial Condition and Results of Operations.")

(p)      Historically, under the terms of the Simmons ESOP, the participants had the right to put their common stock to the Company under certain circumstances. Accordingly, the fair market value of the common stock that could have been put to the Company, along with the related amount of unearned compensation, are classified outside of common stockholders' equity in the predecessor financial statements.

(q)      Includes the following charges incurred in connection with the Transactions: (i) the compensation charge of $3,735 for amounts payable to management, (ii) the charge of $350 for non-recurring fees,
         (iii) the $2,781 write-off of the Subordinated Loan Facility financing fees as a result of the
         Offering and (iv) the related tax benefits of $2,746.

                                  RISK FACTORS

    In evaluating an investment in the New Notes, prospective investors should carefully consider the following risk factors as well as the other information set forth elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS


    The Company incurred substantial indebtedness in connection with the Acquisition. As adjusted for the offering of the Notes (the "Offering") and the application of the net proceeds therefrom, at March 30, 1996, the Company's total indebtedness would have been $195.2 million (exclusive of unused commitments), and the Company would have had common stockholder's equity of $79.9 million. The degree to which the Company is leveraged could have important consequences to holders of the New Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the New Notes and its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) all of the indebtedness outstanding under the Senior Credit Facility will be secured by substantially all the assets of the Company and will become due prior to the time the principal on the New Notes will become due; (v) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vi) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (vii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. In addition, approximately $35.0 million of term loan indebtedness and all amounts outstanding under the revolving credit facility under the Senior Credit Facility currently bear interest at variable rates. The Company has effectively fixed the interest rate on approximately $40.0 million of term loan indebtedness under the Senior Credit Facility pursuant to interest rate swap agreements that expire in approximately two years. As a result, the Company could be vulnerable to increases in interest rates.



    The Company may be required to refinance all or a portion of the Senior Credit Facility at or prior to its maturity, which is prior to the maturity of the New Notes. Potential measures to raise cash may include the sale of assets or equity. However, the Company's ability to raise funds by selling assets is restricted by the Senior Credit Facility, and its ability to effect equity financings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance the Senior Credit Facility or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of and interest on the New Notes would be adversely affected.


SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

    At March 30, 1996, as adjusted for the Offering (including the application of net proceeds therefrom), the Company would have had $95.2 million of Senior Indebtedness outstanding (exclusive of unused commitments), including $84.4 million of Senior Indebtedness that will be incurred under the Senior Credit Facility. The Indenture permits the Company to incur additional Senior Indebtedness, provided certain financial or other conditions are met. The New Notes will be subordinated in right of payment to all existing and future Senior Indebtedness, including the principal, premium (if any) and interest with respect to the Senior Indebtedness under the Senior Credit Facility. The New Notes will rank pari passu with all future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness (if any) of the Company. However, the New Notes will be effectively subordinated to the claims of creditors, including trade creditors and preferred shareholders (if any), of the Company's existing subsidiaries and any subsidiary formed by the Company in the future.

    The Company may not pay principal of, premium on (if any), or interest on, the New Notes, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any New Notes (i) if any Senior Indebtedness is not paid when due or (ii) if any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full, except that the Company may pay the New Notes upon the approval of the Representative of the relevant Designated Senior Indebtedness (as defined in the Indenture). In addition, if any other default exists with respect to the Designated Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the New Notes for up to 179 days. Upon any payment or distribution of the assets of the Company in connection with a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Notes--Ranking."

    The New Notes are also unsecured and thus, in effect, will rank junior to any secured indebtedness of the Company. The indebtedness outstanding under the Senior Credit Facility will be secured by liens on substantially all of the assets of the Company. The ability of the Company to comply with the provisions of the Senior Credit Facility may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Senior Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Senior Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the New Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the New Notes. See "Capital Structure--Senior Credit Facility" and "Description of Notes--Ranking."


RESTRICTIVE COVENANTS IN SENIOR CREDIT FACILITY; SUBORDINATION OF NOTES



    The Senior Credit Facility includes certain covenants that, among other things, restrict (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Senior Credit Facility and certain permitted liens; (iv) mergers, consolidations, and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The Senior Credit Facility also requires the Company to maintain certain financial ratios, including interest coverage and leverage ratios, and to maintain a minimum level of consolidated cash flow. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Senior Credit Facility would be entitled to declare such indebtedness immediately due and payable. See "Capital Structure--Senior Credit Facility."


CONTROL BY CIP LIMITED, INVESTCORP AND ITS AFFILIATES

    The outstanding voting stock of Holdings is 92% controlled by CIP Limited through revocable proxies with respect to companies that indirectly own Holdings stock, and 8% controlled by SIPCO Limited through its control of Investcorp. CIP Limited and SIPCO Limited are affiliates of Investcorp. Accordingly, CIP Limited and its affiliates indirectly control the power to vote approximately 84.9% of the outstanding voting stock of the Company and thereby, subject to certain rights of the Simmons ESOP, are entitled to elect all directors of the Company, approve all amendments to the

Company's Certificate of Incorporation and effect fundamental corporate transactions such as mergers and asset sales. In addition, Investcorp or its affiliates have revocable management services or similar agreements with Holdings and with entities controlled by CIP Limited that together control Holdings, pursuant to which Investcorp or its affiliates may be deemed to share control of the Company. See "Ownership of Voting Securities."


CHANGE OF CONTROL



    A Change of Control (as defined in the Indenture) could require the Company to refinance substantial amounts of indebtedness. Upon the occurrence of a Change of Control, the holders of the New Notes would be entitled to require the Company to repurchase the New Notes at a purchase price equal to 101% of the principal amount of such New Notes, plus accrued and unpaid interest, if any, to the date of purchase. However, the Senior Credit Facility prohibits the purchase of the New Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Company's failure to purchase the New Notes would result in a default under the Indenture and the Senior Credit Facility. The inability to repay the indebtedness under the Senior Credit Facility, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the New Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Credit Facility and the New Notes. See "Capital Structure--Senior Credit Facility" and "Description of Notes--Change of Control."


FRAUDULENT CONVEYANCE

    If the court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for incurring certain of the indebtedness, including the Old Notes and the New Notes exchanged therefore, incurred by the Company in connection with the Acquisition, and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

    The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds.

    There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon consummation of the Acquisition or the sale of the Old Notes or that, regardless of the method of valuation, a court would not determine that the Company was insolvent upon consummation of the Acquisition.

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its success is largely dependent upon the abilities and experience of its Chairman of the Board of Directors and Chief Executive Officer, Zenon Nie. The loss of the services of Mr. Nie could have a material adverse effect on the Company's business and future operations. The Company and Mr. Nie have entered into a three-year employment agreement (which renews automatically on a daily basis, subject to termination upon three years' notice). In addition, the Company maintains a $10 million key man life insurance policy with respect to Mr. Nie and is the beneficiary of this policy. See "Management -- Employment Arrangements."

DEPENDENCE ON MAJOR SUPPLIER


    The Company purchases certain components used in the manufacture of its products from Leggett & Platt ("L&P"). L&P, which supplies spring components as well as other metal and wood components used in the manufacturing of mattresses by the Company, provided approximately one-third of the Company's total estimated raw material requirements in 1995 and is expected to provide a comparable portion of such requirements in 1996. For certain continuous wire and foundation components, alternative sources may not be readily available and the loss of this vendor as a supplier could result in an interruption of supply, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Suppliers."


IMPACT OF HIGHLY COMPETITIVE MARKET

    The domestic conventional bedding market is highly competitive. Competition in conventional bedding generally is based upon product quality, brand name recognition, price, service and prompt delivery. The Company's principal competitors include Sealy Corporation, Serta, Inc. and Spring Air Company. The Company also competes with Restonic Sleep Products, King Koil Bedding, Englander, Bassett and many small, local manufacturers. Certain of the Company's competitors have greater financial resources than the Company, have larger customer bases and are less leveraged. See "Business--Industry and Competition."

UNION NEGOTIATIONS

    As of March 30, 1996, the Company had approximately 2,600 employees, of which approximately 1,140 were represented by labor unions. Employees at nine of the Company's 18 manufacturing facilities are represented by unions. Manufacturing employees at seven of the unionized plants are covered by a master collective bargaining agreement with the Upholstery Division of the United Steelworkers. There are also agreements with other unions. A majority of the Company's current labor contracts expire in 1997. Union contracts typically are negotiated for three-year terms. Since 1980, the Company has opened eight new plants, none of which is unionized. There can be no assurance, however, that any labor union efforts to organize employees at facilities that are not currently unionized might not be successful.


    The Company is phasing in a re-engineering project at each of the Company's conventional manufacturing facilities to increase overall efficiency and improve the flow of production by changing the layout of the factory floor, changing certain factory job descriptions and providing incentive compensation for factory workers. The Company expects to complete the project by early 1998. The implementation of the changes associated with this project will raise issues regarding job descriptions and incentive compensation that will require negotiation with the labor unions that represent employees at nine of the Company's 18 manufacturing facilities. Although the Company's labor relations historically have been good, there can be no assurance that the Company will succeed in obtaining the labor unions' cooperation in implementing the re-engineering project or that disagreements with unions in connection with the re-engineering project or otherwise will not arise. See "Business--Manufacturing and Facilities" and "--Employees."

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

    The New Notes are new securities for which there currently is no market. Although the Initial Purchaser has been making a market in the Old Notes and has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Old Notes currently are eligible for trading by qualified buyers in the PORTAL market and the Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.


SEASONALITY



    The volume of the Company's sales is somewhat seasonal with generally lower sales occurring during the first quarter of each fiscal year when compared to the remaining three quarters of the year. The Company also experiences a seasonal fluctuation in its profitability, with a slightly lower gross profit percentage occurring during the first quarter of each fiscal year when compared to margin percentages obtained in the remaining part of the year.


                                THE ACQUISITION

    On the Acquisition Closing Date, Holdings, a company organized on behalf of Investcorp, management and certain other investors, acquired 100% of the outstanding common stock of the Company from the Sellers for (i) a purchase price of $253.2 (including the refinancing or assumption of existing indebtedness and the purchase of management stock options, and excluding the payment of fees, expenses and compensation payable to management) plus (ii) the issuance to the Simmons ESOP of 5,670,406 shares of the Company's Series A Preferred Stock, having one vote per share and a liquidation preference of $5.00 per share. Financing for the Acquisition was provided by (i) $85.0 million of capital provided by affiliates of Investcorp, management and other investors; and (ii) borrowings in an aggregate amount equal to $180.4 million, consisting of $80.4 million under the Senior Credit Facility and all the proceeds of the $100.0 million Subordinated Loan Facility, a portion of which was provided by an affiliate of the Initial Purchaser and an affiliate of Investcorp. See "Certain Transactions." Holdings has no assets or investments other than the shares of common stock of the Company. The Subordinated Loan Facility was repaid on April 18, 1996 with the net proceeds of the issuance of the Old Notes, together with borrowings under the Senior Credit Facility.

    In connection with the Acquisition, the Simmons ESOP sold 6,001,257 shares of common stock of the Company for $31.2 million in cash, and converted each of the remaining 5,670,406 shares of common stock of the Company into one share of Series A Preferred Stock. Each share of Series A Preferred Stock is entitled to one vote, is convertible into one share of common stock of the Company at any time at the option of the holders thereof and is entitled to a liquidation preference of $5.00 per share. Upon the occurrence of certain events, the Series A Preferred Stock, at the option of the holders thereof, may be redeemed for $5.00 per share or, following conversion into common stock of the Company, exchanged for shares of Holdings' capital stock. In addition, upon the occurrence of certain events, Holdings or the Company may cause the Series A Preferred Stock to be converted into common stock of the Company and, following such conversion, to be exchanged for shares of Holdings' capital stock. If so converted into common stock of the

Company or Holdings, the common stock received by the Simmons ESOP upon conversion would represent direct or indirect ownership of 15.1% of the common stock of the Company, after giving effect to such conversion (exclusive of stock options granted under the Company's management stock incentive plan). See "Ownership of Voting Securities--Stockholders' Agreement" and "Capital Structure--Preferred Stock." In certain circumstances and subject to certain limitations, the Simmons ESOP also has a statutory right, upon termination of a participant's employment, to require the Company to redeem stock that has been allocated to such participant. See "Management--Retirement Plans--Simmons ESOP."

                                THE SIMMONS ESOP

    In January 1989, the Simmons ESOP was established to purchase all of the Company's then outstanding common stock (the "ESOP Purchase"). The ESOP Purchase was funded through $249.0 million of debt and preferred stock issued by the Company (the "Company ESOP Obligation"). Of this amount, the Company loaned the Simmons ESOP $241.5 million for the purchase of all of the Company's common stock then outstanding (the "ESOP Loan"). The $249.0 million Company ESOP Obligation was an "external" obligation of the Company and the $241.5 million ESOP Loan was an "internal" obligation that the Simmons ESOP owed to the Company. As of the Acquisition Closing Date, the internal ESOP Loan had been reduced to approximately $61.2 million, in part due to forgiveness in 1992 of a substantial portion of the internal obligation. Any outstanding amounts with respect to the external Company ESOP Obligation were repaid in connection with the Acquisition.

    The Company will make annual cash contributions to the Simmons ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The Simmons ESOP will then use all such cash to repay the internal ESOP Loan to the Company. As a result, there is no cash cost to the Company associated with the contributions to the Simmons ESOP. As the internal ESOP Loan is repaid, a portion of the Series A Preferred Stock will be allocated to participant accounts and non-cash compensation expense equal to the fair value of the allocated shares will be charged to non-cash ESOP expense. At such time as the internal ESOP Loan is repaid in full (in approximately six years), all shares of Series A Preferred Stock held by the Simmons ESOP will have been allocated to plan participants. See "Management--Retirement Plans--Simmons ESOP."

    Approximately 1,400 of the Company's current and former employees are participants in the Simmons ESOP. On the Acquisition Closing Date, the Simmons ESOP sold 6,001,257 of its shares to Holdings (representing all the shares held by the Simmons ESOP that had been allocated to plan participants as of such date) for $31.2 million in the aggregate, which amount was reinvested in diversified investments in the respective accounts of such plan participants in the Simmons ESOP. See "Management--Retirement Plans--Simmons ESOP."

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 30, 1996 as reported in the unaudited condensed consolidated financial statements and as adjusted to give effect to the Offering and the application of the net proceeds therefrom, as described under "Use of Proceeds." This table should be read in conjunction with the "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                           MARCH 30, 1996
                                                                      -------------------------
                                                                                     ADJUSTED
                                                                                       FOR
                                                                       ACTUAL      THE OFFERING
                                                                      --------     ------------

                                                                       (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................................   $  8,111       $  8,111
                                                                      --------     ------------
                                                                      --------     ------------
Debt:
  Revolving credit facility (a)(b).................................   $     --       $  9,408
  Term loans, including current maturities (a)(b)..................     60,000         75,000
  103/4% Series A Senior Subordinated Notes due 2006...............         --        100,000
  Subordinated Loan Facility.......................................    100,000             --
  Adjustable rate subordinated notes (a)...........................     20,408             --
  Industrial revenue bonds due 2017 (c)............................      9,700          9,700
  Other, including capital lease obligations.......................      1,121          1,121
                                                                      --------     ------------
    Total debt.....................................................    191,229        195,229
                                                                      --------     ------------
Series A Preferred Stock issued to the Simmons ESOP (d)............     28,352         28,352
                                                                      --------     ------------
Unearned compensation under ESOP (e)...............................    (28,243)       (28,243)
                                                                      --------     ------------
Common stockholder's equity:
  Common stock, $.01 par value, 50,000,000 shares authorized;
31,964,452 outstanding.............................................        320            320
  Additional paid-in capital.......................................     84,680         84,680
  Accumulated deficit..............................................     (3,468)        (5,137)(f)
  Foreign currency translation adjustment..........................         (2)            (2)
                                                                      --------     ------------
    Total common stockholder's equity..............................     81,530         79,863
                                                                      --------     ------------

    Total capitalization...........................................   $272,868       $275,207
                                                                      --------     ------------
                                                                      --------     ------------

- ------------

 (a)  Reflects the redemption of the adjustable rate subordinated notes subsequent to March
      30, 1996 with the proceeds of an additional $15 million in term loan borrowings under the Senior Credit Facility and funds from the revolving credit facility under the
      Senior Credit Facility.
 (b)  See "Capital Structure--Senior Credit Facility" for a description of the revolving credit facility and term loans under the Senior Credit Facility.
 (c)  The industrial revenue bonds bear interest at a fixed rate of 7.0% per annum and mature on October 1, 2017.
 (d)  See "Capital Structure--Preferred Stock" for a description of the Series A Preferred
      Stock.
 (e)  Represents the redemption value of the unallocated shares of Series A Preferred Stock issued in connection with the Acquisition held by the Simmons ESOP, which will be recognized as compensation expense as such shares are earned and allocated to participant accounts. See "The Simmons ESOP" and "Management's Discussion and Analysis
      of Financial Condition and Results of Operations" for further description.
 (f)  Reflects the write-off of $2,781,000 of deferred financing costs directly related to the Subordinated Loan Facility that is being refinanced with the proceeds of the
      Offering and the related income tax benefit of $1,112,000.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table sets forth selected historical financial and other data of the Company for the five years ended December 30, 1995 and for the quarters ended April 1, 1995 and March 30, 1996 and certain pro forma financial and other data for the year ended December 30, 1995 and quarter ended March 30, 1996. The pro forma statement of operations data assume that the Acquisition and the Offering occurred on January 1, 1995.

    The selected historical financial data for the five years ended December 30, 1995 and for the quarters ended April 1, 1995 and March 30, 1996 were derived from the Company's Consolidated Financial Statements. The pro forma financial and other data were derived from Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus that give effect to the Transactions (as defined in the Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus). The pro forma adjustments were based upon available information and certain assumptions that management believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been had the Transactions in fact occurred on such date or to project the Company's results of operations for any future date or period. The pro forma adjustments are based on the purchase method of accounting and reflect a preliminary estimate of the allocation of the purchase cost incurred in connection with the Acquisition to the assets and liabilities of the Company.

    For additional information, see the Pro Forma Condensed Consolidated Financial Data included elsewhere in this Prospectus. The following table should also be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reports by the Company's independent accountants with respect to historical financial information, see "Index to Consolidated Financial Statements."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                                                                     QUARTER
                                                               YEAR ENDED                                             ENDED
                         ---------------------------------------------------------------------------------------   -----------
                                                       PREDECESSOR
                         ------------------------------------------------------------------------
                                                                                                     PRO FORMA     PREDECESSOR
                         DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   DECEMBER 30,    APRIL 1,
                           1991 (A)       1992 (A)       1993 (A)       1994 (A)         1995         1995 (B)        1995
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..............    $313,180       $336,949       $391,382       $439,689       $489,815       $489,815      $ 108,653
Cost of products
sold...................     198,904        209,189        240,125        269,741        292,825        292,750(c)      67,104
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Gross profit...........     114,276        127,760        151,257        169,948        196,990        197,065         41,549
Selling, general and
administrative
expenses...............      98,531        102,943        124,452        137,791        161,202        161,202         37,518
Non-cash ESOP expense
(d)....................      12,541         14,007         14,000          4,463          4,533          4,625          1,133
Amortization of
intangible assets......       5,734          5,732          5,724          5,753          5,753          7,648          1,438
Interest expense, net
(e)....................      15,308         10,352          8,105          8,197          8,185         19,068          1,929
Other deductions,
net....................         797          1,512            760          2,517            400          1,570(f)         197
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Income (loss) before
 taxes, extraordinary
 item and change in
accounting principle...     (18,635)        (6,786)        (1,784)        11,227         16,917          2,952           (666)
Provision for income
 taxes (benefit).......          --            483          1,043          3,233          7,506          2,316           (296)
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Income (loss) before
 extraordinary item and
 change in accounting
principle..............     (18,635)        (7,269)        (2,827)         7,994          9,411            636           (370)
Extraordinary item.....         644             --             --             --             --             --             --
Cumulative effect of
 change in accounting
principle (g)..........          --         (5,200)          (492)            --             --             --             --
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Net income (loss)......    $(17,991)      $(12,469)      $ (3,319)      $  7,994       $  9,411       $    636(h)   $    (370)
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
OTHER DATA:
Gross margin...........        36.5%          37.9%          38.6%          38.7%          40.2%          40.2%          38.2%
EBITDA (i).............    $ 18,326       $ 26,720       $ 29,236       $ 33,981       $ 39,577       $ 39,407      $   4,847
EBITDA margin..........         5.9%          7.99%           7.5%           7.7%           8.1%           8.0%           4.5%
Depreciation...........    $  3,168       $  3,227       $  3,141       $  3,496       $  4,027       $  4,327      $     973
Capital expenditures...       2,602          3,659          4,972          4,496          5,834          5,834            163
Cash interest expense
(j)....................      13,942          8,564          6,158          7,093          6,488         18,297          1,688
Ratio of EBITDA to cash
 interest expense
(j)....................         1.3x           3.1x           4.7x           4.8x           6.1x           2.2x            (j)
Ratio of EBITDA less
 capital expenditures
 to cash interest
expense (j)............         1.1x           2.7x           3.9x           4.2x           5.2x           1.8x            (j)
Ratio of earnings to
 fixed charges (k).....          (k)            (k)            (k)           1.9x           2.4x           1.1x            (k)
Inventory turnover
(l)....................        12.3x          15.5x          16.3x          16.8x          17.2x          17.2x           4.0x

STATEMENT OF CASH FLOWS
 DATA (M):
Net cash provided by
 (used in) operating
activities.............    $  8,118       $ 13,559       $ 18,002       $ 34,380       $ 28,513                     $  13,471
Net cash provided by
 (used in) investing
activities.............      (2,433)         2,628         (4,718)        (4,195)        (5,834)                         (163)
Net cash provided by
 (used in) financing
activities.............      (4,045)       (10,620)        (9,508)       (32,864)       (22,030)                      (14,813)


                         COMBINED    PRO FORMA
                         MARCH 30,   MARCH 30,
                         1996 (B)    1996 (B)
                         ---------   ---------

STATEMENT OF OPERATIONS
Net sales..............  $ 119,317   $119,317
Cost of products
sold...................     75,672     74,655 (c)
                         ---------   ---------
Gross profit...........     43,645     44,662
Selling, general and
administrative
expenses...............     40,472     40,472
Non-cash ESOP expense
(d)....................      1,312      1,312
Amortization of
intangible assets......      1,442      1,897
Interest expense, net
(e)....................      1,950      4,761
Other deductions,
net....................      4,405        587 (f)
                         ---------   ---------
Income (loss) before
 taxes, extraordinary
 item and change in
accounting principle...     (5,936)    (4,367 )
Provision for income
 taxes (benefit).......     (2,029)    (1,288 )
                         ---------   ---------
Income (loss) before
 extraordinary item and
 change in accounting
principle..............     (3,907)    (3,079 )
Extraordinary item.....         --         --
Cumulative effect of
 change in accounting
principle (g)..........         --         --
                         ---------   ---------
Net income (loss)......  $  (3,907)  $ (3,079 )(h)
                         ---------   ---------
                         ---------   ---------
OTHER DATA:
Gross margin...........       36.6%      37.4 %
EBITDA (i).............  $   4,945   $  4,845
EBITDA margin..........        4.1%       4.1 %
Depreciation...........  $     970   $  1,038
Capital expenditures...      1,567      1,567
Cash interest expense
(j)....................      1,583      4,566
Ratio of EBITDA to cash
 interest expense
(j)....................         (j)        (j )
Ratio of EBITDA less
 capital expenditures
 to cash interest
expense (j)............         (j)        (j )
Ratio of earnings to
 fixed charges (k).....         (k)        (k )
Inventory turnover
(l)....................        4.2x       4.2x
STATEMENT OF CASH FLOWS
 DATA (M):
Net cash provided by
 (used in) operating
activities.............  $  (7,848)
Net cash provided by
 (used in) investing
activities.............   (176,182)
Net cash provided by
 (used in) financing
activities.............    182,947


                                                                                                                     SUCCESSOR
                                                                                                                     AS OF
                                                                                                                      MARCH
                                                                  PREDECESSOR AS OF                                  30, 1996
                                     ----------------------------------------------------------------------------    --------
                                     DECEMBER 28,    DECEMBER 26,    DECEMBER 25,    DECEMBER 31,    DECEMBER 30,
                                         1991            1992            1993            1994            1995         ACTUAL
                                     ------------    ------------    ------------    ------------    ------------    --------
BALANCE SHEET DATA:
Cash and cash equivalents.........     $  2,205        $  7,581        $ 11,280        $  8,477        $  9,185      $  8,111
Working capital, excluding current
 maturities of long-term debt and
 capitalized lease obligations
(n)...............................        8,955          10,366          25,460          23,077          20,171        27,176
Total assets......................      246,634         245,158         272,533         249,891         254,492       349,706
Total debt, including current
maturities........................      164,104         149,421         141,976         109,435          93,768       191,229
Redeemable preferred stock (o)....          500             548             592             641             680            --
Series A Preferred Stock - ESOP
(p)...............................           --              --              --              --              --        28,352
Unearned compensation - ESOP
(p)...............................           --              --              --              --              --       (28,243)
Redeemable common stock - ESOP,
 net of related unearned
compensation (q)..................        2,887           4,720          11,418          23,238          32,272            --
Total common stockholders'
equity............................       32,714          34,042          37,878          41,936          44,372        81,530


                                    ADJUSTED FOR
                                    THE OFFERING
                                    ------------
BALANCE SHEET DATA:
Cash and cash equivalents.........    $  8,111
Working capital, excluding current
 maturities of long-term debt and
 capitalized lease obligations
(n)...............................      27,176
Total assets......................     350,925
Total debt, including current
maturities........................     195,229
Redeemable preferred stock (o)....          --
Series A Preferred Stock - ESOP
(p)...............................      28,352
Unearned compensation - ESOP
(p)...............................     (28,243)
Redeemable common stock - ESOP,
 net of related unearned
compensation (q)..................          --
Total common stockholders'
equity............................      79,863(r)


         See Notes to Selected Historical and Pro Forma Financial Data.

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


(a)      Certain amounts have been reclassified to be consistent with the Company's current reporting format.

(b)      As a result of the Acquisition, the Company's assets and liabilities were adjusted to reflect their preliminary estimated fair values as of March 22, 1996. In addition, the Company entered into new financing arrangements and has changed its capital structure. Accordingly, the results of future periods will not be comparable to the prior historical periods presented. The pro forma financial data reflects these changes as if the Transactions (as defined) had been consummated on January 1,
         1995. The Combined period for 1996 represents the mathematical addition of the historical amounts for the Predecessor period (December 31, 1995 to March 21, 1996) and the Successor period (March
         22, 1996 to March 30, 1996) and are not indicative of results that would have been obtained had the
         Acquisition occurred on December 31, 1995. For information regarding these periods separately, see the Financial Statements included elsewhere in this Prospectus.

(c)      Excludes the charge of $1,000 related to the write-up of inventory to its estimated fair value as a result of the Acquisition.

(d)      Represents the non-cash charge resulting from the allocation of shares held by the Simmons ESOP to participant accounts as they are earned. Amounts charged in 1991, 1992 and 1993 were based on the
         1989 acquisition price. In 1994, the Company changed its method of accounting, resulting in the fair value of the underlying stock becoming the basis for the annual expense as opposed to the original cost. (See "The Simmons ESOP" and "Management's Discussion and Analysis of Financial
         Condition and Results of Operations.")

(e)      Interest expense, net includes the amortization of deferred debt issuance costs and is net of interest income of $210, $188, $50, $845 and $162, for 1991, 1992, 1993, 1994 and 1995,
         respectively, $162 for the pro forma year ended December 30, 1995, $40 and $39 for the first quarter ended 1995 and 1996, respectively and $39 for the pro forma first quarter 1996.

(f)      Excludes a compensation charge of $3,735 for amounts payable to management in connection with the
         Acquisition. See "Certain Transactions."

(g)      Results from the adoption of Statement of Financial Accounting Standards No. 106 in 1992 relating to post-retirement benefits, and Statement of Financial Accounting Standards No. 109 in 1993
         relating to income taxes.

(h)      Excludes the following incurred in connection with the Acquisition: (i) the compensation charge of
         $3,735 for amounts payable to management, (ii) the charge of $1,000 related to the write-up of inventory to its estimated fair value, (iii) the charge of $350 for non-recurring fees, (iv) the
         $2,781 write-off of the Subordinated Loan Facility financing fees as a result of the Offering and
         (v) the related income tax benefits of $3,146.

(i)      EBITDA represents earnings before interest expense, income tax expense, non-cash ESOP expense, depreciation and amortization, cumulative effect of change in accounting principle and extraordinary item, and, for the pro forma year ended December 30, 1995 and for the combined and pro forma quarters ended March 30, 1996, excludes amortization of the prepaid management fee of
         $1,000, $83 and $250, respectively, in connection with the Acquisition, excludes the effect of the purchase accounting inventory write-up of $1,000, the compensation charge of $3,735 for amounts payable to management, and the charge of $350 for non-recurring fees, and excludes the credit of
         $375, $0 and $85, respectively, for the amortization of the reserve for unfavorable lease commitments. The Company has included information concerning EBITDA as it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown. See
         "Description of Notes--Certain Definitions." In addition, management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(j)      Cash interest expense is defined as interest expense less amortization of debt issuance costs and other non-cash interest expense for 1991, 1992, 1993, 1994, 1995 and for the first quarters ended
         1995 and 1996. This calculation of interest expense differs from that specified for Consolidated
         Interest Expense under the Indenture, which includes amortization of debt issuance costs and non-cash interest expense. Similarly, the ratio of EBITDA to cash interest expense differs from the
         Consolidated Coverage Ratio under the indenture, which utilizes Consolidated Interest Expense as its denominator. See "Description of Notes--Certain Definitions." Management believes that the ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense are generally accepted as useful information regarding a company's ability to service and/or incur debt. The ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense are not applicable to the quarterly periods.

(k)      For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of the Company's rent expense (assumed to be one-third of total rent expense). Earnings were insufficient to cover fixed charges for 1991, 1992, 1993, first quarter 1995, combined first quarter 1996 and pro forma first quarter 1996 by $18,688, $6,856, $1,861, $666, $5,936 and $4,717, respectively.

(l)      Inventory turnover is defined as cost of products sold divided by average inventory.

(m)      For more information regarding the Statement of Cash Flows Data, see the Consolidated Financial
         Statements included elsewhere in this Prospectus.

(n)      Represents total current assets (excluding cash and cash equivalents) less total current liabilities, excluding current maturities of long-term debt and capital lease obligations.

(o)      This stock was issued in connection with the recapitalization of the Company in 1991 and was called for redemption in connection with the Acquisition.

(p)      The Series A Preferred Stock was issued to the Simmons ESOP in connection with the Acquisition (see
         "The Acquisition"). The Series A Preferred Stock is required to be recorded at the greater of redemption value or fair value. The Series A Preferred Stock will be recorded at its redemption value. In addition, unearned compensation was recorded on the Acquisition Closing Date in an amount representing the redemption value of the Series A Preferred stock that will be allocated to participant accounts over future periods. The unearned compensation is classified outside of common stockholder's equity since it is related to the Series A Preferred Stock (See "The Simmons ESOP"
         and "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

(q)      Historically, under the terms of the Simmons ESOP, the participants had the right to put their common stock to the Company under certain circumstances. Accordingly, the fair market value of the common stock that could have been put to the Company, along with the related amount of unearned compensation, are classified outside of common stockholders' equity in the predecessor financial statements.

(r)      Includes the following charges incurred in connection with the Transactions: (i) the compensation charge of $3,735 for amounts payable to management, (ii) the charge of $350 for non-recurring fees
         (iii) the $2,781 write-off of the Subordinated Loan Facility financing fees as a result of the
         Offering and (iv) the related tax benefits of $2,746.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

    The following unaudited Pro Forma Condensed Consolidated Financial Data are based on the consolidated financial statements included elsewhere in this Prospectus, adjusted to give effect to (i) the Acquisition and (ii) the Offering of the Notes and the application of the net proceeds therefrom to repay the Subordinated Loan Facility (collectively, the "Transactions").

    The unaudited Pro Forma Condensed Consolidated Statement of Operations for the quarter ended March 30, 1996 is derived from the unaudited Condensed Consolidated Statement of Operations for the periods December 31, 1995 to March 21, 1996 for the Predecessor and March 22, 1996 to March 30, 1996 for the Successor included elsewhere in this Prospectus. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 30, 1995, is derived from the Consolidated Statement of Operations for the year ended December 30, 1995, included elsewhere in this Prospectus. Both of these Pro Forma Condensed Consolidated Statements of Operations assume that the Transactions were consummated as of January 1, 1995. The unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company, included elsewhere in this Prospectus.

    The unaudited Pro Forma Condensed Consolidated Financial Data do not purport to be indicative of the results that would actually have been obtained if the Transactions had occurred on the date indicated or of the results that may be obtained in the future. The unaudited Pro Forma Condensed Consolidated Financial Data are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable.


    The unaudited pro forma information with respect to the Acquisition is based on the historical financial statements of the business acquired. The Acquisition has been accounted for under the purchase method of accounting. The purchase price for the Acquisition, including the related fees and expenses, has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon the Company's preliminary estimates of their fair value with the remainder allocated to goodwill. The allocation of purchase price for the Acquisition is subject to revision when additional information concerning asset and liability valuation becomes available. Such additional information will include the finalized results of property appraisals and certain lease analyses which are anticipated to be available during July or August 1996. Management believes that the actual purchase price allocation will not differ materially from the preliminary purchase price allocation. The pro forma adjustments directly attributable to the Transactions include adjustments to interest expense related to the financing, changes in amortization of intangible assets relating to the allocation of the purchase price, management fees, and the related tax effects.

                                SIMMONS COMPANY
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                                  (UNAUDITED)

                                          HISTORICAL  ACQUISITION                  OFFERING      ADJUSTED
                                          RESULTS     ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA
                                          --------    -----------    ---------    -----------    ---------
                                                               (DOLLARS IN THOUSANDS)

Net sales..............................   $489,815           --      $ 489,815           --      $ 489,815
Cost of products sold..................    292,825      $   (75)(a)    292,750           --        292,750
                                          --------    -----------    ---------    -----------    ---------
Gross profit...........................    196,990           75        197,065           --        197,065
Selling, general and administrative
 expenses..............................    161,202           --        161,202           --        161,202
Non-cash ESOP expense..................      4,533           92(b)       4,625           --          4,625
Amortization of intangible assets......      5,753        1,895(c)       7,648           --          7,648
Interest expense, net..................      8,185       12,701(d)      20,886      $(1,818)(e)     19,068
Other deductions, net..................        400        1,170(f)       1,570           --          1,570
                                          --------    -----------    ---------    -----------    ---------
Income before income taxes.............     16,917      (15,783)         1,134        1,818          2,952
Provision for income taxes.............      7,506       (5,917)(g)      1,589          727(g)       2,316
                                          --------    -----------    ---------    -----------    ---------
Net income (loss)......................   $  9,411      $(9,866)     $    (455)(h)   $ 1,091     $     636(i)
                                          --------    -----------    ---------    -----------    ---------
                                          --------    -----------    ---------    -----------    ---------

    See Notes to Pro Forma Condensed Consolidated Statements of Operations.

                                SIMMONS COMPANY
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 30, 1996
                                  (UNAUDITED)

                                          COMBINED    ACQUISITION                  OFFERING      ADJUSTED
                                          RESULTS     ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA
                                          --------    -----------    ---------    -----------    ---------
                                                               (DOLLARS IN THOUSANDS)
Net sales..............................   $119,317       --          $ 119,317       --          $ 119,317
Cost of products sold..................     75,672      $(1,017)(a)     74,655       --             74,655
                                          --------    -----------    ---------    -----------    ---------
Gross profit...........................     43,645        1,017         44,662       --             44,662

Selling, general and administrative
expenses...............................     40,472       --             40,472       --             40,472
Non-cash ESOP expense..................      1,312       --              1,312       --              1,312
Amortization of intangible assets......      1,442          455(c)       1,897       --              1,897
Interest expense, net..................      1,950        3,078(d)       5,028      $  (267)(e)      4,761
Other deductions, net..................      4,405       (3,818)(f)        587       --                587
                                          --------    -----------    ---------    -----------    ---------
Loss before income tax benefit.........     (5,936)       1,302         (4,634)         267         (4,367)

Provision for income tax benefit.......     (2,029)         634(g)      (1,395)         107(g)      (1,288)
                                          --------    -----------    ---------    -----------    ---------
Net loss...............................   $ (3,907)     $   668      $  (3,239)(h)   $   160     $  (3,079)(i)
                                          --------    -----------    ---------    -----------    ---------
                                          --------    -----------    ---------    -----------    ---------

- ------------
For purposes of the above analysis, the combined amounts represent the mathematical addition of the historical amounts for the Predecessor period (December 31, 1995 to March 21, 1996) and the Successor period (March 22, 1996 to March 30, 1996).

    See Notes to Pro Forma Condensed Consolidated Statements of Operations.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 30, 1995 and the quarter ended March 30, 1996 reflect the Transactions as if they had occurred on January 1, 1995 as follows:

 (a)  The adjustment includes the following:


                                                                1995       1996
                                                              --------    -------
Elimination of non-recurring charge resulting from write-up
 of inventory at Acquisition...............................   $  --       ($1,000)
Increase in depreciation expense...........................        300         68
Decrease in rent expense resulting from the recording of
 leases at market..........................................       (375)       (85)
                                                              --------    -------
                                                              ($    75)   ($1,017)
                                                              --------    -------
                                                              --------    -------


 (b)  Increase in ESOP expense for 1995 is due to the pro forma effect of recording such shares at their redemption value ($5.00 per share).
 (c)  The adjustment includes the following:

                                                                1995       1996
                                                              --------    -------
Increase in goodwill amortization..........................   $    991    $   282
Increase in patent amortization............................        904        173
                                                              --------    -------
                                                              $  1,895    $   455
                                                              --------    -------
                                                              --------    -------

 (d)  Net increase in interest expense, net, resulting from the Acquisition as follows:

                                                                1995       1996
                                                              --------    -------
Elimination of historical interest expense.................   ($ 8,347)   ($1,980)
Interest resulting from Subordinated Loan Facility of $100
 million at an assumed interest rate of 13% and 12.25%.....     13,000      3,063
Interest resulting from senior credit facility term loans:
 Tranche A--$40,000 at 7.75%...............................      3,100        775
 Tranche B--$35,000 at 8.25%...............................      2,888        722
Interest resulting from Senior Credit Facility revolving
 loan with a maximum of $40 million at an assumed interest
rate of 7.75%..............................................        453        113
Interest resulting from industrial revenue bonds and other
borrowings.................................................        796        181
Amortization of the $5,704 million estimated deferred
 financing cost related to the above.......................        811        204
                                                              --------    -------
                                                              $ 12,701    $ 3,078
                                                              --------    -------
                                                              --------    -------

 (e)  Net decrease in interest expense resulting from Offering of the $100.0 million Series A
      Senior Subordinated Notes due 2006 and the application of the net proceeds therefrom of
      $96 million, reflecting the following (dollars in thousands):


                                                                1995       1996
                                                              --------    -------
Elimination of interest on the Subordinated Loan Facility
of $100 million............................................   $(13,000)   $(3,063)
Interest resulting from additional borrowings under
 revolving loan of $4 million required to repay a portion
of the Subordinated Loan Facility..........................        310         78
Interest resulting from the $100 million Series A Senior
 Subordinated Notes due 2006 at an assumed interest rate at
10.75%.....................................................     10,750      2,688
Elimination of amortization of Subordinated Loan Facility
 deferred financing costs..................................       (278)       (70)
Amortization of the $4 million deferred financing costs
 related to the Series A Senior Subordinated Notes due
2006.......................................................        400        100
                                                              --------    -------
                                                              $ (1,818)   $  (267)
                                                              --------    -------
                                                              --------    -------



      Management believes that a 1/8 percent variance in interest rates will not have any material effect on the Company's operations.
 (f)  The adjustment includes the following:



                                                                1995       1996
                                                              --------    -------
Amortization of annual management fee, three years of which
 was prepaid at Acquisition................................   $  1,000    $   225
Increase in annual agent's fee and unused revolver
commitment fee.............................................        170         42
Elimination of non-recurring compensation charge...........      --        (3,735)
Elimination of non-recurring fees..........................      --          (350)
                                                              --------    -------
                                                              $  1,170    ($3,818)
                                                              --------    -------
                                                              --------    -------


 (g)  Net decrease in provision for income taxes as a result of all above items, except goodwill amortization at an assumed tax rate of 40%.
 (h)  Excludes (i) the compensation charge of $3,735 for amounts payable to management in connection with the Acquisition, (ii) the charge of $1,000 related to the write-up of inventory to its estimated fair value (iii) the charge of $350 for non-recurring fees and (iv) the related income tax benefits of $2,034.
 (i)  Excludes the $2,781 write-off of the Subordinated Loan Facility financing fees and expenses as a result of the offering and the related income benefit of $1,112.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Financial Data" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

    On March 22, 1996, Simmons Holdings, Inc., a company organized on behalf of Investcorp, management and certain other investors, acquired 100% of the outstanding common stock of the Company from the Sellers for (i) a purchase price of $253.2 (including the refinancing or assumption of existing indebtedness and the purchase of management stock options, and excluding the payment of fees, expenses and compensation payable to management) plus (ii) the issuance to the Simmons ESOP of 5,670,406 shares of the Company's Series A Preferred Stock, having one vote per share and a liquidation preference of $5.00 per share. Financing for the Acquisition was provided by (i) $85.0 million of capital provided by affiliates of Investcorp, management and other investors; and (ii) borrowings in an aggregate amount equal to $180.4 million, consisting of $80.4 million under the Senior Credit Facility and all the proceeds of the $100.0 million Subordinated Loan Facility, a portion of which was provided by an affiliate of the Initial Purchaser and an affiliate of Investcorp. The Subordinated Loan Facility was repaid on April 18, 1996 with net proceeds of the issuance to the Old Notes together with borrowings under the Senior Credit Facility.

    The Company is the second largest bedding manufacturer in the United States. Approximately 98% of the Company's 1995 net sales were derived from the manufacture and sale of conventional bedding, which includes innerspring mattresses and box springs. The Company also manufactures and sells bedding accessories such as waterbeds, bed frames and upper bunk supports, which accounted for the other 2.0% of the Company's 1995 net sales. Over the last four years, the Company's net sales have grown at a compound annual rate of 11.8%, from $313.2 million in 1991 to $489.8 million in 1995. The Company also licenses the Simmons name and manufacturing processes to third party manufacturers abroad to produce and distribute conventional bedding products within their designated territories and licenses to third party manufacturers domestically the Simmons name, which is used on adjustable beds, down comforters, pillows, bed sheets, bed pads and linens. The Company records license and royalty fees received from these licenses as an offset to selling, general and administrative expenses. License and royalty fees received for 1993, 1994 and 1995 were $4.3 million, $5.4 million, and $5.8 million, respectively.


    The Company's costs and expenses include manufacturing (approximately 59.8% of 1995 net sales), selling (approximately 25.3% of 1995 net sales) and general and administrative (approximately 7.6% of 1995 net sales). Over the last four years, the Company's gross profit has grown at a compound annual rate of 14.6%, from $114.3 million in 1991 to $197.0 million in 1995. As a percentage of net sales, gross profit has increased from 36.5% in 1991 to 40.2% in 1995. Over the last four years, the Company's EBITDA has increased at a compound annual rate of 21.2% from $18.3 million in 1991 to $39.6 million in 1995, while the Company experienced a net loss of $18.0 million in 1991 and net income of $9.4 million in 1995. As a percentage of net sales, EBITDA and net income (loss) have improved from 5.9% and (5.7%) in 1991 to 8.1% and 1.9% in 1995, respectively.



    In January 1989, the Simmons ESOP was established to purchase all of the Company's then outstanding common stock (the "ESOP Purchase"). The ESOP Purchase was funded through $249.0 million of debt and preferred stock issued by the Company (the "Company ESOP Obligation"). Of this amount, the Company loaned the Simmons ESOP $241.5 million for the purchase of all of the Company's common stock then outstanding (the "ESOP Loan"). The $249.0 million Company ESOP Obligation was an "external" obligation of the Company and the $241.5 million

ESOP Loan was an "internal" obligation that the Simmons ESOP owed to the Company. Initially, the Company recorded the shares of common stock issued to the Simmons ESOP and recorded a corresponding offset for unearned compensation as capital. Because these shares held by the Simmons ESOP were subject to certain redemption requirements, the Company recorded outside of common stockholders' equity an amount equal to the fair value of such shares, net of a related amount of unearned compensation. As the internal ESOP Loan was repaid, non-cash ESOP expense was recorded and unearned compensation was reduced. As of the Acquisition Closing Date, the internal ESOP Loan had been reduced to approximately $61.2 million, in part due to forgiveness in 1992 of a substantial portion of the internal obligation. Any outstanding amounts with respect to the external Company ESOP Obligation were repaid in connection with the Acquisition.

    The Company will make annual cash contributions to the Simmons ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The Simmons ESOP will then use all such cash to repay the internal ESOP Loan to the Company. As a result, there is no cash cost to the Company associated with the contributions to the Simmons ESOP. The Series A Preferred Stock issued to the Simmons ESOP will be recorded at its aggregate redemption value of $28.4 million and a corresponding amount of unearned compensation will be recorded. The Series A Preferred Stock is required to be recorded at the greater of redemption value or fair value. These amounts are classified outside of common stockholder's equity since the participants have the right to put the stock to the Company under certain circumstances. As the internal ESOP Loan is repaid (over approximately six years), a portion of the Series A Preferred Stock will be allocated to participant accounts and non-cash ESOP expense will be recorded based on the number of shares allocated to participant accounts at the greater of the redemption value ($5.00 per share) or the fair value of the Series A Preferred Stock.

    Prior to 1994, the annual charge to non-cash ESOP expense represented the number of shares allocated to participant accounts resulting from the repayment of the internal ESOP Loan valued at the original cost of the shares acquired in 1989. In 1994, the Company changed its method of accounting and began using the fair value of the shares. This resulted in a significant reduction in the annual expenses. The difference between the original price per share and the corresponding reduction in unearned compensation and the fair-value based, non-cash ESOP expense was charged or credited to additional paid-in capital.

RESULTS OF OPERATIONS

    For ease of reference in the following table and discussion below, the results of operations for 1996 represent the mathematical addition of the historical amounts for the Predecessor period (December 31, 1995 to March 21, 1996) and the Successor period (March 22, 1996 to March 30, 1996) and are not indicative of results that would actually have been obtained if the Acquisition had occurred on December 31, 1995.

    The following table sets forth certain components of the Company's Consolidated Statement of Operations data expressed as a percentage of net sales:

                                                    YEAR ENDED                         QUARTER ENDED
                                   --------------------------------------------    ---------------------
                                   DECEMBER 25,    DECEMBER 31,    DECEMBER 30,    APRIL 1,    MARCH 30,
                                       1993            1994            1995          1995        1996
                                   ------------    ------------    ------------    --------    ---------
Net sales.......................       100.0%          100.0%          100.0%        100.0%      100.0%
Cost of products sold...........        61.4            61.3            59.8          61.8        63.4
                                      ------          ------          ------       --------    ---------
Gross profit....................        38.6            38.7            40.2          38.2        36.6
Selling, general and
administrative expenses(a)......        31.8            31.3            32.9          34.5        33.9
Non-cash ESOP expense...........         3.6             1.0             0.9           1.0         1.1
Amortization of intangible
assets..........................         1.5             1.3             1.2           1.3         1.2
Interest expense, net(b)........         2.0             1.9             1.6           1.8         1.7
Other deductions, net...........         0.2             0.6             0.1           0.2         3.7
                                      ------          ------          ------       --------    ---------
Income (loss) before income
  taxes and cumulative effect of
change in accounting principle..        (0.5)            2.6             3.5          (0.6)       (5.0)
Provision for income taxes
(benefit).......................         0.3             0.8             1.6          (0.3)       (1.7)
                                      ------          ------          ------       --------    ---------
Income (loss) before cumulative
  effect of change in accounting
principle.......................        (0.8)%           1.8%            1.9%         (0.3)%      (3.3)%
                                      ------          ------          ------       --------    ---------
                                      ------          ------          ------       --------    ---------

- ------------

 (a)  Selling, general and administrative expense is net of royalty income.
 (b)  Includes amortization of deferred financing costs.

FIRST QUARTER ENDED MARCH 30, 1996 AS COMPARED TO FIRST QUARTER ENDED APRIL 1, 1995

    Net Sales. Net sales for the quarter ended March 30, 1996 increased 9.8%, or $10.7 million, from $108.6 million in 1995 to $119.3 million in 1996. This increase was due primarily to a 9.1% increase in unit sales volume and a slight increase in average unit selling price. The growth in unit sales volume resulted from increased contract bedding sales and continued retail market acceptance of the BackCare(R) line launched in June 1995. The slight increase in average unit selling price is attributable to a shift in product mix to the Company's higher priced Beautyrest(R) and BackCare(R) products.

    Gross Profit. As a percentage of net sales, gross profit for the quarter ended March 30, 1996 declined 1.6 percentage points from 38.2% in 1995 to 36.6% in 1996. Of the decline, approximately 0.8 percentage point is attributable to the sale of finished goods inventory which had been written up, as required by generally accepted accounting principles, to estimated market value, less costs to sell, as of the date of the Acquisition. The remaining decline in gross profit percentage resulted primarily from the increased unit sales volume of lower margin contract and promotional bedding.

    Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses improved 0.6 percentage point, from 34.5% in 1995 to 33.9% in 1996. The improvement was attributable to the following: (i) $0.4 million or 0.3 percentage point was due to non-recurring expenditures related to a special national sales meeting held during the first quarter of 1995; (ii) $0.2 million or 0.2 percentage point was due to the centralization of the Company's consumer sales support organization; (iii) $0.2 million or 0.2 percentage point was due to higher royalty income; and (iv) $0.6 million or 0.5 percentage point was due to higher total revenues which increased at a slightly greater rate than selling, general and administrative expenses. These improvements were offset, in part, by an increase of $0.7 million, or 0.6 percentage point, in expenditures related to the Company's reengineering program, referred to elsewhere herein as UNITE.

    Interest Expense, Net. Interest expense, net for the first quarter ended March 30, 1996 remained constant at approximately $1.9 million, as slightly lower debt balances were offset by slightly higher average interest rates.

    Non-Cash ESOP Expense. Non-cash ESOP expense for the first quarter of 1996 increased slightly to approximately $1.3 million as compared to $1.1 million in 1995 due to an increase in the estimated fair value of shares to be allocated to participant accounts.

    Other Deductions, Net. Non-recurring expenses of $4.3 million were incurred in the quarter ended March 30, 1996 in connection with the Acquisition. Approximately $3.8 million was attributable to special compensation agreements entered into by the Company with certain members of management of the Company. The remaining $0.5 million is comprised of fees related to an agreement with Investcorp International, Inc. for management advisory, consulting services and certain other fees. See "Certain Transactions."

    Provision (Benefit) for Income Taxes. The Company's effective income tax rates for the quarters ended March 30, 1996 and April 1, 1995 differ from the federal statutory rate because of non tax-deductible amortization of goodwill and the utilization, in 1995, of net operating loss carryforwards.

    Net Loss. For the reasons set forth above, net loss for the quarter ended March 30, 1996 increased $3.5 million from net loss for the quarter ended April 1, 1995.

FISCAL 1995 AS COMPARED TO FISCAL 1994

    Net Sales. Net sales increased 11.4%, or $50.1 million, from $439.7 million in 1994 to $489.8 million in 1995. This increase was due to a 4.3% increase in average unit selling price and a 6.6% increase in unit volume. This average unit selling price increase resulted primarily from a shift in product mix to the Company's higher-priced Beautyrest(R) products. The increase in unit volume resulted from increased sales to existing accounts and the addition of new customers. In 1995, the Company embarked on a new national advertising campaign to reinforce brand awareness and also initiated a program to increase its account base, all of which together resulted in a 10% increase in its account base in 1995.

    Gross Profit. Gross profit increased 15.9%, or $27.1 million, from $169.9 million in 1994 to $197.0 million in 1995. Approximately $19.0 million of the increase in gross profit resulted from the increase in net sales in 1995. The remaining increase in gross profit resulted from improved efficiencies resulting from (i) the increased efficiencies resulting from second shifts at 14 of the Company's manufacturing facilities and (ii) the leveraging of fixed costs as a result of the increase in production volume in 1995. As a percentage of net sales, gross profit increased 1.5 percentage points, from 38.7% in 1994 to 40.2% in 1995.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1995 increased 17.0%, or $23.4 million, from $137.8 million in 1994 to $161.2 million in 1995. This increase was the result of a $16.2 million increase in selling expenses and a $7.2 million increase in general and administrative expenses. The increase in selling expenses was due to: (i) an increase in selling support expenses due to higher sales volume and the introduction of a program to grow the Company's account base; (ii) an increase in salesforce compensation due to higher net sales; (iii) an increase in national advertising related to the rollout in 1995 of a new advertising program;

and (iv) an increase in cooperative advertising expenses. The increase in general and administrative expenses was a result of: (i) $1.3 million in expenditures related to the Company's UNITE program, a manufacturing design and re-engineering project initiated in 1995; (ii) an increased provision for bad debts; and (iii) increased bonuses related to the Company's strong 1995 results. The Company expects its expenditures related to the UNITE program to increase in 1996 by approximately $3 million in connection with its plans to implement the program at six additional manufacturing facilities. As a percentage of net sales, selling, general and administrative expenses increased 1.6 percentage points, from 31.3% in 1994 to 32.9% in 1995.

    Interest Expense, Net. Interest expense, net remained constant at approximately $8.2 million in 1994 and 1995, as a result of lower debt levels that were offset by higher interest rates.

    Non-Cash ESOP Expense. Non-cash ESOP expense in 1995 remained relatively constant at approximately $4.5 million as compared to 1994.

    Provision for Income Taxes. Provision for income taxes increased 132.2%, or $4.3 million, from $3.2 million in 1994 to $7.5 million in 1995. The effective income tax rates for both periods differ from the federal statutory rate of 35.0% principally due to the utilization of net operating loss carryforwards and the high levels of non tax-deductible amortization of goodwill. The increase in the effective rate from 1994 to 1995 results from a decline in the amount of net operating loss carryforwards available to be utilized in 1995 compared to 1994.

FISCAL 1994 AS COMPARED TO FISCAL 1993

    Net Sales. Net sales increased 12.3%, or $48.3 million, from $391.4 million in 1993 to $439.7 million in 1994. This increase was due to a 2.3% increase in the average unit selling price and a 9.8% increase in unit volume. The average unit selling price increase resulted primarily from standard price increases realized in 1994 coupled with a slight shift in the Company's product mix towards higher-priced products. The increase in unit volume was primarily a function of increased sales to existing accounts.

    Gross Profit. Gross profit increased 12.4% or $18.7 million, from $151.3 million in 1993 to $169.9 million in 1994. This increase was primarily the result of an increase in sales and a reduction in the cost of raw materials, which was partially offset by labor inefficiencies resulting from the introduction of second shifts at most of the Company's manufacturing facilities. As a percentage of net sales, gross profit increased 0.1 percentage points, from 38.6% in 1993 to 38.7% in 1994.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 10.7% or $13.3 million, from $124.5 million in 1993 to $137.8 million in 1994. This increase was the result of a $7.5 million increase in selling expenses and a $7.0 million increase in general and administrative expenses, and partially offset by an increase in royalty income of $1.2 million. The increase in selling expenses resulted from greater spending on all forms of advertising coupled with an increase in salesforce compensation resulting from increased net sales. The increase in general and administrative expenses was a result of (i) an increase in overhead costs relating to the new plant opened in Charlotte late in 1993 and (ii) increases in provision for bonuses and workers' compensation insurance. As a percentage of net sales, selling, general and administrative expense decreased 0.5 percentage points from 31.8% in 1993 to 31.3% in 1994.

    Interest Expense, Net. Interest expense, net increased 1.1%, or $0.1 million, from $8.1 million in 1993 to $8.2 million in 1994, as a result of higher interest rates which were partially offset by lower debt levels.


    Other Deductions, Net. Other deductions, net of $2.5 million in 1994 is comprised of a non-cash charge of $2.8 million in connection with the sale of an idle plant facility and other normal non-operating expenses of $0.6 million offset, in part, by a $0.9 million gain on the sale of a parcel of land.



    Non-Cash ESOP Expense. Non-cash ESOP expense decreased 67.9%, or $9.5 million, from $14.0 million in 1993 to $4.5 million in 1994, primarily as a result of the adoption of Statement of Position No. 93-6 of the American Institute of Certified Public Accounts, Employers' Accounting for Employee Stock Ownership Plans. This Statement of Position requires non-cash ESOP expense contributions to be recorded as expense in the statement of operations based on the fair value of the shares allocated to participant accounts versus historical cost, which was used in prior years.


    Provision for Income Taxes. Provision for income taxes increased 220.0%, or $2.2 million, from $1.0 million in 1993 to $3.2 million in 1994. The effective income tax rate for 1994 differs from the federal statutory rate of 35% principally due to the utilization of net operating loss carryforwards offset by high levels of non tax-deductible amortization of goodwill. The effective rate in 1993 differs from the federal statutory rate principally due to the high level of non tax-deductible amortization of goodwill. The decline in effective tax rate in 1994 from 1993 principally results from the utilization of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's liquidity needs will arise primarily from debt service on indebtedness incurred in connection with the Acquisition and the funding of capital expenditures. The Company incurred substantial indebtedness in connection with the Acquisition, which will result in an increase in interest expense of approximately $10.0 million per year compared to interest expense prior to the Acquisition. As of March 30, 1996, as adjusted to give effect to the Offering (including the application of the net proceeds therefrom), the Company would have had outstanding approximately $195.2 million of indebtedness, consisting of $100.0 million of Notes, $75.0 million in term loan borrowings and approximately $9.4 million in revolving credit borrowings under the Senior Credit Facility, $9.7 million of industrial revenue bonds and $1.1 million of certain other debt and capital lease obligations. The degree to which the Company is leveraged could have a significant effect on its results of operations. For example, the funds available to the Company for purposes other than debt service will be reduced; the Company may be more vulnerable to increases in interest rates or downturns in economic conditions; and the Company's ability to obtain additional financing in the future may be impaired. While the Company believes that it should be able to satisfy its obligations and maintain historical levels of capital expenditures and operations from cash provided by operations, available credit facilities and appropriate financings, no assurance to that effect can be given. See "Risk Factors--Substantial Leverage and Debt Service Obligations."



    Principal and interest payments under the Senior Credit Facility and interest payments on the Notes will represent significant liquidity requirements for the Company. With respect to the $75.0 million borrowed under the term loan portion of the Senior Credit Facility, the Company must make scheduled semi-annual principal payments totaling $2.1 million in 1996, $5.2 million in 1997, $7.2 million in 1998 and $9.2 million in 1999. The loans under the Senior Credit Facility will bear interest at floating rates based upon the interest rate option selected by the Company. Under the Senior Credit Facility, the Company is obligated to enter into arrangements to fix an effective maximum rate of interest with respect to not less than $37.5 million of the term loan portion of the Senior Credit Facility within 90 days of the Acquisition Closing Date. For a description of the Senior Credit Facility, see "Capital Structure--Senior Credit Facility."


    The Company's capital expenditures were $5.0 million, $4.5 million, $5.8 million and $1.6 million in 1993, 1994, 1995 and the first quarter 1996, respectively. These capital expenditures consisted primarily of maintenance capital expenditures and in 1995 and 1996 also included capitalized expenditures related to SWIFT, a systems upgrade project. The Company estimates that total maintenance capital expenditures will be approximately $5.0 million in 1996. In addition, total expenditures for completing the SWIFT project are expected to be approximately $7.0 million in 1996. The Company may seek to make selective acquisitions in the bedding industry. Although the Company has discussions from time to time with potential acquisition candidates, the Company currently has no commitments with respect to any such acquisitions. The Company's ability to make capital expenditures and acquisitions is subject to certain restrictions under the Senior Credit Facility. See "Capital Structure--Senior Credit Facility."

    The Company's principal source of cash to fund its liquidity needs is net cash provided by operating activities. The components of net cash provided by operating activities are detailed on the Statements of Cash Flows on pages F-7 and F-23 of this Prospectus and include net income or loss adjusted for (i) depreciation and amortization, (ii) non-cash interest expense, (iii) gains and losses on the sale of fixed assets, (iv) non-cash ESOP expense, and (v) the effect of changes in certain operating assets and liabilities. Net cash from operating activities was $13.5 million in the first quarter 1995 compared to $(7.8) million in the first quarter 1996 (combined), due primarily to the timing of payments of accounts payable. Additionally, in the first quarter 1996 (combined), certain cash compensation expenses were incurred in connection with the Acquisition. Net cash provided by operating activities in 1995 decreased 17.1%, or $5.9 million, to $28.5 million from $34.4 million in 1994. This decrease resulted primarily from an increase in accounts receivable and inventories, partially offset by an increase in accounts payable, reflecting increased sales levels and lower than normal balances of accounts payable at the end of 1994. Net cash provided by operating activities increased 91.0% or $16.4 million, from $18.0 million in 1993 to $34.4 million in 1994. This increase resulted primarily from improved operating results, as well as a decrease in accounts receivable and inventories, partially offset by a decrease in accounts payable. The decrease in accounts receivable reflects an increased focus by the Company on timely collections. Accounts payable levels were lower than normal at the end of 1994, reflecting differences in timing of payments at year-end compared to 1993 and 1995.

    At March 30, 1996 as adjusted for the Offering (including the application of the net proceeds therefrom), the amount under the revolving credit portion of the Senior Credit Facility that was available to be drawn was approximately $24.4 million, after giving effect to $9.4 million of outstanding borrowings and $6.2 million that was reserved in respect of the Company's reimbursement obligations with respect to outstanding letters of credit. Amounts available under the revolving credit portion of the Senior Credit Facility may be used for working capital and general corporate purposes, including acquisitions and capital expenditures, subject to certain limitations under the Senior Credit Facility. Pursuant to the terms of the Senior Credit Facility: (i) the Company may make capital expenditures in an amount not to exceed $6.5 million in each of 1996 (commencing March 22, 1996) and 1997, and escalating thereafter; and (ii) to the extent that acquisitions are not permitted as capital expenditures under the Senior Credit Facility, the Company may make acquisitions in an amount that is the lesser of (A) $30.0 million or (B) $15.0 million plus 50% of cumulative Excess Cash Flow (as defined in the Senior Credit Facility). The Company believes that cash generated from operations, together with the amounts available under the revolving credit facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the New Notes and to extend or refinance the Senior Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.


    In addition to the foregoing capital expenditures, the Company anticipates that its total expenditures for UNITE, its re-engineering project to improve overall efficiency by changing the layout of its factory floors, will be approximately $6.0 million in 1996. While the expenditures for UNITE will have an adverse impact on results of operations for 1996, the Company believes that future benefits, which should commence in the fourth quarter of 1996, will offset implementation costs. See "Business--Manufacturing and Facilities."


SEASONALITY


    The volume of the Company's sales is somewhat seasonal with generally lower sales occurring during the first quarter of each fiscal year when compared to the remaining three quarters of the year. The Company also experiences a seasonal fluctuation in its profitability, with a slightly lower gross profit percentage occurring during the first quarter of each fiscal year when compared to margin percentages obtained in the remaining part of the year. The Company believes that seasonality of profitability is a factor that affects the conventional bedding industry generally and is primarily due to retailers' emphasis in the first quarter on price reductions and promotional bedding and manufacturers' emphasis on close outs of the prior year's product lines, which together result in lower profit margins.


ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which the Company is required to adopt in 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position, annual operating results or cash flows.

    In October 1995, FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Company is required to adopt in 1996. SFAS No. 123 establishes optional alternative accounting methods for stock-based compensation as well as new required disclosures. The Company intends to account for stock-based compensation under previously existing accounting guidance. As such, SFAS No. 123 will be adopted for disclosure purposes only and will not impact the Company's financial position, annual operating results or cash flows.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER, PERIOD FOR TENDERING OLD NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on                      , 1996; provided, however, that if the
Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $100.0 million aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about                      , 1996, to all
holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under " -- Certain Conditions to the Exchange Offer" below.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving notice of such extension to the holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to SunTrust Bank, Atlanta (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT

REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.


    By tendering, each broker-dealer holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the New Notes.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

    Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.


    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    SunTrust Bank, Atlanta has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 BY HAND/OVERNIGHT EXPRESS:              BY MAIL:                BY OVERNIGHT DELIVERY:
- -----------------------------  -----------------------------  -----------------------------
   (insured if registered         (insured if registered         (insured if registered
         recommended)                  recommended)                   recommended)
   SunTrust Bank, Atlanta         SunTrust Bank, Atlanta         SunTrust Bank, Atlanta
 Corporate Trust Department     Corporate Trust Department     Corporate Trust Department
     58 Edgewood Avenue             58 Edgewood Avenue             58 Edgewood Avenue
          Room 400                       Room 400                       Room 400
   Atlanta, Georgia 30303         Atlanta, Georgia 30303         Atlanta, Georgia 30303

                                      VIA FACSIMILE:

                                      (404) 332-3966

                                   FOR INFORMATION CALL:

                                   M. Russell Smith, Jr.
                                      (404) 588-7811

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
approximately $          , which includes fees and expenses of the Trustee,
accounting, legal, printing and related fees and expenses.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES


    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 10 3/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Old Notes do not have any appraisal or dissenters' rights under Delaware General Corporation Law in connection with the Exchange Offer. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. However, (i) if the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (ii) if any holder of Old Notes is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Notes that participates in the Exchange Offer, does not receive freely tradable New Notes in exchange for Old Notes, the Company is obligated to file a registration statement on the appropriate form under the Securities Act relating to the Old Notes held by such persons.


    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." While the Company has an obligation under the Registration Rights Agreement to update this Prospectus by amendment or supplement for a period of 90 days following consummation of the Exchange Offer, the Company has no obligation thereafter to update the Prospectus and, therefore, holders required to deliver a prospectus may not thereafter be able to resell because they may be unable to comply with the prospectus delivery requirements described above.

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

                                    BUSINESS

HISTORY OF THE COMPANY

    Founded in 1871, the Company was privately held by the Simmons family for many years and later was publicly traded. Historically, the Company was a worldwide mattress manufacturer; in 1977 over 20% of the Company's net sales came from international sales. In 1978, Gulf & Western Industries, Inc., which later became Paramount Communications, Inc. ("Paramount"), acquired the Company via a tender offer. In September 1985, Paramount sold the Company to Wickes Companies, Inc., which in turn sold the stock to a group of private investors led by Wesray Capital through a leveraged buyout in October 1986. During 1987 and 1988, the Company sold its European and Asian subsidiaries and several parcels of real estate in order to pay down debt incurred to finance the leveraged buyout.

    In January 1989, 100% of the Company's stock was acquired by the newly-created Simmons ESOP for approximately $250 million. Between 1989 and 1991, the Company sold additional real estate as well as its Canadian and Mexican subsidiaries, the proceeds of which were used to repay a portion of the Company's debt. In conjunction with a financial restructuring completed in 1991, MLCP provided the Company with a $32.2 million equity investment, the proceeds of which were used to reduce further the Company's debt, giving MLCP an approximately 60% interest in the Company. As a result of the Acquisition, 100% of the Company's common stock is owned by Holdings. The Simmons ESOP holds all of the Series A Preferred Stock, which upon conversion into common stock of the Company or Holdings would represent direct or indirect ownership of 15.1% of the common stock of the Company (exclusive of stock options granted under the Company's management stock incentive plan).

GENERAL

    The Company is the second largest bedding manufacturer in the United States. The Company manufactures and distributes a broad range of mattresses, box springs, bedding frames and sleep accessories under well-recognized brand names, including Beautyrest(R), Simmons(R), Maxipedic(R), Beautysleep(R) and three newly introduced lines, Connoisseur(R), BackCare(R) and Equation of Sleep(R). Sales of conventional bedding, which includes fully assembled mattresses and box springs, accounted for approximately 98% of the Company's 1995 net sales. Beautyrest(R), the Company's premier brand, accounted for approximately 72% of net sales and approximately 58% of unit volume in 1995.

    The Company manufactures and supplies conventional bedding to over 5,000 retail outlets, representing more than 2,500 customers, including furniture stores, department stores, specialty sleep shops and warehouse showrooms. The Company operates 18 manufacturing facilities, which are strategically located in 15 states and Puerto Rico in proximity to its customers, thereby reducing transportation costs, facilitating just-in-time delivery and enhancing the Company's ability to service large national accounts. The Company believes that operating each of its manufacturing facilities affords a number of advantages over several of its national, brand-name competitors that operate as a group of independent licensees, including (i) producing consistently high-quality merchandise across all facilities; (ii) allowing the Company to share its best practices among manufacturing facilities; (iii) ensuring consistency of local marketing for national accounts; and (iv) permitting efficient allocation of production among manufacturing facilities to accommodate variations in regional demand.

STRATEGY


    The Company's strategic objectives are to maximize profitability and cash flow by continuing to increase its market share and by improving its operating efficiency. To achieve these objectives, the Company has implemented a strategy that includes: (i) increasing penetration of existing and new accounts, primarily by emphasizing higher-end and more profitable products and by continuing to introduce new and innovative products; and (ii) improving operating performance and profitability by re-engineering the Company's manufacturing facilities through changing the layout of the manufacturing process and by upgrading the Company's information systems.



    INCREASE PENETRATION OF EXISTING AND NEW ACCOUNTS. The Company believes there is significant opportunity to improve its unit volume and market share by increasing its penetration of existing and new accounts.


        Existing Accounts. The Company believes that it can most effectively increase net sales by increasing sales to existing customers. The Company plans to achieve such increases primarily by: (i) emphasizing higher-end, more profitable products; and (ii) increasing the number of slots it has on its customers' floors through the introduction of new and innovative products. The Company will continue to help its retailers to remerchandise their showrooms and to actively market more profitable lines of bedding through ongoing marketing initiatives and retailer sales force training. The premium Beautyrest(R) mattresses are more profitable for both the Company and its retailers, and management believes that a significant opportunity exists to capture additional sales at the higher-end price points by educating consumers about the benefits of these models. In addition, the Company has a staff of engineers dedicated to designing and testing innovative new products that differentiate the Company's products from those of its competitors. Management believes that new products, such as the BackCare(R) open coil product and the ready-to-assemble Equation of Sleep(R) product, will enable it to increase the number of slots it has on retail floors and displace marginal competitors, thereby enhancing its share of its customers' bedding business. The BackCare(R) product line, which was launched in June 1995, is being sold by 25% of the Company's customers without any significant displacement of its existing product lines.

        New Accounts. Management also is focusing on increasing the number of accounts and expects that the Company will be able to continue to add a substantial number of new accounts to its retailer base. The Company recently has developed an extensive training program for its sales representatives that focuses on marketing to prospective accounts and has assigned sales representatives to target specific prospective accounts. The Company also has devoted more resources to its national advertising program, which builds brand awareness and emphasizes the various features and benefits of the Company's products which differentiate them from other brands. As a result of these initiatives, the Company added approximately 250 net new accounts during 1995 and approximately 60 net new accounts during the first quarter of 1996, increasing its customer base to over 2,500 accounts.

    IMPROVE OPERATING PERFORMANCE AND PROFITABILITY. Management has identified several potential areas of improvement that are expected to result in increased efficiency and profitability, including re-engineering the Company's manufacturing facilities and upgrading the Company's information systems.


        Re-engineering Manufacturing Facilities. The Company is working with a nationally recognized management consulting firm on a re-engineering project, internally referred to as UNITE, which is expected to be implemented in each of the Company's conventional manufacturing facilities and is expected to improve the flow of production and overall efficiency by changing the layout of the factory floor. In December 1995, the Company substantially completed the re-engineering of its Fredericksburg, Virginia facility, which included reorganizing the manufacturing processes into cell configurations and implementing a self-replenishing raw materials purchasing system. The Company intends to re-engineer six additional plants to similar specifications during 1996, with the remaining 10 conventional facilities to be converted by early 1998. Based upon the initial results of the re-engineering of the Fredericksburg facility, management believes that, upon completion of the scheduled re-engineering of its manufacturing facilities, the Company will realize a significant increase in manufacturing productivity (measured in units produced per labor-hour), and an increase in manufacturing space available for future expansion.

        Upgrading Systems. The Company is in the process of implementing a major upgrade of its computer systems, internally referred to as SWIFT, that is intended to enable the Company to better analyze account profitability and identify areas where pricing or margin improvements are available. This system upgrade, which will consolidate the Company's existing systems into one integrated system, also is expected to enhance customer service and order taking by facilitating the more efficient exchange of information between the Company and its customers. The Company expects this system upgrade to be completed by June 1997 and believes it will improve operating performance and profitability.

INDUSTRY AND COMPETITION

    Wholesale revenues in the domestic conventional bedding industry have grown at a compound annual rate of 6.8% to approximately $3.2 billion in 1995 from approximately $860.4 million in 1975, according to industry sales data compiled by ISPA. During this 20-year period, wholesale revenues increased each year, with the exception of 1982, when such revenues declined by 1.9%. The domestic conventional bedding industry accounts for over 90% of wholesale revenues for the entire domestic bedding market, according to ISPA. Non-conventional bedding products, such as flotation bedding ("waterbeds"), futons and electric adjustable beds, account for the remainder of industry wholesale revenues. The graph below depicts the growth of the domestic conventional bedding industry from 1975 to 1995:

               DOMESTIC CONVENTIONAL BEDDING REVENUES: 1975-1995

YEAR                               WHOLESALE REVENUES
- ----                               ------------------

1975                                $860.4 Million
1976                                 946.6 Million
1977                                 966.2 Million
1978                                  1.06 Billion
1979                                   1.2 Billion
1980                                   1.3 Billion
1981                                   1.4 Billion
1982                                 1.368 Billion
1983                                   1.6 Billion
1984                                   1.7 Billion
1985                                   1.8 Billion
1986                                   1.9 Billion
1987                                  2.09 Billion
1988                                  2.26 Billion
1989                                   2.3 Billion
1990                                   2.3 Billion
1991                                  2.38 Billion
1992                                  2.56 Billion
1993                                  2.76 Billion
1994                                     3 Billion
1995                                   3.2 Billion


           -----------------------

           Source: ISPA

    The domestic bedding industry consists of over 800 bedding manufacturers, ranging from small, family-owned plants to large factory-direct producers. The four largest bedding manufacturers (the Company, Sealy Corporation, Serta, Inc., and Spring Air Company), accounted for approximately 58% of the industry's estimated 1995 wholesale revenues of $3.2 billion. The 10 largest bedding manufacturers accounted for an estimated 73% of the industry's estimated 1995 wholesale revenues, with the remaining revenues attributable to the hundreds of small regional and local manufacturers.

    The Company estimates that its share of the conventional bedding market has grown to approximately 15.1% in 1995 from approximately 13.1% in 1992, based on wholesale revenue data published by ISPA. The following table sets forth certain information regarding management's most recent estimates of the domestic market shares of major producers of conventional bedding, and is principally based on a report published in the March 18, 1996 edition of Furniture/Today:

                                        1995
                                    MARKET SHARE
     COMPANY/LICENSING GROUP        (ESTIMATED)              MAJOR BRANDS
- ---------------------------------   ------------   ---------------------------------
Sealy Corporation................        17.4%     Posturepedic, Correct Comfort,
                                                   Stearns & Foster
SIMMONS COMPANY..................        15.1%     BEAUTYREST, MAXIPEDIC, BACKCARE
Serta, Inc.*.....................        14.3%     Perfect Sleeper, Sertapedic
Spring Air Company*..............        11.3%     Back Supporter, Spring-O-Pedic
King Koil*.......................         3.3%     Posture Bond, Spinal Guard
Restonic Sleep Products*.........         2.7%     Marvelous Middle, Sup-R-Posture
Englander*.......................         2.6%     Lady Englander, Comfort Seal
Therapedic Division of the
International Bedding Corp.......         2.4%     Medi-Coil
Springwall*......................         2.2%     Chiropractic
E.B. Malone Corp. d/b/a Bassett
Bedding..........................         1.9%     Dreammaker
All others.......................        26.8%
                                       ------
                                        100.0%
                                       ------
                                       ------

    ----------------

    * Operates as a group of independent licensees.

    ISPA estimates that approximately 70% of conventional bedding is sold for replacement purposes and that the average time between consumer purchases of conventional mattresses is approximately 11 years. Manufacturers compete on the basis of product quality, brand-name recognition, price, service and prompt delivery. Approximately 75% of conventional bedding is sold to furniture stores and specialty sleep shops. Most of the remaining conventional bedding is sold to department stores, national mass merchandisers and contract customers, such as motels, hotels and hospitals.

    The economics of selling conventional bedding products are attractive to retailers for a number of reasons. Conventional bedding products produce higher sales per square foot than most other products sold in furniture stores. Furthermore, conventional bedding products generally provide higher gross margin return on inventory relative to other products in furniture stores because: (i) retailers generally carry little, if any, conventional bedding inventory other than floor samples; and (ii) bedding products are consistently among retailers' highest gross margin products. Furthermore, manufacturers generally share the cost of cooperative advertising and consumer promotions with retailers.

    According to a study conducted by ISPA, households headed by people 45 to 64 years old tend to purchase bedding sets in the premium price segments. Statistics published by the United States government indicate that the number of households in this category is expected to grow from 30.4 million in 1995 to
39.8 million in 2000, an increase of 31%, and to 42.2 million in 2005, an additional increase of 6%. Management expects these demographic trends to result in an increase in demand for premium priced bedding, the segment of the market in which the Company predominantly competes.

PRODUCTS

    Overview. The Company's conventional bedding, which accounted for approximately 98% of the Company's net sales in 1995, consists primarily of brand name bedding that varies in price, design, material and size. Retail prices for the Company's products range from under $200 for a twin-size promotional bedding set to approximately $3,000 for a king-size luxury set. The Company predominantly competes in the $499 and up retail price segment, which accounts for the top 40% of the market in terms of units sold. The Company also manufactures and sells waterbeds, licenses the Simmons name and manufacturing processes to third-party manufacturers abroad to produce and distribute conventional bedding products within their designated territories and licenses the Simmons name to third-party manufacturers domestically for use on adjustable beds, down comforters, pillows, bed sheets, bed pads and linens.

    Pocketed Coil. The Company is the only national manufacturer that produces conventional bedding using pocketed coil construction. The Company's Beautyrest(R) and Connoisseur(R) lines, which employ pocketed coil innersprings, are designed to be among the most comfortable and durable premium mattresses in the market. Unlike open coil mattresses, in which each innerspring coil is joined to adjacent coils at the top and the bottom, pocketed coil mattresses are constructed so that each row of innerspring coils is joined to adjacent rows of coils in the center third of each coil's pocket, thereby permitting the top and bottom of each coil to respond independently to pressure applied to the surface of the mattress. With each coil capable of moving independently, this design allows the mattress to contour to the user's body, reducing excess movement.

    Beautyrest(R) is the Company's flagship product in the pocketed coil line of bedding, accounting for approximately 72% of the Company's net sales and approximately 58% of its unit volume in 1995. In the fall of 1995, the Company's pocketed coil construction was incorporated into the new Connoisseur(R) line in response to the increasing demand for top-of-the-line premium bedding. The Connoisseur(R) line is intended to offer high-end customers a luxurious product that is durable and that contains variable pressure foam for maximum comfort and support. The Company expects the Connoisseur(R) line to yield higher profit margins and further elevate the Company's image as a producer of top quality premium bedding.

    Open Coil. To provide a broad product offering, the Company manufactures the Maxipedic(R), Beautysleep(R) and BackCare(R) product lines, which use traditional open coil technology. The Maxipedic(R) product line, which features non-skid quilting and a steel grid that anchors the coils and reduces lateral motion, is intended to provide the Company's customers with a moderately priced open coil product. Beautysleep(R) is an exclusive-label product line for customers interested in a brand-name open coil product.

    The newly introduced BackCare(R) mattresses are designed for today's health-conscious consumers who seek superior support and comfort in the open coil mattress category. This line combines anatomic foam with a five-zone system, two for support and three for comfort. The foam responds to the user's need for support under the lower back and thighs, while offering comfort under the calves, upper shoulders and buttocks. Thus, the five-zone system is designed to keep the back in a natural position and ensure proper alignment and comfort as the user changes position. The BackCare(R) product line, which was introduced in June 1995, is being sold by 25% of the Company's customers without any significant displacement of its existing product lines.

    Specialty Sleep Products. The Company manufactures waterbeds in a limited number of its conventional bedding plants. Sold under the name Flotation Beautyrest(R), waterbeds accounted for approximately 1% of the Company's bedding sales in 1995. The Company, the only major domestic bedding manufacturer that produces waterbeds, sells waterbeds to specialty retailers and other customers throughout the United States.

    The Company currently is introducing a line of ready-to-assemble ("RTA") bedding, which the Company believes is a potentially high-growth segment of the bedding market. RTA will come on the market in early 1996 under the Equation of Sleep(R) product line. This new product developed by the Company, which is expected to be shipped to the customer in two to four boxes via United Parcel Service or Federal Express, is intended to increase customer and retailer convenience, require less retail and inventory floor space, and allow access to non-traditional distribution channels such as QVC Inc. and catalogs.

CUSTOMERS

    The Company manufactures and supplies conventional bedding to over 5,000 retail outlets, representing more than 2,500 customers including furniture stores, department stores, specialty sleep shops and warehouse showrooms. In 1995, the Company was the exclusive supplier to over 200 of these customers. The Company's 10 largest customers accounted for approximately 46% of 1995 net sales, while no single customer accounted for more than 8% of such net sales.

    The majority of the Company's net sales are to furniture stores, department stores, sleep shops and warehouse showrooms. The following table sets forth the customer profile for the Company's conventional bedding sales, the percentage of total net sales made to each category of customers in 1995 and the names of representative customers:

                                           ESTIMATED
                                         PERCENTAGE OF
        CHANNEL OF DISTRIBUTION            NET SALES            REPRESENTATIVE CUSTOMERS
- ---------------------------------------  -------------   ---------------------------------------
Furniture stores.......................        50%       Art Van Furniture, Inc.; Heilig-Meyers
                                                           Company; Levitz Furniture Inc.;
                                                           Rhodes Furniture
Department stores......................        25%       Federated Department Stores, Inc.; May
                                                           Department Stores Company; Montgomery
                                                           Ward & Co. Inc.; Sears, Roebuck and
                                                           Company
Specialty sleep shops..................        17%       Mattress Discounters; Nationwide Sleep
                                                           Centers; Sleepy's Bedding Centers
Warehouse showrooms....................         5%       American Furniture Warehouse; Wickes
                                                           Furniture Company Inc.
Other (membership clubs, jobbers and
contract customers)....................         3%       Price/Costco Inc.; Rent-A-Center
                                            ------
                                              100%
                                            ------
                                            ------

SALES, MARKETING AND ADVERTISING

    The Company's products are sold by approximately 150 field sales representatives and a national sales staff consisting of eight people. Field sales representatives visit individual retailers on a regular basis to assist showroom floor sales people with product presentation, point-of-purchase signage and sales techniques, while the national sales staff is responsible for national marketing and national accounts. Over its 125-year history, the Company has grown to its current market position by providing high-quality products that appeal to consumers and a high level of service to its retailing customers.

    The Company's advertising program focuses on two areas: (i) cooperative promotional advertising, which complements and is designed around individual retailers' marketing programs; and (ii) national advertising, which is designed to establish and build brand awareness with end users. With cooperative advertising, the Company shares the costs of advertising with retailers in the form of rebates, merchandising funds and local advertising. Management believes cooperative advertising fosters strong relationships with its retailers, who exert significant influence on the consumer's purchasing decision. The Company seeks to build long-term brand awareness through regular national advertising and achieve short-term sales objectives through individual commercials. One of the Company's most successful campaigns, the "Do Not Disturb" campaign, which is ongoing, was launched in the spring of 1995. This campaign was designed to build awareness of the Company and of its competitive points of differentiation, especially the advantages of the Company's use of pocketed coil technology, which was demonstrated by the Company's "Bowling Ball" commercial that was initially aired in April 1995.

    Retailers greatly influence the bedding business through the allocation of floor space and through the advice of the retail floor sales person, who often has the ability to exert significant impact on customer purchase decisions. Typically, retail floor sales people are motivated primarily by high commission rates and by proceeds from promotions. However, the Company has found that educating and working in partnership with sales people can increase their awareness of the value of the Company's products. To this end, the Company has developed programs in the Company's Atlanta offices and on-site at its retailers that are designed to teach retail floor sales people how to match customers with their mattress comfort preference by improving the retail floor sales person's product knowledge and sales skills. The Company's sales force is trained in advertising, merchandising and salesmanship. Management believes that its attention and focus on the training of its sales representatives and its customers' retail floor sales people is one area where the Company differentiates itself from most of its largest competitors.

    The Company also has implemented an automated system for analysis of marketing data. The Simmons Market Analysis of Retail Trends ("SMART") system combines geographically-organized sales and demographic data to provide needed information for the analysis of the bedding business at the retail level. This computerized system helps the Company analyze demographic, lifestyle and sales data and provides guidelines for increasing bedding sales. The demographic and regional lifestyle data set forth in each SMART report provided by the Company is used by retailers to identify and target customers in high potential sales areas.

SUPPLIERS


    The Company purchases substantially all of its conventional bedding raw materials (i.e., spring components, wire, lumber, foam and ticking) centrally in order to maximize economies of scale and volume discounts. The Company sourced approximately 80% of its 1995 raw material needs from 10 suppliers. The Company has long-term supply agreements with each of Leggett & Platt ("L&P"), Foamex International, Inc. and Amoco Fabrics and Fiber Company for certain components. L&P supplies the majority of certain components (including spring components, insular pads, wire, fiber, quilt backing and flange material) to the bedding industry. With the exception of L&P, the Company believes it can replace its other suppliers because it already has identified and currently uses alternative sources. L&P currently provides the Company with certain continuous wire and foundation components for which alternative sources may not be readily available. Interruption in the supply of these components could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not experienced any interruption in supply and does not currently expect such an interruption to occur.



    During 1995, L&P provided approximately one-third of the Company's total raw material needs. The Company expects that L&P will provide a comparable portion of the Company's 1996 total estimated raw material needs. To ensure a long-term adequate supply of certain components, the Company and L&P have entered into agreements, generally expiring in the year 2010, for the supply of grid tops, innersprings and wire. Among other things, these agreements generally require the Company to purchase a majority of its requirements of certain components from L&P and in return, L&P will provide the Company with certain sales allowances depending upon the volume of its purchases.

MANUFACTURING AND FACILITIES

    The Company operates 18 manufacturing facilities in 15 states and Puerto Rico. These manufacturing facilities yield a combined practical capacity of over 20,000 units per day, assuming two eight-hour shifts daily. In 1995, the Company produced a daily average of 15,250 bedding units per day, although average daily production was as high as 17,700 units per day during peak periods. Currently, 13 of the Company's 18 facilities operate two shifts a day, four facilities operate a single shift and one operates three shifts per day. Each facility is managed by a Vice President-- General Manager who reports to one of three Divisional Executive Vice Presidents. Each plant operates as a separate profit center and maintains certain administrative functions, primarily sales and order entry, accounting and payroll. The corporate headquarters oversees national purchasing and marketing, the management of national accounts, credit administration, accounts receivable collection, cash management and personnel functions.

    The manufacturing facilities are strategically located to service major metropolitan areas and consist of an average of approximately 120,000 square feet of manufacturing space, most of which is devoted to production. Most raw materials inventory is received through "just-in-time" delivery from the Company's major suppliers. Finished goods inventory is minimized through made-to-order production, with most orders being scheduled, produced and shipped within 24 to 72 hours of receipt.


    The Company is working with a nationally recognized management consulting firm on a re-engineering project, internally referred to as UNITE, which is expected to be implemented in each of the Company's conventional manufacturing facilities and is expected to improve the flow of production and overall efficiency by changing the layout of the factory floor. In December 1995, the Company substantially completed the re-engineering of its Fredericksburg, Virginia facility, which included grouping each phase of the manufacturing processes into cell configurations and implementing a self-replenishing raw materials system. The Company intends to re-engineer six additional plants to similar specifications during 1996, with the remaining 10 conventional facilities to be converted by early 1998. Based upon the initial results of the re-engineering of the Fredericksburg facility, management believes that, upon completion of the scheduled re-engineering of its manufacturing facilities, the Company will realize a significant increase in its manufacturing productivity (measured in units produced per labor-hour), and an increase in manufacturing space available for future expansion.


ENGINEERING AND DEVELOPMENT

    The Company seeks to maintain close contact with bedding industry developments through sleep research conducted by industry groups and by the Company's engineering department, as well as through participation in the Better Sleep Council, an industry association that promotes awareness of sleep issues, and ISPA. The Company's marketing and manufacturing departments work closely with the engineering staff to develop and to test new products for marketability and durability.

    In September 1995, the Company completed the construction of the Simmons Institute of Technology and Education ("SITE"), a state-of-the-art 38,000 square foot research center in Atlanta, Georgia. Approximately 25 engineers and technicians are employed full-time at SITE. These employees conduct product and materials testing, design manufacturing facilities and equipment, improve process engineering and development, and ensure high-quality products. Management believes that the Company's engineering staff gives the Company a competitive advantage over certain of its competitors who do not have significant in-house engineering departments.

WARRANTIES; PRODUCT RETURNS


    The Company's conventional bedding products generally offer limited warranties of 10 years against manufacturing defects, with certain bedding manufactured to dealer specifications for promotional purposes carrying warranties of one year. Management believes that its warranty terms are generally consistent with those of its primary national competitors. The Company's historic costs of honoring warranty claims have been an immaterial percentage of net sales. The Company, consistent with industry practice, also experiences non-warranty returns for reasons generally related to retailer accommodations and order entry errors, the costs of which also are considered to be immaterial. The Company is continuing to train its retailers' sales force personnel on merchandising and salesmanship in order to minimize non-warranty returns. The Company resells its returned products primarily through as-is furniture vendors. In addition, the Company has recently begun to market its returned products and factory overruns in Company outlets located in or near factory outlet malls.


PATENTS, TRADEMARKS AND LICENSES


    The Company owns many trademarks, including Simmons(R), Beautyrest(R), Maxipedic(R), Connoisseur(R), Beautysleep(R), BackCare(R) and Equation of Sleep(R), as well as patents, most of which are registered in the United States and in many foreign countries. The Company considers its trademarks, particularly Simmons(R) and Beautyrest(R), to be of material importance to the business of the Company since they have the effect of developing brand identification and maintaining consumer loyalty. Management is not aware of any fact that would negatively impact the continuing use of any of the Company's material patents, licenses, trademarks or trade names. As a result of the disposition of certain of the Company's foreign operations through the early 1990s, the Company now licenses the Simmons name and many of its trademarks, processes and patents to third party manufacturers abroad to produce and distribute conventional bedding products within their designated territories, primarily on perpetual or automatically renewable terms. In addition, the Company has licensed the Simmons name and certain trademarks, generally for limited terms, to domestic third party manufacturers of adjustable beds, down comforters, pillows, bedsheets, bed pads and linens.


EMPLOYEES

    As of March 30, 1996, the Company had approximately 2,600 employees, of which approximately 1,140 were represented by labor unions. Employees at nine of the Company's 18 manufacturing facilities are represented by unions. Manufacturing employees at seven of the unionized plants are under a master contract with the Upholstery Division of the United Steelworkers. There are also agreements with Teamsters, United Furniture Workers, Longshoremen and International Association of Machinists. Labor relations historically have been good, with no labor-related work stoppages in over 20 years. Union contracts typically are negotiated for three-year terms. A majority of the Company's current contracts were negotiated in 1994 and are due for renegotiation in 1997. Since 1980, the Company has opened eight new plants, none of which is unionized. Approximately 1,400 of the Company's current and former employees are participants in the Simmons ESOP.

REGULATORY MATTERS

    As a manufacturer of bedding and related products, the Company uses and disposes of a number of substances, such as glue, lubricating oil, solvents, and other petroleum products, that may cause the Company to be subject to regulation under numerous federal and state statutes governing the environment. Among other statutes, the Company is subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. The Company believes that it is in material compliance with all applicable federal and state environmental statutes and regulations. Compliance with all such provisions which have been enacted relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, is not expected to have any material adverse effect upon the Company's business, financial condition or results of operations. The Company is not aware of any pending federal environmental legislation which would have a material adverse effect on the Company's financial condition or results of operations.

    The Company's conventional bedding and other product lines are subject to various federal and state laws and regulations relating to flammability, sanitation and other standards. The Company believes that it is in material compliance with all such laws and regulations.

PROPERTIES

    The offices of the Company are located at One Concourse Parkway, Suite 600, Atlanta, Georgia 30328.

    The following table sets forth certain information regarding manufacturing and certain other facilities operated by the Company as of March 30, 1996:

                                                                 APPROXIMATE
                                                                   SQUARE
                           LOCATION                                FOOTAGE
- --------------------------------------------------------------   -----------
MANUFACTURING FACILITIES

Atlanta, Georgia..............................................      148,300
Atlanta, Georgia*.............................................       30,960
Charlotte, North Carolina.....................................      113,400
Columbus, Ohio................................................      190,000
Dallas, Texas.................................................      106,140
Denver, Colorado..............................................       98,090
Fredericksburg, Virginia......................................      128,500
Honolulu, Hawaii..............................................       58,530
Jacksonville, Florida.........................................      205,729
Janesville, Wisconsin.........................................      195,340
Kansas City, Missouri.........................................       85,165
Los Angeles, California.......................................      223,382
Phoenix, Arizona..............................................       54,000
Piscataway, New Jersey........................................      200,908
San Leandro, California.......................................      260,500
Seattle, Washington...........................................      133,610
Springfield, Massachusetts....................................      129,000
Toa Baja, Puerto Rico.........................................       24,500
                                                                 -----------
    Sub Total.................................................    2,386,054

OTHER FACILITIES
Corporate Headquarters (Atlanta, Georgia).....................       37,500
SITE (Atlanta, Georgia).......................................       38,000
                                                                 -----------
    TOTAL.....................................................    2,461,554
                                                                 -----------
                                                                 -----------

- ------------

* This facility is not scheduled to be re-engineered pursuant to UNITE.

    The Company leases all of its facilities with the exception of its Janesville, Wisconsin manufacturing facility, which the Company owns. The average term until final lease expiration, including renewals, is approximately 12 years. While four of the 17 leased manufacturing facilities have leases expiring within five years, management either is planning to relocate to a larger facility or expects that a new lease will be signed.


    The Company leases all of its facilities with the exception of its Janesville, Wisconsin manufacturing facility, which the Company owns. The average term until final lease expiration, including renewals, currently is approximately 12 years. While four of the 17 leased manufacturing facilities have leases expiring within five years, management either is planning to relocate to a larger facility or expects that a new lease will be signed. Management believes that the Company's facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels meeting current demand.


LEGAL PROCEEDINGS

    From time to time, the Company has been involved in various legal proceedings. Management believes that all of such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Company, would have material adverse effect on the financial condition or results of operations of the Company.

    On May 7, 1996, an action was filed against the Company in federal district court in Puerto Rico alleging breach of a lease and purchase option agreement and seeking damages of $300,000 in incurred costs and $2.2 million in lost earnings to date. The action arises out of the Company subsidiary's termination of the agreement with the plaintiff and others. The Company believes that the actions of its subsidiary were in accordance with its rights under the agreement and intends to vigorously defend the asserted claims. In the event of an unfavorable outcome, the Company believes that any ensuing liability would not have a material adverse effect on the Company's financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each of the directors and executive officers of the Company. Each director of the Company will hold office until the next annual meeting of shareholders of the Company or until his successor has been elected and qualified. Officers of the Company are elected by the Board of Directors of the Company and serve at the discretion of the Board of Directors.

    NAME                                     AGE       POSITIONS
- ------------------------------------------   ----   ------------------------------------------

Zenon S. Nie..............................     45   Chairman of the Board of Directors, Chief
                                                      Executive Officer and Director.

Martin R. Passaglia.......................     47   Senior Executive Vice President and
                                                      Director.

Jonathan C. Daiker........................     48   Executive Vice President-Finance and
                                                      Administration, Chief Financial Officer
                                                      and Director.

William L. Ayers, IV......................     50   Executive Vice President-Marketing and
                                                      Sales.

Joseph Ulicny.............................     53   Executive Vice President-Market
                                                      Development.

Robert K. Barton..........................     55   Senior Vice President-Human Resources.

Gary G. Pleasant..........................     53   Divisional Executive Vice President.

Cleve B. Murphy...........................     45   Divisional Executive Vice President.

James P. Maher............................     60   Divisional Executive Vice President.

Leo T. Brennan............................     61   Vice President-Materials Management.

Roger W. Franklin.........................     40   Vice President-Finance and Treasurer.

Savio W. Tung.............................     45   Director.

Christopher J. O'Brien....................     37   Director.

Charles J. Philippin......................     45   Director.

Jon P. Hedley.............................     35   Director.


    Zenon S. Nie joined the Company in 1993 as Chief Executive Officer and was appointed Chairman in January 1994. Prior to joining the Company, Mr. Nie served as President of the Consumer Home Fashions Division of Bibb Companies, a linen manufacturer, from 1991 to 1993. From 1981 through 1991, Mr. Nie held several senior management positions at Serta, Inc., a bedding manufacturer, including President, Executive Vice President, Chief Operating Officer, Senior Vice President-Manufacturing Finance and Administrative and Vice President-Strategic Planning. Mr. Nie's previous experience includes several marketing positions at Sealy Corporation, a bedding manufacturer.


    Martin R. Passaglia joined the Company in 1973 as a Sales Representative. He has held various positions during his tenure including Regional Sales Manager, Vice President and General Manager-Hawaii, Executive Vice President-Account Development and Executive Vice President-Marketing and was promoted to Senior Executive Vice President in January 1994.


    Jonathan C. Daiker joined the Company in April 1995 as Executive Vice President-Finance and Administration, Chief Financial Officer. Prior to joining the Company, Mr. Daiker held a number of directorships in the corporate offices of Philips Electronics North America Corporation, a consumer electronics manufacturer, as well as operating positions within its divisional structure from 1981 to 1995. Most recently, he was Senior Vice President and Chief Financial Officer for Philips Lighting Company, a manufacturer of commercial and residential electrical lighting fixtures. Prior to Philips, he was a senior manager with Price Waterhouse, an accounting firm, from 1971 to 1981 and is a Certified Public Accountant.


    William L. Ayers, IV joined the Company in 1973. He has held several sales management positions including Vice President and General Manager-Los Angeles and Divisional Executive Vice President, and recently was promoted to Executive Vice President-Sales and Marketing.


    Joseph Ulicny joined the Company in 1992 as Executive Vice President-Finance and Chief Financial Officer. In Spring 1995, he assumed his current position as Executive Vice Present-- Market Development. Prior to joining the Company, Mr. Ulicny served with Dannon Company, a yogurt wholesaler, for over seven years from 1985 to 1992.


    Robert K. Barton joined the Company in February 1982 as Director of Dealer Financial Services. He served as Vice President-Dealer Financial Services, Vice President-Administration and Vice President-Human Resources prior to assuming his current position as Senior Vice President-Human Resources.

    Gary G. Pleasant rejoined the Company in 1991 as Vice President and General Manager-Seattle and was promoted to his current position, Divisional Executive Vice President, in January 1995. Mr. Pleasant had been previously employed by the Company from 1966 to 1985 in various sales management positions. From 1985 to 1991, Mr. Pleasant worked for Sealy Corporation, first as Vice President-Sales-Ohio-Sealy and then as National Vice President-Marketing and Sales.


    Cleve B. Murphy joined the Company in May 1995 as Divisional Executive Vice President. Mr. Murphy's background includes twelve years at Sealy, Inc., a bedding manufacturer, where he started as Sales Manager and became one of four Regional Vice Presidents, from 1983 to 1995. Prior to his employment with Sealy, Mr. Murphy served eight years as General Manager for Englander, a bedding manufacturer, from 1975 to 1983 and two years with Serta, Inc. from 1973 to 1975.



    James P. Maher joined the Company in 1989 and has served as Vice President and General Manager-Jacksonville and Vice President and General Manager-San Leandro prior to his current position as Divisional Executive Vice President. Before joining the Company, Mr. Maher held senior management positions with Nachman Corporation, a wire and bedding components manufacturer, Leggett & Platt, Inc., a manufacturer of bedding components, and May & Company, a bedding manufacturer, from 1965 to 1984.


    Leo T. Brennan joined the Company in 1978 as Director of Purchasing and was promoted to his current position as Vice President-Materials Management in 1985.


    Roger W. Franklin joined the Company in November 1986 as Director of Taxes. He served as Vice President-Controller prior to assuming his current position as Vice President-Finance and Treasurer. Prior to joining the Company, Mr. Franklin spent almost nine years with Price Waterhouse, an accounting firm, in both the audit and tax areas from 1978 to 1986 and is a Certified Public Accountant.


    Savio W. Tung became a director of the Company upon its creation in March 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984. Mr. Tung is a director of Saks Holdings, Inc.


    Christopher J. O'Brien became a director of the Company upon its creation in March 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly owned subsidiaries since December 1993. Prior to joining Investcorp, Mr. O'Brien was a Managing Director of Mancuso & Company, a commercial lending institution, for four years.

    Charles J. Philippin became a director of the Company upon its creation in March 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly owned subsidiaries since July 1994. Prior to joining Investcorp, Mr. Philippin was a partner of Coopers & Lybrand L.L.P., an accounting firm. Mr. Philippin is a director of Saks Holdings, Inc. and The Circle K Corporation.


    Jon P. Hedley became a director of the Company upon its creation in March 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly owned subsidiaries since April 1990. Mr. Hedley is a director of Saks Holdings, Inc.

DIRECTOR COMPENSATION

    The Company pays no additional remuneration to its employees or to executives of Investcorp for serving as directors. See "--Executive Compensation." There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation earned in the previous three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose remuneration exceeded $100,000. The current compensation arrangements for each of these officers are described in "Employment Arrangements" below. In connection with the Acquisition, the Company intends to adopt new compensation arrangements, the terms of which have not yet been finalized.

                           SUMMARY COMPENSATION TABLE


                                                                     LONG-TERM
                                                                   COMPENSATION-
                                                                      AWARDS
                                                                   -------------
                                                                    SECURITIES
                                           ANNUAL COMPENSATION      UNDERLYING
                                          ---------------------      OPTIONS/          ALL OTHER
           NAME AND                        SALARY     BONUS (A)      SARS (B)       COMPENSATION (C)
      PRINCIPAL POSITION          YEAR      ($)          ($)            (#)               ($)
- -------------------------------   ----    --------    ---------    -------------    ----------------

Zenon S. Nie...................   1995    $404,167    $ 474,896       300,000           $  7,774
  Chairman & Chief Executive      1994     377,203      412,702       350,000              3,598
    Officer                       1993      48,295       30,000       350,000            --

Martin R. Passaglia............   1995     250,000      262,500        71,306              4,719
  Senior Executive Vice           1994     250,000      242,880        --                 19,909
    President                     1993     172,613      104,075        --                 21,688

Joseph Ulicny..................   1995     167,200      175,962        --                  4,628
  Executive Vice President--      1994     160,210      155,383        --                 18,292
    Market Development            1993     150,000       66,608        --                 26,207

Robert K. Barton...............   1995     165,500      173,775        70,500              4,061
  Senior Vice President-- Human   1994     151,831      146,878        --                 18,894
    Resources                     1993     127,084       62,445        --                 17,932

Jonathan C. Daiker.............   1995     150,000      182,500       150,500             24,144
  Executive Vice President--      1994       --          --            --                --
    Finance & Admininstration,    1993       --          --            --                --
    Chief Financial Officer


- ------------

(a) Earned in year shown but paid in subsequent year.


(b) The amounts shown are the number of shares underlying options granted in the respective years. In connection with the Acquisition, all outstanding options were purchased for an aggregate of $6,950,000, representing the value of such options based on their exercise prices. Messrs. Nie, Passaglia, Ulicny, Barton and Daiker received $1,812,800, $364,496, $308,856, $363,867 and $117,435, respectively, for their options, which amounts were invested in Class C Stock of Holdings.


(c) Consists of (i) contributions to defined contribution plans in 1994 and 1993, respectively, in the amounts of $0 and $0 for Mr. Nie, $18,220 and $21,216 for Mr. Passaglia, $17,483 and $10,276 for Mr. Ulicny, $18,220 and
    $17,764 for Mr. Barton, and $0 and $0 for Mr. Daiker (1995 contributions have not been established as of this date); (ii) premiums for term life insurance and long-term disability insurance in 1995, 1994 and 1993, respectively, in the amounts of $7,774, $3,598 and $0 for Mr. Nie, $4,719, $1,689 and $472 for Mr. Passaglia, $4,628, $809 and $1,036 for Mr. Ulicny, $4,061, $674 and $168 for Mr. Barton, and $5,334, $0 and $0 for Mr. Daiker, respectively; and (iii) relocation assistance in the amounts of $14,895 in 1993 for Mr. Ulicny and $18,810 in 1995 for Mr. Daiker.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*



                               INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                          ----------------------------                                    VALUE AT
                                          PERCENT OF                                ASSUMED ANNUAL RATES
                                            TOTAL                                         OF STOCK
                           NUMBER OF       OPTIONS/                                  PRICE APPRECIATION
                          SECURITIES     SARS GRANTED                                    FOR OPTION
                          UNDERLYING     TO EMPLOYEES    EXERCISE OR                        TERMS
                          OPTION/SARS     IN FISCAL      BASE PRICE    EXPIRATION   ---------------------
          NAME            GRANTED (#)      YEAR(C)         ($/SH)         DATE       5% ($)     10% ($)
- ------------------------  -----------   --------------   -----------   ----------   --------   ----------
Zenon S. Nie............    300,000          28.8%          $4.50         2005      $849,000   $2,151,000
Martin R. Passaglia.....     71,306           6.8%          $4.50         2005      $201,796   $  511,264
Robert K. Barton........     70,500           6.8%          $4.50         2005      $199,515   $  505,485
Jonathan C. Daiker......    150,000          14.4%          $4.50         2005      $425,915   $1,079,085


* All Company options outstanding on March 22, 1996 were purchased by Holdings in connection with the Acquisition.

RETIREMENT PLANS

    The Company has one single employer defined benefit plan and two single employer defined contribution plans (the Simmons ESOP and a 401(k) plan), and makes contributions to multi-employer pension plans. In the aggregate, these plans cover substantially all permanent employees.

  Qualified Retirement Plans.

    The Company maintains several single employer retirement plans which are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company also participates in a number of multi-employer pension plans, from which it has no present intention to withdraw.

    Defined Contribution Plans. The Company sponsors two single employer defined contribution pension plans; the Simmons Retirement Savings Plan and the Simmons ESOP.

____Simmons Retirement Savings Plan. The Simmons Retirement Savings Plan contains a cash or deferred arrangement under Section 401(k) of the Code. Employees with 12 weeks of employment who have reached age 21 are permitted to participate in the plan, and generally employees covered by collective bargaining agreements are not permitted to participate, unless the agreement expressly provides for participation.

    As a result of forming the Simmons ESOP in January 1989, the Company suspended all employer and employee contributions to this defined contribution plan during 1989 and 1990. Effective during the 1991 plan year, eligible participants could again make limited contributions to this defined contribution plan; however, no employer contributions were allowed. The status of plan participants was not affected.

    Presently, there are approximately 634 participants in this plan, and participants have the ability to direct the investment of their account balances. Eligible employees may defer the receipt of a portion of their covered compensation up to 6% of compensation on a pre-tax basis, subject to various limitations. Participants are fully vested in their contributions at all times. The Company did not make any contributions to the plan during plan year 1994 (other than the pre-tax deferrals mentioned above).

____Simmons ESOP. The Simmons ESOP is a defined contribution pension benefit plan that is designed to qualify as a leveraged employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code. Assets of the Simmons ESOP are held in a trust with respect to which NationsBank, N.A. (South) (the "ESOP Trustee") serves as trustee. The Simmons ESOP covers otherwise eligible employees of the Company who have completed at least one year of service for the Company, and have reached age 21. As of December 30, 1995, approximately 1,400 employees participated in the Simmons ESOP.

    The Simmons ESOP provides benefits to each participating employee based on the value of Company stock allocated to such participant's account over the period of such participant's participation in the plan. In general, benefits become payable to participants only following retirement or other separation from employment.

    Leveraged ESOPs differ from other defined contribution employee pension benefit plans due to their ability to borrow funds from the employer sponsoring the plan or from other parties in order to acquire company stock for allocation to participants' accounts as such indebtedness is repaid. Pending such allocation, as described below, company stock acquired by the ESOP is held by the trustee in a suspense account. In connection with the establishment of the Simmons ESOP in 1989, the Simmons ESOP borrowed funds from the Company for the purpose of acquiring Company stock. As of May 24, 1996, the Simmons ESOP was indebted to the Company in the approximate principal amount of $61.2 million. Prior to March 22, 1996, the date of the Acquistion, the Simmons ESOP held approximately 11,671,663 million shares of common stock of the Company. On the Acquisition Closing Date, the Simmons ESOP sold approximately 6,001,257 million shares, representing all shares theretofore allocated to participants' ESOP accounts, to Holdings for $31.2 million in the aggregate, the net proceeds of which were reinvested in diversified investments in the respective accounts of such participants in the Simmons ESOP. Pursuant to the Merger, the remaining 5,670,406 million shares, representing all unallocated shares held in the suspense account, were converted into Series A Preferred Stock. If converted into common stock of the Company or capital stock of Holdings, the Series A Preferred Stock would represent direct or indirect ownership of 15.1% of the common stock of the Company, after giving effect to such conversion (exclusive of stock options granted under the Company's management stock incentive plan).

    The Company will make annual cash contributions to the Simmons ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The Simmons ESOP will then use all such cash to repay the internal ESOP Loan to the Company. As a result, there is no cash cost to the Company associated with the contribution to the Simmons ESOP. As the internal ESOP Loan is repaid, a portion of the Series A Preferred Stock will be allocated to participant accounts and non-cash ESOP expense equal to the fair value of the allocated shares is charged to non-cash ESOP expense. At such time as the internal ESOP Loan is repaid in full (in approximately six years), all shares of Series A Preferred Stock held by the Simmons ESOP will have been allocated to plan participants.

    With certain limited exceptions (such as an exception required by law permitting certain retirement age individuals with at least 10 years of plan participation to liquidate, over a six-year period, shares allocated to their accounts) shares allocated to a participant's account under the Simmons ESOP cannot be sold or otherwise transferred by the participant. The Simmons ESOP provides for distributions to be made to participants following termination of employment. With respect to participants whose termination of employment occurs after becoming eligible for retirement (age 65), early retirement (age 55 with at least 10 years of service), on account of permanent disability or death, distribution generally is made during the plan year following the plan year in which such termination occurs. In all other cases, distribution generally is made or commences to be made after the expiration of a five plan year period following the plan year in which termination occurs. Distributions are made in cash, based on the fair market value (as determined pursuant to an annual appraisal) of the shares allocated to the participant's account. Such shares are deemed to have a value of not less than the redemption price for such shares. A participant entitled to a distribution is entitled under law to have Company shares allocated to his or her account distributed in kind. A participant electing to have a distribution of shares has a limited right to require the Company to purchase such shares at fair market value over an approximately two year period, with such value to be not less than the redemption price, in the case of shares of Series A Preferred Stock.

    Defined Benefit Plan. The Company also sponsors a single employer defined benefit pension plan for eligible employees called the Retirement Plan for Simmons U.S.A. Employees. This plan currently benefits only employees covered by certain collective bargaining agreements, and has approximately 122 participants. The monthly benefit for such participants upon normal retirement is generally determined as the sum of (i) 0.75% of monthly earnings as of January 1, 1963 multiplied by specified credited service as of May 1, 1963, (ii) 1.0% of the first $400 of monthly earnings plus 1.75% of monthly earnings in excess of $400 for the time period from May 1, 1963 through April 30, 1967 and
(iii) 1.25% of the first $550 of monthly earnings plus 1.75% of monthly earnings in excess of $550 for each year and completed month of credited service, beginning May 1, 1967. There is a reduction for benefits accrued under the Retirement Plan for Simmons Employees, a predecessor plan that was terminated in 1987. A somewhat different formula applies to certain employees who are represented by IAM Local 315 in New Jersey and UFWA Local 262 in California. This plan is fully funded and accruals have been frozen. None of the named executive officers benefits under the plan.

    Multiemployer Plans. Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company's required contributions to these plans for the years ending December 30, 1995, December 31, 1994 and December 25, 1993, were $1,366,000, $1,403,000 and $1,304,000, respectively.

  Nonqualified Plans.

    Simmons Company Nonqualified Employee Stock Ownership Plan. In 1989, the Company instituted this nonqualified plan to provide benefits to eligible employees similar to those benefits provided under the Simmons ESOP, described above. This plan covers certain employees who are not eligible to participate in the Simmons ESOP because of restrictions imposed by the Simmons ESOP on employees who elected favorable income tax treatment under Code Section 1402 with respect to the sale of employer securities to the Simmons ESOP. Benefits are to be paid in cash and are computed based on the value of shares the participants would have received had they participated in the Simmons ESOP. Participants are entitled to receive accrued benefits upon termination of employment with the Company, retirement, death or permanent disability. The nonqualified plan provides for bookkeeping entries to be provided on account of each Member, to be credited with the shares of stock which would have been allocated to the Member's accounts under the Simmons ESOP but for the fact that the Simmons ESOP terms restricted such an allocation. The same vesting schedule and distribution provisions apply as are described in the Simmons ESOP. The Company charged approximately $405,000, $582,000 and $280,000 to expense for the years ended December 30, 1995, December 31, 1994 and December 25, 1993, respectively. The accrued benefits under the nonqualified plan were $1,132,000, $786,000 and $435,000 at December 30, 1995, December 31, 1994 and December 25,
1993, respectively, and are included in other long term liabilities in the accompanying balance sheets. Vested interests of current participants in the plan were distributed upon consummation of the Acquisition, resulting in payments to Messrs. Barton and Passaglia of $102,607 and $117,605, respectively.

  Retiree Health Coverage.

    The Company provides certain health care and life insurance benefits to eligible retired employees. Eligibility is defined as retirement from active employment, having reached age 55 with 15 years of service, and previous coverage as a salaried or non-union employee. Additionally, dependents are eligible to receive benefits, provided the dependent was covered prior to retirement. The medical plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs and other group coverage. Additionally, there is a $20,000 lifetime maximum benefit for participants age 65 and over. The Company also provides life insurance to all retirees who retired before 1979. These plans are unfunded.

    The Company accrues the cost of providing post-retirement benefits including medical and life insurance coverage, during the active service period of the employee.

EMPLOYMENT ARRANGEMENTS

    Zenon Nie, Chairman of the Board of Directors and Chief Executive Officer, and the Company have entered into a three-year employment agreement (which renews automatically on a daily basis, subject to termination upon three years' notice). Pursuant to that agreement, Mr. Nie is entitled to receive (i) a base salary, currently $500,000 per year, subject to further increases approved by the Company's Board of Directors, (ii) an annual cash bonus based upon achieving specified levels of operating income (the "Annual Incentive Plan") and (iii) specified fringe benefits, including reimbursement of country club dues and provision of an automobile.


    Martin R. Passaglia, Senior Executive Vice President, and Jonathan C. Daiker, Executive Vice President-Finance and Administration and Chief Financial Officer, have entered into employment agreements with the Company, expiring on January 1, 1997 and March 22, 1998, respectively. Mr. Passaglia's employment agreement renews automatically for successive one-year terms, subject to termination upon notice. Pursuant to these agreements, Messrs. Passaglia and Daiker are entitled to receive a base salary, currently $267,000 and $200,000 per year, respectively (subject to further increases approved by the Company's Board of Directors), and to participate in all Company incentive and fringe benefit programs, including the Annual Incentive Plan.


    Certain additional executive officers, including named executive officer Robert K. Barton, have entered into employment agreements pursuant to which such executive officers will be entitled to continue to receive base salary for up to twelve months plus pro rata payments under the Annual Incentive Plan in the event that their employment is terminated other than for cause, death or disability, following a Change of Control, as defined therein. All executive officers are eligible to participate in the Annual Incentive Plan, payments under which are based upon the Company's achievement of targeted levels of operating income, as defined in the plan.

MANAGEMENT STOCK INCENTIVE PLAN

    Upon the consummation of the Acquisition, Holdings adopted a Management Stock Incentive Plan (the "Plan"), in order to provide incentives to employees and directors of Holdings and the Company by granting them awards tied to the Class C Stock of Holdings. The Plan is administered by a committee of the Board of Directors of Holdings (the "Compensation Committee"), which has broad authority in administering and interpreting the Plan. Awards to employees are not restricted to any specified form or structure and may include, without limitation, restricted stock, stock options, deferred stock or stock appreciation rights (collectively, "Awards"). Options granted under the Plan may be options intended to qualify as incentive stock options under Section 422 of the Code or options not intended to so qualify. An Award granted under the Plan to an employee may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of the Company.

    Holdings has granted options to purchase up to 2,440,750 shares of its Class C Stock to certain members of the Company's senior management and intends to grant additional options to purchase an aggregate of up to approximately 610,715 shares of its Class C Stock to other officers and employees of the Company. The exercise price of each option granted in connection with the Acquisition is $2.66 per share, which is the same price per share paid by existing holders of Class C Stock of Holdings to acquire such Class C Stock. In addition, Holdings has granted options to purchase up to an additional 202,900 shares of its Class C Stock to certain members of the

Company's senior management at an exercise price of $3.57 per share, which are exercisable if an option that has been granted to an affiliate of Investcorp (the "Investcorp Option") is exercised. Holdings intends to issue options to acquire up to an additional 48,019 shares of its Class C Stock to officers and employees of the Company, at an exercise price of $3.57 per share, which are also exercisable if the Investcorp Option is exercised. Except as noted in the preceding sentence, the exercise price of each option granted in the future will be equal to the fair market value of the Company's common stock at the time of the grant. Each option will be subject to certain vesting provisions. To the extent not earlier vested or terminated, all options will vest on the tenth anniversary of the date of grant and will expire 30 days thereafter if not exercised. In addition, certain holders of Class C Stock of Holdings have indicated an intent to offer certain members of the Company's management an opportunity to purchase shares of Class C Stock of Holdings at the same price paid by such holders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify and advance reasonable expenses to any person who was a party, is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Company's Amended and Restated Articles of Incorporation and Bylaws each include indemnification provisions that mirror the language of the statute. In addition, the Company's Bylaws provide that, subject to any limitation in the Company's Articles of Incorporation, the Company may indemnify a director or officer to the fullest extent permitted by law, including, without limitation, DGCL Sec.145. Consequently, a director or officer of the Company or a person serving at the request of the Company in the above-named capacities will be fully indemnified against such judgments, penalties, fines, settlements and reasonable expenses actually incurred, except if: (1) the person did not conduct himself in good faith and did not reasonably believe his conduct was in the corporation's best interests; or (2) in the case of any criminal action or proceeding, the person had reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Company's Amended and Restated Articles of Incorporation also contain a provision eliminating liability to the Company or its shareholders for monetary damages from breach of fiduciary duty as a director. The inclusion of these indemnification provisions in the Company's Amended and Restated Articles of Organization and Bylaws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

                         OWNERSHIP OF VOTING SECURITIES

    The Company has two classes of issued and outstanding stock (common stock and Series A Preferred Stock), both of which possess voting rights. At May 24, 1996, there were 31,964,452 shares of the Company's common stock issued and outstanding, representing 84.9% of the outstanding voting securities of the Company, and 5,670,406 shares of Series A Preferred Stock issued and outstanding, representing 15.1% of the outstanding voting securities of the Company. All of the Company's common stock is owned by Holdings and all of the Series A Preferred Stock is owned by the Simmons ESOP. The address of the Simmons ESOP is c/o NationsBank, N.A. (South), as Trustee, 600 Peachtree Street, NE, Atlanta, Georgia 30308.

    Of the three classes of issued and outstanding stock of Holdings (Class A, Class C and Class D stock), only shares of Class D stock currently possess voting rights. At May 24, 1996, there were 200,000 shares of Holdings' Class D stock issued and outstanding. Certain of the investors in the equity of Holdings intend to offer certain members of the Company's management an opportunity to purchase shares of Class C stock of Holdings, which stock has no voting rights except in certain limited circumstances. The following table sets forth the beneficial ownership of each class of issued and outstanding voting securities of Holdings which currently possess voting rights, as of the date hereof, by each director of the Company, each of the executive officers of the Company listed under "Management," the directors and executive officers of the Company as a group and each person who beneficially owns more than 5% of the outstanding shares of any class of voting securities of Holdings.

  Class D Voting Stock:

                                                                         NUMBER OF
                                                                          SHARES      PERCENT OF
    NAME                                                                    (A)       CLASS (A)
- ----------------------------------------------------------------------   ---------    ----------
INVESTCORP S.A. (b)(c)................................................    200,000        100.0%
  37 rue Notre-Dame,
  Luxembourg
SIPCO Limited (d).....................................................    200,000        100.0%
  P.O. Box 1111
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
CIP Limited (e)(f)....................................................    184,000         92.0%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Ballet Limited (e)(f).................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Denary Limited (e)(f).................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Gleam Limited (e)(f)..................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands

                                                                         NUMBER OF
                                                                          SHARES      PERCENT OF
    NAME                                                                    (A)       CLASS (A)
- ----------------------------------------------------------------------   ---------    ----------
Highlands Limited (e)(f)..............................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Noble Limited (e)(f)..................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Outrigger Limited (e)(f)..............................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Quill Limited (e)(f)..................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Radial Limited (e)(f).................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Shoreline Limited (e)(f)..............................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
Zinnia Limited (e)(f).................................................     18,400          9.2%
  P.O. Box 2197
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands
INVESTCORP Investment Equity Limited(c)...............................     16,000          8.0%
  P.O. Box 1111
  West Wind Building
  George Town, Grand Cayman
  Cayman Islands

- ------------

 (a)  As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.

 (b)  Investcorp does not directly own any stock in Holdings. The number of shares shown as owned by Investcorp includes all of the shares owned by INVESTCORP Investment Equity
      Limited (see (c) below). Investcorp owns no stock in Ballet Limited, Denary Limited,
      Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited,
      Radial Limited, Shoreline Limited, Zinnia Limited, or in the beneficial owners of these entities (see (f) below). Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each of such entities has granted such affiliate the authority to direct the voting and disposition of the Holdings voting stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (c) INVESTCORP Investment Equity Limited is a Cayman Islands corporation, and a wholly-owned subsidiary of Investcorp.

 (d)  SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of a company's stock that indirectly owns a majority of Investcorp's shares.

 (e)  CIP Limited ("CIP") owns no stock in Holdings. CIP indirectly owns less than 0.1% of the stock in each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited,
      Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and
      Zinnia Limited (see (f) below). CIP may be deemed to share beneficial ownership of the shares of voting stock of Holdings held by such entities because CIP acts as a director of such entities and the ultimate beneficial shareholders of each of those entities have granted to CIP revocable proxies in companies that own those entities' stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of Holdings' voting stock.

 (f)  CIP Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble
      Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia
      Limited each is a Cayman Islands corporation.

STOCKHOLDERS' AGREEMENT

    In connection with the Acquisition, the Company entered into an agreement dated as of March 22, 1996 with Holdings and the Simmons ESOP (the "Stockholders' Agreement"). The following is a summary description of the principal terms of the Stockholders' Agreement and is subject to and qualified in its entirety by reference to the definitive Stockholders' Agreement.

    Tag-Along and Drag-Along Rights. If, following a sale by Holdings of shares of common stock of the Company (other than pursuant to a registration statement under the Securities Act) to an unaffiliated third party, Holdings and its affiliates cease to own (or to continue to own), in the aggregate, at least 50% of the shares of common stock of the Company acquired by Holdings on the effective date of the Acquisition (a "Section 2.1 Event"), the ESOP Trustee may elect to participate in such sale on a pro rata basis or may be required by Holdings or the unaffiliated third party to participate in such sale on a pro rata basis, for the same consideration per share and otherwise on the same terms and conditions as apply to the sale of shares by Holdings, subject to certain notice provisions and other conditions.

    Exchange Rights. The ESOP Trustee may elect to exchange shares of common stock of the Company for shares of Class C Stock of Holdings on a one-for-one basis, as adjusted for any stock dividend, stock split, combination, recapitalization or similar event, upon the occurrence of a Section 2.1 Event or one of the following events (each an "Exchange Event"): (i) a sale of Holdings pursuant to (A) the sale of 50% or more of the outstanding shares of Holdings' voting capital stock, (B) a sale of all or substantially all of the assets of Holdings, or (C) a merger, consolidation or recapitalization of Holdings as a result of which the ownership of the surviving corporation's voting capital stock changes more than 50%; or (ii) an initial public offering of the common stock of Holdings pursuant to an effective registration statement under the Securities Act. Shares of Series A Preferred Stock of the Company are convertible, at the option of the holder, into shares of common stock of the Company. See "Capital Structure--Preferred Stock."

    Consent of ESOP Trustee. The Company and Holdings have agreed that, subject to certain exceptions, the following actions will require the written consent of the ESOP Trustee: (i) the occurrence of a merger or consolidation of the Company with Holdings, any of its affiliates, or any corporation which, after such merger or consolidation, would be an affiliate of Holdings, (ii) the issuance by the Company or Holdings of any shares, securities convertible into shares or options exercisable for shares of common stock of the Company or Class C Stock of Holdings, respectively, for consideration per share less than the fair market value of such shares or options on the date of issuance or grant (other than shares, securities convertible into shares, or options exercisable for shares of Class C Stock of Holdings in an outstanding amount not to exceed 3,051,465 shares issued to directors, employees or consultants of the Company); (iii) the payment by Holdings of dividends on any shares of Holdings capital stock unless an equivalent amount is paid to holders of Series A Preferred Stock upon conversion and exchange for Class C Stock of Holdings or common stock of the Company; (iv) the undertaking by Holdings of any activity other than incident to Holdings' ownership of the common stock of the Company or operation of the Company; (v) any amendment by Holdings' Board of Directors to Holdings' Bylaws, Certificate of Incorporation or Certificate of Designation other than to increase the authorized number of shares of any class of Holdings' capital stock; (vi) the entry by the Company or Holdings into any agreement that prohibits or limits the Company's ability to honor the "put" option granted to participants in the Simmons ESOP, pursuant to the terms thereof, following termination of the participants' employment with the Company and distribution of such participants' shares of Series A Preferred Stock, if such shares are, at the time of distribution, not publicly traded or subject to a trading limitation; or (vii) the consummation of a Section 2.1 Event or Exchange Event unless the Company has legally sufficient funds to honor the redemption option set forth in the Company's Certificate of Incorporation.

    Registration Rights. The Stockholders' Agreement also grants certain registration rights with respect to shares of common stock of the Company that are issued or are issuable upon conversion of shares of Series A Preferred Stock and held by the ESOP Trustee or that are beneficially owned by Holdings, an affiliate or a transferee. The Company is obligated to bear all expenses incident to any such registration other than the underwriting discounts and commissions and transfer taxes, if any, incurred by selling stockholders in connection with the shares sold pursuant to the registration statement.

PARENT OPTION AGREEMENT

    In connection with the Stockholders' Agreement, the Company entered into an agreement with Holdings pursuant to which the Company agreed that if Holdings grants any options to purchase shares of common or Class C Stock of Holdings to a director, employee or consultant of the Company, the Company will grant to Holdings corresponding options, exercisable only upon exercise of the Holdings options, to purchase the same number of shares of common stock of the Company at the same per share exercise price and subject to substantially the same terms and conditions as the Holdings options.

                              CERTAIN TRANSACTIONS

    Holdings was formed to consummate the Acquisition on behalf of affiliates of Investcorp, management and certain other investors. Financing for the Acquisition was provided by (i) $85.0 million of capital provided by affiliates of Investcorp, management and other investors, and (ii) borrowings in an aggregate principal amount equal to $180.4 million, consisting of $80.4 million under the Senior Credit Facility and all the proceeds of the $100.0 million Subordinated Loan Facility. Invifin S.A., an affiliate of Investcorp ("Invifin"), provided $25.0 million of the $100.0 million Subordinated Loan Facility. In connection with the Acquisition, the Company paid Investcorp International Inc. ("International") advisory fees of $5.7 million. The Company also paid $3.5 million to International for arranging the Senior Credit Facility and $687,500 to Invifin in commitment fees in connection with the Subordinated Loan Facility.

    In connection with the Acquisition, the Company entered into an agreement for management advisory and consulting services (the "Management Agreement") with International pursuant to which the Company agreed to pay International $1.0 million per annum for a five-year term. At the closing of the Acquisition, the Company paid International $3.0 million for the first three years of the term of the Management Agreement in accordance with its terms.

    In connection with the Acquisition, the Company entered into an agreement with Holdings pursuant to which the Company agreed to reimburse Holdings for certain expenses incident to Holdings' ownership of the Company's capital stock for as long as Holdings and the Company file consolidated federal income tax returns. Such expenses include franchise taxes and other fees required to maintain Holdings' corporate existence; operating costs incurred by Holdings attributable to its ownership of the Company's capital stock not to exceed $250,000 per fiscal year; federal, state and local taxes paid by Holdings and attributable to income of the Company and its subsidiaries other than taxes arising from the sale or exchange by Holdings of the Company's common stock; the purchase price of capital stock or options to purchase capital stock of Holdings owned by former employees of the Company or its subsidiaries not to exceed the amount permitted under the Senior Credit Facility and the Indenture relating to the Notes; and registration expenses incurred by Holdings incident to a registration of any capital stock of Holdings under the Securities Act.


    In connection with the Acquisition, Holdings purchased options to acquire common stock of the Company from certain members of management of the Company for an aggregate purchase price of approximately $6.9 million, of which approximately $4.3 million was used by certain members of management to purchase stock of Holdings. In addition, the Company entered into agreements with certain members of management of the Company, pursuant to which the Company agreed to pay an aggregate of $3,735,000 of additional compensation in connection with their investment in Holdings. Of this amount, $2,360,000 was paid at the Acquisition Closing Date and the balance will be paid in late 1996 or early 1997. Of this amount, $1,575,609, $316,803, $264,444, $316,257 and $102,070 has
been or will be received by Messrs. Nie, Passaglia, Ulicny, Barton and Daiker, respectively.


                               CAPITAL STRUCTURE

SENIOR CREDIT FACILITY

    General. The Credit Agreement, dated as of March 22, 1996 (the "Senior Credit Facility"), among the Company, the several lenders from time to time parties thereto (collectively, the "Lenders") and Chemical Bank, as administrative agent for the Lenders (the "Administrative Agent"), provides for a $115.0 million term and revolving loan credit facility (the "Loans").

    At March 30, 1996, on a pro forma basis after giving effect to the Acquisition and adjusting for the Offering (including the application of the net proceeds therefrom), the amount under the revolving credit portion of the Senior Credit Facility that was available to be drawn was approximately $24.4 million, after giving effect to $9.4 million of outstanding borrowings and $6.2 million that was reserved in respect of the Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the revolving credit facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the revolving credit facility to fund acquisitions and capital expenditures.

    The Loans are secured by a first priority security interest in substantially all the personal property of the Company and a pledge by Holdings of all issued and outstanding capital stock of the Company that is owned by Holdings. Such pledge secures a guarantee of the Loans by Holdings. Upon the request of the Administrative Agent, any domestic subsidiary of the Company that has material assets will also be required to issue a guarantee of the Loans which will be secured by a first priority security interest in substantially all personal property of such subsidiary, and, upon the request of the Administrative Agent, the Company will be required to pledge the issued and outstanding capital stock of such subsidiary owned by the Company or any of its subsidiaries or up to 65% of the issued and outstanding capital stock of any foreign subsidiary owned by the Company or any of its subsidiaries that has material assets to secure indebtedness under the Senior Credit Facility.

    Term Loans. The Senior Credit Facility provides for a $75.0 million term loan facility, which is divided into two tranches, the Tranche A and Tranche B term loans. The Tranche A term loans have a final scheduled maturity date of March 31, 2001, and the Tranche B term loans have a final scheduled maturity date of March 31, 2003.

    The principal amounts of the Tranche A term loans are required to be repaid in 10 consecutive semiannual installments totaling $2.0 million in fiscal year 1996, $5.0 million in fiscal year 1997, $7.0 million in fiscal year 1998, $9.0 million in fiscal year 1999, $11.0 million in fiscal year 2000, and $6.0 million in fiscal year 2001. The principal amounts of the Tranche B term loans are required to be repaid in 14 consecutive semiannual installments totaling $100,000 in fiscal year 1996, $200,000 in each of fiscal years 1997, 1998, 1999 and 2000, $8.6 million in fiscal year 2001, $17.0 million in fiscal year 2002 and $8.5 million in fiscal year 2003.

    Revolving Credit Facility. The Senior Credit Facility provides for a $40.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) March 31, 2001 and (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the Senior Credit Facility.

    Interest Rates. Borrowings under the Senior Credit Facility accrue interest at either the Alternate Base Rate (the "Alternate Base Rate") or an adjusted Eurodollar Rate (the "Eurodollar Rate"), at the option of the Company, plus the applicable interest margin. The Alternate Base Rate at any time is determined to be the highest of (i) the Federal Effective Funds Rate plus 1/2 of 1% per annum,
(ii) the Base CD Rate plus 1% per annum and (iii) Chemical Bank's Prime Rate. The applicable interest margin with respect to loans made under the revolving credit facility and with respect to Tranche A term loans is 2.50% per annum with respect to loans that accrue interest at the Eurodollar Rate and 1.25% per annum for loans that accrue interest at the Alternate Base Rate. The applicable interest margin with respect to Tranche B term loans is 3.00% per annum for loans that accrue interest at the Eurodollar Rate and 1.75% per annum for loans that accrue interest at the Alternate Base Rate.

    Mandatory and Optional Prepayments. The Senior Credit Facility requires that upon an initial public offering by the Company, Holdings or any subsidiary of the Company of its common or other voting stock, or upon the incurrence of any additional indebtedness (other than indebtedness permitted under the Senior Credit Facility), or upon the receipt of proceeds from certain asset sales and exchanges, 100% of the net proceeds from such offering, incurrence, sale or exchange is required to be applied toward the prepayment of indebtedness under the Senior Credit Facility. In addition, the Senior Credit Facility requires that 50% of Excess Cash Flow (as defined in the Senior Credit Facility) is required to be applied toward the prepayment of indebtedness under the Senior Credit Facility. Such prepayments are required to be applied first to the prepayment of the term loans and, second, to reduce permanently the revolving credit commitments. Subject to certain conditions, the Company may, from time to time, make optional prepayments of Loans without premium or penalty. Any prepayment of term loans, whether mandatory or optional, is required to be applied to the Tranche A term loans and the Tranche B term loans, and the respective installments thereof, ratably according to the outstanding principal amounts thereof.

    Covenants. The Senior Credit Facility imposes certain covenants and other requirements on the Company and its subsidiaries. In general, the affirmative covenants provide for mandatory reporting by the Company of financial and other information to the Lenders and notice by the Company to the Lenders upon the occurrence of certain events. The affirmative covenants also include standard operating covenants requiring the Company to operate its business in an orderly manner consistent with past practice.

    The Senior Credit Facility also contains certain negative covenants and restrictions on actions by the Company and its subsidiaries that, among other things, restrict: (i) consolidations, mergers and sales of assets; (ii) the incurrence and existence of liens or other encumbrances; (iii) the incurrence and existence of contingent obligations; (iv) the payment of dividends and repurchases of common stock; (v) prepayments and amendments of certain subordinated debt instruments and equity; (vi) investments, loans and advances;
(vii) capital expenditures; (viii) changes in fiscal year; (ix) certain transactions with affiliates; and (x) changes in lines of business. In addition, the Senior Credit Facility requires that the Company comply with specified financial ratios and tests, including minimum cash flow, a maximum ratio of indebtedness to cash flow and a minimum interest coverage ratio.



    In addition, the Senior Credit Facility also provides that the Company and its subsidiaries may not create, incur, assume or suffer to exist any indebtedness except: (i) indebtedness arising under the Senior Credit Facility;
(ii) indebtedness existing on the closing date of the Senior Credit Facility that was specifically scheduled, excluding the refinancing of such indebtedness;
(iii) intercompany indebtedness between the Company and its domestic subsidiaries and of the Company to any of its foreign subsidiaries; (iv) indebtedness under the Subordinated Loan Facility up to $100.0 million plus additional principal thereof issued in lieu of cash interest; (v) any Permanent Subordinated Debt (as defined in the Senior Credit Facility), provided that the aggregate principal amount of such indebtedness does not exceed $110.0 million and $100.0 million of the net proceeds thereof are used to repay indebtedness under the Subordinated Loan Facility; (vi) indebtedness under industrial revenue bonds or similar governmental and municipal bonds and for the deferred purchase price of newly acquired property and to finance equipment purchases if incurred within 180 days of the acquisition of such property, subject to an aggregate limit of $12.0 million at any one time outstanding; (vii) indebtedness under certain financing leases, subject to Capital Expenditure (as defined in the Senior Credit Facility) and Interest Coverage Ratio limits; (viii) other indebtedness of the Company and its domestic subsidiaries, subject to a $10.0 million limit in the aggregate at any one time outstanding; (ix) indebtedness of its foreign subsidiaries, subject to a $5.0 million limit in the aggregate at any one time outstanding; (x) indebtedness under letters of credit not issued under the Senior Credit Facility, subject to a $5.0 million limit in the aggregate at any one time outstanding; (xi) indebtedness in connection with permitted acquisitions, subject to a $5.0 million limit in the aggregate; (xii) indebtedness in connection with the repurchase of shares of the capital stock of the Company made in accordance with the terms of the ESOP; (xiii) indebtedness in connection with workmen's compensation obligations and general liability exposure; and (xiv) indebtedness of foreign subsidiaries to the Company or any of its other subsidiaries, up to $5.0 million less the sum of other outstanding indebtedness of such foreign subsidiaries and investments by the Company and its domestic subsidiaries therein.



    Events of Default. The Senior Credit Facility specifies certain customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, change of control, unenforceability of certain documents under the Senior Credit Facility and any amendment or other modification of the Subordinated Loan Facility or the Notes made without all required written consents in accordance with the terms of the Senior Credit Facility. If certain bankruptcy and insolvency events of default occur, then all amounts owing under the Senior Credit Facility become immediately due and payable. If any other event of default occurs, and so long as such event of default continues, the Administrative Agent may, with the consent of, or shall upon the request of, a majority of the Lenders, declare all amounts owing under the Senior Credit Facility to be due and payable.


    Fees and Expenses. The Company is required to pay to the Administrative Agent, for the account of each Lender, 1/2 of 1% per annum on the average daily amount of the available revolving credit commitment of each such Lender. The Company is also required to pay to the Administrative Agent an agent's fee in an amount agreed between the Company and the Administrative Agent.

    The description of the Senior Credit Facility set forth above does not purport to be complete and is qualified in its entirety by reference to the Senior Credit Facility that contains the principal terms and conditions thereof, which is available upon request from the Company.

INDUSTRIAL REVENUE BONDS

    The construction cost of the Janesville, Wisconsin facility of the Company was financed through the issuance by the city of Janesville, Wisconsin of variable rate industrial revenue bonds in August 1980, the proceeds of which were loaned by the city to the Company, which agreed, pursuant to a loan agreement, to pay to the city amounts sufficient to pay debt service on the bonds. The variable rate industrial revenue bonds were converted in November 1992 to fixed rate industrial revenue bonds in a principal amount of $9,700,000 with an effective interest rate of 7.0%, maturing on October 1, 2017.

PREFERRED STOCK

    The Company is authorized to issue 6,000,000 shares of preferred stock, par value $.01 per share, 5,950,000 of which have been designated as "Series A Preferred Stock." The remaining 50,000 shares are designated "Series C Cumulative Redeemable Exchangeable Preferred Stock," none of which are outstanding. At May 24, 1996, there were 5,670,406 shares outstanding of the Series A Preferred Stock, all of which were held by the Simmons ESOP.

    Each share of Series A Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock of the Company that results from multiplying the number of shares of Series A Preferred Stock by the "Conversion Factor" in effect at the time of the conversion. At May 24, 1996, the Conversion Factor was one. However, the Conversion Factor will be (i) proportionately increased if (A) the outstanding shares of common stock of the Company are subdivided into a greater number of shares or a dividend convertible into or exchangeable for common stock is paid or (B) the Investcorp Option is exercised, and (ii) proportionately decreased if the outstanding shares of common stock of the Company are combined into a smaller number of shares. Shares of Series A Preferred Stock also are exchangeable for shares of Class C Stock of Holdings upon the occurrence of certain events. See "Ownership of Voting Securities--Stockholders' Agreement."

    Shares of Series A Preferred Stock are redeemable for cash at the option of the holder at a redemption price of $5.00 per share upon the occurrence of one of the following events: (i) a sale of Holdings pursuant to (A) a sale of 50% or more of the outstanding shares of Holdings' voting capital stock, (B) a sale of all or substantially all of the assets of Holdings, or (C) a merger, consolidation or recapitalization of Holdings as a result of which the ownership of the surviving corporation's voting capital stock changes more than 50%; or
(ii) an initial public offering of common stock of the Company or Holdings pursuant to an effective registration statement under the Securities Act.

    In addition, holders of shares of Series A Preferred Stock have certain "tag-along rights" and are subject to certain "drag-along rights" pursuant to the terms of the Stockholders' Agreement following certain sales by Holdings of shares of common stock of the Company. See "Ownership of Voting
Securities--Stockholders' Agreement."

    Each share of Series A Preferred Stock entitles the holder thereof to a number of votes equal to the number of votes carried by the number of shares of common stock of the Company that would be issuable if such share of Series A Preferred Stock were converted to common stock. In most circumstances the ESOP Trustee votes such shares as directed by a committee appointed under the Simmons ESOP. However, upon the occurrence of a corporate merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all of the assets of the Company or other similar transaction, participants in the Simmons ESOP may direct the committee as to the manner in which such participants' allocated shares shall be voted. Holders of Series A Preferred Stock are entitled to receive equal per-share dividends on an as-converted basis when dividends or distributions are declared upon shares of common stock of the Company.

    In the event of any involuntary or voluntary liquidation, dissolution or winding-up of the affairs of the Company, holders of Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to the shareholders, before any payments are made or assets distributed on any common stock or on any other class or series of capital stock of the Company, the amount of $5.00 per share. If the assets of the Company are insufficient to permit such distribution, the entire assets of the Company distributable to stockholders of the Company will be distributed ratably among the holders of Series A Preferred Stock in proportion to the sum of their respective per share liquidation values.

COMMON STOCK

    The authorized common stock of the Company consists of 50,000,000 shares of common stock, par value $0.01 per share ("Common Stock"). At May 24, 1996, there were 31,964,452 shares of Common Stock issued and outstanding, all of which are held of record by Holdings. All outstanding shares of Common Stock are pledged to secure the Company's obligations under the Senior Credit Facility. Each share of Common Stock entitles the holder thereof to one vote on all matters to be voted on by shareholders of the Company. Pursuant to the restrictions contained in the Senior Credit Facility and the Indenture, the Company is not expected to be able to pay dividends on its Common Stock for the foreseeable future, other than certain limited dividends permitted by the Senior Credit Facility and the Indenture. In the event of a liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to share in the remaining assets of the Company after payment of all liabilities (including payments required to be made to holders of the Notes) and after satisfaction of all liquidation preferences payable to the holders of the Series A Preferred Stock and all other shares of stock ranking senior to the Common Stock in respect of any distribution upon the liquidation, dissolution or winding-up of the Company. The Common Stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of the Common Stock are fully paid and non-assessable.

                        SIMMONS COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

    Simmons Company ("Simmons" or "the Company") is one of the largest bedding manufacturers in the United States. The Company manufactures and distributes mattresses, box springs, bedding frames and sleep accessories. Simmons also sells bedding products to certain institutional customers, such as schools and government entities, and to the lodging industry. The Company also licenses its patents and trademarks to various domestic and foreign manufacturers.

    The Company was privately held by the Simmons family for many years and later was publicly traded. Following a number of ownership changes beginning in 1978, the Company has most recently been owned by an Employee Stock Ownership Plan (the "ESOP") and affiliates of Merrill Lynch Capital Partners, Inc. ("MLCP"). In 1991, MLCP made a $32 million equity investment, acquiring its controlling interest of approximately 60%, as part of a financial restructuring of the Company's balance sheet.

    See Note 15 for a discussion of the acquisition of the Company, which was completed on March 22, 1996.

2. PRINCIPAL ACCOUNTING POLICIES

Principles of Consolidation

    The consolidated financial statements of the Company include the accounts of the Company and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the current year presentation.

]Basis of Accounting

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

Fiscal Year

    The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. Fiscal years 1993 and 1995 comprised 52 weeks and fiscal 1994 comprised 53 weeks.

Cash and Cash Equivalents

    The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Inventories

    Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value.

Property, Plant and Equipment

    Property, plant and equipment are carried at cost. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES--(CONTINUED) applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

Buildings and improvements..........................................             10 - 25 years
Machinery and equipment.............................................              5 - 15 years

Patents and Goodwill

    The cost of patents acquired is being amortized using the straight-line method over the estimated remaining economic lives of the respective patents. Accumulated amortization of patents totaled approximately $11,269,000 and $13,198,000 as of December 31, 1994 and December 30, 1995, respectively. Amortization expense was approximately $1,900,000, $1,929,000 and $1,929,000 for 1993, 1994 and 1995, respectively.

    Goodwill is being amortized on a straight-line basis, over the estimated future periods to be benefited (principally 40 years). Accumulated amortization of goodwill totaled $22,967,000 and $26,831,000 as of December 31, 1994 and December 30, 1995, respectively. Amortization expense was approximately $3,824,000 in the accompanying statements of operations for each of fiscal years 1993, 1994 and 1995.

    At each balance sheet date, management assesses whether there has been a permanent impairment in the value of patents or goodwill by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the intangibles. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

Revenue Recognition

    The Company recognizes revenue at the time the product is shipped to the customer.

ESOP Expense

    In 1994, the Company prospectively adopted Statement of Position No. 93-6 of the American Institute of Certified Public Accounts, "Employers' Accounting for Employee Stock Ownership Plans," whereby ESOP expense is recognized as an amount equal to the fair market value of the shares released. The unearned compensation balance continues to be amortized using the shares allocated method (i.e., at cost). The difference in these two amounts is recorded as a charge to additional paid-in capital.

Product Development Costs

    Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $560,000, $1,100,000 and $1,245,000 in 1993, 1994 and 1995,
respectively, and are included in cost of products sold in the accompanying statements of operations.

Advertising Costs

    The Company records the cost of advertising as an expense when incurred. Advertising expense was $41,620,000, $43,532,000 and $49,510,000 for 1993, 1994
and 1995, respectively, and is included as a component of selling, general and administrative expenses in the accompanying statements of operations.

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES--(CONTINUED)
Concentration of Credit Risk

    The Company manufactures and markets sleep products, including mattresses, box springs, and flotation mattresses to retail establishments primarily in the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Sales to three of the Company's major customers aggregated approximately 17%, 23% and 23% of total sales for 1993, 1994 and 1995, respectively. Accounts receivable from one customer was approximately 12% and 16% of total accounts receivable at December 31, 1994 and December 30, 1995, respectively. However, sales to no one customer represented more than 9% of net sales for 1993, 1994 or 1995.

    Purchases of raw materials from one vendor represented approximately 19%, 19% and 20% of cost of products sold for 1993, 1994 and 1995, respectively.

    The Company maintains cash balances in excess of FDIC insurance limits at certain large financial institutions. The Company monitors the financial condition of such institutions and considers the risk of loss to be remote.

Accounting Pronouncements

    In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which the Company is required to adopt in 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position, annual operating results or cash flows.

    In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Company is required to adopt effective in 1996. SFAS No. 123 establishes optional alternative accounting methods for stock-based compensation as well as new required disclosures. The Company has elected to account for stock-based compensation under previously existing accounting guidance. As such, SFAS No. 123 will be adopted in 1996 for disclosure purposes only and will not impact the Company's financial position, annual operating results or cash flows.

3. EMPLOYEE STOCK OWNERSHIP PLAN

    The Company is structured so that the employees of the Company will have a beneficial ownership of the Company's common stock through their participation in the ESOP. At December 31, 1994 and December 30, 1995, the ESOP owned 11,746,627 and 11,687,923 shares of the Company's common stock, respectively. The funds used to purchase the common stock were borrowed by the ESOP pursuant to various loan agreements with the Company.

    The ESOP pledged all of its shares of the Company's common stock as collateral for the loans. These shares are held by NationsBank Trust, the ESOP trustee, in a suspense account and are released to the ESOP participants' accounts based on debt service. As of December 31, 1994 and December 30, 1995, 5,163,682 and 6,088,982 shares, respectively, had been allocated to participants' accounts. The remaining unallocated shares held in the ESOP had estimated fair values of approximately $29,624,000 ($4.50 per share) and $29,664,000 ($5.30 per share) at December 31, 1994 and December 30, 1995, respectively.

    Under the ESOP, employees are eligible to participate in the ESOP following the date when the employee has completed at least one year of service and has reached age 21. All employees of

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. EMPLOYEE STOCK OWNERSHIP PLAN--(CONTINUED) the Company, except employees who are covered by a negotiated collective bargaining agreement (unless the collective bargaining agreement provides for participation in the ESOP) or who are nonresident aliens, are covered by the ESOP. Approximately 50% of the Company's full-time employees are participants in the ESOP. The participants and beneficiaries of the ESOP are not subject to income tax with respect to contributions made on their behalf until they receive distributions from the ESOP.

    Under the provisions of the ESOP, the Company is obligated to repurchase participant shares which have been distributed under the terms of the plan, as long as the shares are not publicly traded or if the shares are subject to trading limitations. The Company repurchased approximately 42,938 and 58,700 shares from ESOP participants in 1994 and 1995, respectively, at prices ranging from $2.75 to $3.30 in 1994 and $3.30 to $4.50 per share in 1995, respectively. These shares have been reflected as treasury stock.

    Because of the Company's obligation to repurchase its shares from the ESOP under certain circumstances for their then current fair value, the Company has classified the redemption value of such shares in the accompanying balance sheets as Redeemable Common Stock Under ESOP. Additionally, pursuant to generally accepted accounting principles, the Company has classified a proportional amount of unearned compensation under ESOP in the same manner.

    The Company also repurchased 1,608,019 shares at $3.30 to $4.50 per share from non-ESOP stockholders during 1995, which is also reflected as treasury stock.

4. ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following at December 31, 1994 and December 30, 1995 (in thousands):

                                                                   1994       1995
                                                                  -------    -------
Accounts receivable............................................   $47,142    $56,593
Allowance for doubtful accounts................................    (2,267)    (4,600)
Allowance for cash discounts and other.........................    (2,014)    (2,540)
                                                                  -------    -------
                                                                  $42,861    $49,453
                                                                  -------    -------
                                                                  -------    -------

5. INVENTORIES

    Inventories consist of the following at December 31, 1994 and December 30, 1995 (in thousands):

                                                                   1994       1995
                                                                  -------    -------
Raw materials..................................................   $10,101    $11,807
Work-in-progress...............................................     1,920      1,942
Finished goods.................................................     3,739      4,544
                                                                  -------    -------
                                                                  $15,760    $18,293
                                                                  -------    -------
                                                                  -------    -------

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following at December 31, 1994 and December 30, 1995 (in thousands):

                                                                   1994       1995
                                                                 --------    -------
Land, buildings and improvements..............................   $  9,178    $ 8,784
Machinery and equipment.......................................     27,636     32,966
Construction in progress......................................        509        844
                                                                 --------    -------
                                                                   37,323     42,594
Less accumulated depreciation.................................    (15,709)   (19,184)
                                                                 --------    -------
                                                                 $ 21,614    $23,410
                                                                 --------    -------
                                                                 --------    -------

7. OTHER ASSETS

    Other assets consist of the following at December 31, 1994 and December 30, 1995 (in thousands):

                                                                      1994      1995
                                                                     ------    ------
Long-term note receivable.........................................   $2,200    $2,200
Debt issue costs, net of accumulated amortization of $4,519 and
$5,613, respectively..............................................    1,999     1,584
Other.............................................................      677     1,582
                                                                     ------    ------
                                                                     $4,876    $5,366
                                                                     ------    ------
                                                                     ------    ------

    Debt issue costs are being amortized to interest expense using the straight-line method (which approximates the effective interest method) over the term of the respective debt. Amortization of $957,000, $835,000 and $679,000 for 1993, 1994 and 1995, respectively, is included as a component of interest expense in the accompanying consolidated statements of operations.

8. LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1994 and December 30, 1995 (in thousands):

                                                                  1994        1995
                                                                --------    --------
Senior loans:
  Tranche A term loan........................................   $ 46,013    $ 36,045
  Tranche C term loan........................................     17,700      17,700
  Revolving loan.............................................      8,053       2,000
Adjustable rate senior subordinated notes....................      2,354       2,618
Adjustable rate junior subordinated notes....................     23,885      24,328
Janesville, Wisconsin, industrial revenue bonds, 7%, due
October 2017.................................................      9,700       9,700
Other........................................................        735         468
                                                                --------    --------
                                                                 108,440      92,859
Less current portion.........................................    (11,486)     (2,568)
                                                                --------    --------
                                                                $ 96,954    $ 90,291
                                                                --------    --------
                                                                --------    --------

    In connection with the Acquisition discussed in Note 15, the Company refinanced the above term loans, the revolving loan, and the senior and junior subordinated notes. As a result, the current and future maturities of long-term debt have been adjusted to reflect the principal payment terms resulting from such refinancing.

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)
    Interest on the Tranche A and C term loans was computed based on the Company's selection from certain variable rates as defined in the loan agreements. The interest rates at December 30, 1995 were 8.0% and 7.75% for the Tranche A and C term loans, respectively.

    In 1994, the Chemical Bank credit agreement was amended to allow amounts previously held in a cash collateral account due to limitations in the ESOP agreement to be used to prepay the Tranche A loan. This prepayment precluded the holders of the Tranche A loan from excluding 50% of interest received from taxable income, after such prepayment. The Company effectively pays a higher interest rate on the related debt as a result of the disallowance.

    The revolving loan agreement provides funding based on the amount of the monthly available borrowing base, as defined in the loan agreement, up to a maximum of $26,000,000. Interest is computed based on the Company's selection from certain variable rates as defined in the loan agreement and at December 30, 1995 was 9.5%. The Company pays Chemical Bank a revolving credit commitment fee of .5% per annum on the average daily unused credit facility. The available unused portion of the revolving loan was approximately $17,743,000 at December 30, 1995. The revolving credit agreement expires in conjunction with the maturity of the Tranche C term loan in 1997. At December 30, 1995, available borrowings under the revolving credit agreement were reduced by standby letters of credit in the amount of $6,257,000 related to insurance coverage, industrial site evaluation, and the acquisition of real estate leases.

    The adjustable rate senior subordinated notes pay a variable rate of interest equal to the prime rate plus 2% and mature in January 1999. The interest rate at December 30, 1995 was 10.5%. Interest may be paid in cash or added to the outstanding loan principal balance.

    The adjustable rate junior subordinated notes bear interest at 10% through March 14, 1996, and 12% thereafter and mature on January 17, 2003. Interest may be paid in cash or by issuing additional notes, thereby increasing the outstanding loan principal balance. In connection with a 1991 exchange of notes, these adjustable rate junior subordinated notes were recorded at the exchanged notes' carrying value, since the total future cash payment requirements (principal and interest) on these notes exceeded the carrying value of the junior subordinated notes for which they were exchanged. For financial reporting purposes, the effective interest rate has been adjusted to equate the present value of the future cash payments specified by the terms of the new notes with their carrying amount and was 3.96% at December 30, 1995.

    All shares of common stock of the Company, accounts receivable, inventories and property, plant and equipment have been pledged as collateral for the various debt agreements.

    Total interest expense was $8,155,000, $9,042,000 and $8,347,000, for 1993,
1994 and 1995, respectively.

    The various loan agreements contain restrictions which require the Company to comply with certain financial tests, including current ratio, consolidated interest expense coverage ratio, consolidated net worth, leverage ratio, working capital and capital expenditures. The Company was in compliance with all debt covenants at December 30, 1995. In addition, the various loan agreements restrict the Company from paying cash dividends and limit other payments, loans, advances, additional debt, liens and material acquisitions.

    The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. At December 30, 1995, the Company's fair value of long-term debt approximates the carrying value except for the junior subordinated notes, whose fair value was determined to be approximately $17,571,000.

                        SIMMONS COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)
    Future maturities of long-term debt as of December 30, 1995 are as follows (in thousands):

1996.....................................................................     $2,568
1997.....................................................................      5,200
1998.....................................................................      7,200
1999.....................................................................      9,200
2000.....................................................................     11,200
Thereafter...............................................................     57,491
                                                                            --------
                                                                             $92,859
                                                                            --------
                                                                            --------


    The Company has entered into a series of long-term supply agreements with a major supplier for certain raw materials. Based on various provisions of these agreements, these commitments are currently estimated to aggregate the lesser of $30 million or approximately 60% of the products covered by such agreements per year, and generally expire through the year 2010.


9. LEASES

    The Company has capitalized a leased facility. Annual lease payments providing amounts sufficient to pay principal and interest are summarized as follows (in thousands):

1996......................................................................      $163
1997......................................................................       163
1998......................................................................       163
1999......................................................................       163
2000......................................................................       163
Thereafter................................................................       720
                                                                             -------
                                                                               1,535
Less Interest.............................................................       626
                                                                             -------
Unpaid principal at December 30, 1995 (including $93 due within one
year).....................................................................      $909
                                                                             -------
                                                                             -------

    Amounts related to the capital lease are included in buildings and improvements in the accompanying financial statements.

    The Company also leases certain other facilities and equipment under operating leases. Rent expense was $8,672,000, $10,143,000 and $10,626,000, for 1993, 1994 and 1995, respectively.

    The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 30, 1995 (in thousands):

1996.....................................................................    $10,085
1997.....................................................................      8,901
1998.....................................................................      7,853
1999.....................................................................      7,204
2000.....................................................................      6,388
Thereafter...............................................................     30,852
                                                                            --------
                                                                             $71,283
                                                                            --------
                                                                            --------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Company in connection with the offering of New Notes. All amounts are estimates except the registration fees.

Registration fees...............................................   $
Printing........................................................
Legal expenses..................................................
Trustee's fees..................................................
Accounting fees.................................................
Miscellaneous...................................................
    Total.......................................................   $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify and advance reasonable expenses to any person who was a party, is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Company's Amended and Restated Articles of Incorporation and Bylaws each include indemnification provisions that mirror the language of the statute. In addition, the Company's Bylaws provide that, subject to any limitation in the Company's Articles of Incorporation, the Company may indemnify a director or officer to the fullest extent permitted by law, including, without limitation, DGCL Sec.145. Consequently, a director or officer of the Company or a person serving at the request of the Company in the above-named capacities will be fully indemnified against such judgments, penalties, fines, settlements and reasonable expenses actually incurred, except if: (1) the person did not conduct himself in good faith and did not reasonably believe his conduct was in the corporation's best interests; or (2) in the case of any criminal action or proceeding, the person had reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Company's Amended and Restated Articles of Incorporation also contain a provision eliminating liability to the Company or its shareholders for monetary damages from breach of fiduciary duty as a director. The inclusion of these indemnification provisions in the Company's Amended and Restated Articles of Organization and Bylaws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Company's 10 3/4% Senior Subordinated Notes due 2006 (the "Old Notes") were issued on April 18, 1996 for aggregate consideration of $100,000,000. Chase Securities Inc. acted as the Initial Purchaser with respect to the offering. The aggregate discount paid to the Initial Purchaser was $3,000,000. The Initial Purchaser offered the Old Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The initial issuance and sale of the Old Notes to the Initial Purchaser were made pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


       EXHIBIT
        NUMBER                               DESCRIPTION OF EXHIBITS
     ------------  ---------------------------------------------------------------------------
     2+            Agreement of Merger between Simmons Acquisition Corp. and the Company, dated March 22, 1996
     3(i)(a)+      Amended and Restated Certificate of Incorporation of the Company
     3(i)(b)*      Certificate of Designation relating to the Preferred Stock of the Company
     3(ii)+        By-laws of the Company adopted by the Company
     4.1+          Indenture between the Company and SunTrust Bank, as Trustee, dated as of
                     April 18, 1996.
     4.2+          Exchange and Registration Rights Agreement between the Company and Chase
                     Securities Inc. dated April 18, 1996.
     4.3           Letter of Transmittal.
     5*            Opinion of Gibson, Dunn & Crutcher.
     8*            Opinion of Gibson, Dunn & Crutcher regarding tax matters.
     10.1+         Stock Purchase Agreement between management stockholders, Merrill Lynch
                     Capital Appreciation Partnership No. B-XI, L.P., MLCP Associates L.P. No.
                     II, ML IBK Positions Inc., ML Offshore LBO Partnership No. B-XI, Merrill
                     Lynch KECALP L.P. 1987, Merrill Lynch KECALP L.P. 1989, Merchant Banking
                     L.P. No. IV and the Company, Simmons Holdings, Inc., Simmons Acquisition
                     Corp. and NationsBank N.A. (South), solely as Trustee for the Simmons
                     Employee Stock Ownership Trust dated as of February 21, 1994.
     10.2+         Consolidated ESOP Loan Agreement between the Company and the Employee Stock
                     Ownership Trust dated March 22, 1996.
     10.3+         Consolidated Pledge Agreement between the Company and the Employee Stock
                     Ownership Trust dated March 22, 1996.
     10.4+         Amended Agreement of Trust between the Company and NationsBank N.A. (South)
                     dated as of March 22, 1996.
     10.5+         Second Amendment to the ESOP dated March 22, 1996.
     10.6+         1996 Stockholders' Agreement among the Company, the Simmons Company
                     Employee Stock Ownership Trust and Simmons Holdings, Inc. dated as of
                     March 22, 1996.
     10.7+         Purchase Agreement between the Company and Chase Securities Inc. dated as of April 15, 1996.
     10.8+         Credit Agreement among the Company, Chemical Bank, as Administrative Agent, and the lenders party thereto, dated as of March 22, 1996.
     10.9*         Security Agreement made by the Company in favor of Chemical Bank, as
                     Administrative Agent, dated as of March 22, 1996.
     10.10+        Services and Expenses Agreement between the Company and Holdings, dated as of March 22, 1996.
     10.11+        Parent Option Agreement between the Company and Holdings, dated as of March
                     22, 1996.

     10.12*        Agreement for Management Advisory and Consulting Services between
                     Investcorp International, Inc. and the Company, dated as of March 22,
                     1996.
     10.13*        The Management Stock Incentive Plan of Simmons Holdings, Inc. established as of March 22, 1996.
     10.14+        Form of Stock Purchase Agreement
     10.15+        Form of Stock Option Agreement
     10.16+        Form of Bonus Stock Purchase Agreement
     10.17+        Form of Anti-Dilution Stock Option Agreement
     10.18+        Form of Bonus Agreement
     10.19+        Form of Stock Acquisition Agreement
     10.20*        Labor Agreement between the Company and the Miscellaneous Warehousemen,
                     Drivers and Helpers Union, Local No. 986 affiliated with the
                     International Brotherhood of Teamsters covering warehouse employees, truck drivers and shipping and receiving clerks for the period August 1,
                     1995 to August 1, 1998.
     10.21         Labor Agreement between the Company and United Furniture Workers of
                     America, Local #262, A.F.L.-C.I.O. covering production and maintenance employees working at the San Leandro, California plant for the period
                     August 1, 1995 to August 1, 1998.
     10.22         Labor Agreement between the Company and ILWU Local 142 covering all full-
                     time production and maintenance employees for the period from January 15,
                     1994 to January 15, 1999.
     10.23         Labor Agreement between the Company and Buckeye Lodge Lodge #55 of the
                     International Association of Machinists and Aerospace Workers, Columbus,
                     Ohio covering maintenance technicians for the period from December 31,
                     1995 to December 31, 1997.
     10.24*        Labor Agreement between the Company and The International Association of
                     Machinists and Aerospace Workers, Local No. 315 of District No. 15,
                     A.F.L.-C.I.O. covering all mechanics at the Piscataway, New Jersey plant of the Company for the period from December 10, 1995 to December 10,
                     1998.
     10.25*        Master Multi-Plan Working Ageement between the Company and The United Steel
                     Workers of America, A.F.L., C.I.O., C.L.C. (Upholstery Industries
                     Division) through its Locals 63, 424, 422, 420, ,425, 173 and 515 covering various employees in the Atlanta, Georgia; Columbus, Ohio;
                     Dallas, Texas; Piscataway, New Jersey; Jacksonville, Florida; Kansas
                     City; Missouri; and Los Angeles, California plants of the Company for the period from October 15, 1994 to October 15, 1997.
     10.26*        Loan Finance and Advisory Services Agreement dated as of March 22, 1996 between Investcorp International Inc. and the Company.
     10.27*        Mergers and Acquisitions Advisory Agreement dated as of March 22, 1996 between Investcorp International Inc. and the Company.
     10.28         Lease between the Company, as tenant, and Leadership Group, Inc. as landlord, dated November 4, 1987, for premises in Grove City, Ohio. (i)
                     Amendment dated April 1, 1988.
     10.29*        Lease between the Company, as tenant, and Security Capital Industrial
                     Trust, as landlord, dated December 16, 1988, for premises in Aurora,
                     Colorado.
     10.30+        Lease between the Company, as tenant, and 365 South Randolphville, L.P., as assignee of 287 Industrial park, as landlord, dated September 16, 1988, for premises in Piscataway, New Jersey.
     10.31*        Lease between the Company, as tenant, and The Prudential Insurance Company of America, as landlord, dated June 19, 1973, for premises in
                     Jacksonville, Florida.
     10.32         Lease between the Company, as tenant, and Hunter Industrial Venture, as landlord, dated September 22, 1986, for premises in Kansas City,
                     Missouri. (i) Amendment dated July 31, 1989 (ii) Amendment dated February
                     27, 1990 (iii) Second Amendment to Lease

     10.33*        Lease between the Company, as tenant, and 20100 S. Alameda Property Co.
                     (assignee of Overton, Moore & Associates), as landlord, dated March 12,
                     1974, for premises in Compton, California. (i) First Amendment dated
                     October 2, 1974 (ii) Second Amendment dated as of September 17, 1984
                     (iii) Third Amendment dated as of September 18, 1984 (iv) Fourth
                     Amendment dated as of June 28, 1993
     10.34*        Lease between the Company, as tenant, and Glenn Rudel (d/b/a Rudel
                     Development), as landlord, dated June 18, 1987, for premises in Phoenix,
                     Arizona. (i) Addendum dated June 18, 1987 (ii) Second Addendum dated
                     March 28, 1989
     10.35+        Lease between the Company, as tenant, and Bluefin Associates, as landlord, dated December 4, 1987, for premises in Agawam, Massachusetts. (i) First
                     Amendment dated October 5, 1993
     10.36*        Lease between the Company, as tenant, and Concourse I, Ltd., as landlord, dated August 1, 1992, for premises in Atlanta, Georgia.
     10.37+        Lease between the Company, as tenant, and John W. Rooker, as landlord, dated October 23, 1991, for premises in Mableton, Georgia. (i) First
                     Amendment dated as of December 10, 1991 (ii) Second Amendment dated as of
                     July 14, 1992
     10.38+        Lease between the Company, as tenant, and CK-Childress Klein #8 Limited
                     Partnership, as landlord, dated May 5, 1993, for premises in Charlotte,
                     North Carolina. (i) First Amendment dated February 6, 1994
     10.39*        Lease between the Company, as tenant, and St. Paul Properties, Inc., as landlord, dated February 5, 1993, for premises in Carrollton, Texas.
     10.40+        Lease between the Company, as tenant, and Moon & Hart, as landlord, dated
                     November 30, 1992, for premises in Ewa Beach, Hawaii.
     10.41*        Lease between the Company, as tenant, and 1700 Fairway Drive Associates, as landlord, dated September 30, 1992, for premises in San Leandro,
                     California. (i) Amendment to Lease dated July 1, 1993
     10.42+        Lease between the Company, as tenant, and Hill-Raaum Investment Company, as landlord, dated December 19, 1991, for premises in Bellevue, Washington.
     10.43*        Lease between Simmons Caribbean Bedding, Inc., as tenant, and ALFA Casting
                     Corporation, as landlord, dated May 25, 1989, for premises in Toa Baja,
                     Puerto Rico. (i) Modification of Lease Agreement dated April 7, 1994
     10.44+        Lease between the Company, as tenant, and St. Paul Properties, Inc., as landlord, dated October 19, 1994 for premises in Gwinnett County,
                     Georgia.
     10.45         Lease between the Company, as tenant, and Liberty Property Limited
                     Partnership (assignee of Simmons Associates, L.P.), as landlord, dated as of October 7, 1994 for premises in Spotsylvania County, Virginia. (i)
                     First Amendment dated as of October 28, 1994
     10.46         Lease between the Company and Eagle Warren Properties, successors to B.F.
                     Saul Real Estate Investment Trust, dated July 15, 1977 for premises in
                     Norcross, Georgia. (i) Amendment
     10.47*        Loan Agreement, dated as of November 1, 1982, between the City of
                     Janesville, Wisconsin and the Company, as successor by merger to Simmons
                     Manufacturing Company, Inc., relating to $9,700,000 City of Janesville,
                     Wisconsin Industrial Development Revenue Bond (Simmons Manufacturing
                     Company, Inc. Project) Series 1982.
     10.48*        Down Products Trademark License Agreement, dated January 4, 1991 between
                     Simmons, as Licensor, and Louisville Bedding Co., as Licensee.
     10.49         Down Products Trademark License Agreement, dated January 1, 1995 between
                     Simmons, as Licensor, and Louisville Bedding Co., as Licensee.
     10.50*        Amended and Restated Trademark License Agreement dated as of April 14, 1986
                     (as restated November 28, 1990) between Simmons, as Licensor, and
                     Louisville Bedding Co., as Licensee.
     10.51         Trademark License Agreement, dated as of July 13, 1990 between Simmons, as
                     Licensor, and Simmons Upholstered Furniture Inc., as Licensee

     10.52         Patent and Technology License Agreement, dated as of July 13, 1990 between
                     Simmons Company as Licensor and Simmons Upholstered Furniture Inc. as
                     Licensee
     10.53*        Agreement dated as of October 30, 1986 between Simmons, as Licensor, and
                     Simmons Universal Corporation, as Licensee.
     10.54         Woolmark License Agreement, dated as of October 21, 1988 between the Wool
                     Bureau Incorporated and Simmons.
     10.55*        License Agreement, dated as of June 29, 1990 between Simmons, Simmons I.P.
                     Inc., as Licensor, and Simmons Canada Inc., as Licensee.
     10.56*        Industrial Property License Agreement, Areas 1-5, dated as of April 9, 1987 as between Simmons, and INFO Establishment, as Licensor and
                     Christie-Tyler PLC, as Licensee.
     10.57         Existing Territory License Agreement, dated as of June 30, 1987 between
                     Simmons and SJL Investments Limited.
     10.58         Trademark License Agreement, dated as of May 21, 1990 as between Simmons, as Licensor, and Compania Simmons S.A. de C.V. as Licensee.
     10.59         Master Agreement, dated as of December 7, 1993 between Simmons and N.V. B
                     Linea.
     10.60         Assignment, dated as of December 7, 1993 between Simmons and N.V. B Linea.
     10.61         Security Agreement, dated as of December 7, 1993 between Simmons and N.V. B
                     Linea.
     10.62*        Software License Agreement, undated, between Simmons and J.D. Edwards &
                     Company.
     10.63*        Employment Agreement between the Company and Zenon S. Nie dated November 5,
                     1993.*
     12+           Statement re: Computation of Ratio of Earnings to Fixed Charges.
     21            Subsidiaries of the Company.
     23.1          Consent of Coopers & Lybrand L.L.P.
     23.2          Consent of Arthur Andersen LLP
     23.3*         Consent of Gibson, Dunn & Crutcher LLP
     25            Statement of Eligibility of Trustee.
     27+           Financial Data Schedule


- ------------


+ previously filed



* to be filed by amendment



    (b) Financial Statement Schedules:


        1. Financial Statement Schedules filed herewith:

        None applicable

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 22. UNDERTAKINGS



    The Company undertakes to update the Registration Statement with post-effective amendments to reflect (i) any prospectus required by Section 10(a)(3) of the Securities Act; (ii) facts or events arising after the effective date of the Registration Statement which constitute a fundamental change; and
(iii) any material information with respect to the plan of distribution not disclosed previously in the Registration Statement or any material change to such information in the Registration Statement. The Company also undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on July 16, 1996.


                                          SIMMONS COMPANY
                                          By:           /s/ Zenon S. Nie
                                              ..................................

                                                        Zenon S. Nie
                                               Chairman of the Board and Chief
                                                      Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May , 1996.


                    NAME                                           TITLE
- ---------------------------------------------  ---------------------------------------------

              /s/ ZENON S. NIE                 Chairman of the Board of Directors,
 .............................................    Chief Executive Officer and Director
                Zenon S. Nie                     (Principal Executive Officer)

           /s/ MARTIN R. PASSAGLIA             Senior Executive Vice President and Director
 .............................................
             Martin R. Passaglia

           /s/ JONATHAN C. DAIKER              Executive Vice President--Finance and
 .............................................    Administration, Chief Financial Officer and
             Jonathan C. Daiker                  Director (Principal Financial and
                                                 Accounting Officer)

                      *                        Director
 .............................................
                Savio W. Tung

                      *                        Director
 .............................................
           Christopher J. O'Brien

                      *                        Director
 .............................................
            Charles J. Philippin

                      *                        Director
 .............................................
                Jon P. Hedley



*By        /s/ ROGER W.
    FRANKLIN

    ..................................


            Roger W. Franklin
             Attorney-in-Fact

                               INDEX TO EXHIBITS



       EXHIBIT
        NUMBER                               DESCRIPTION OF EXHIBITS
     ------------  ---------------------------------------------------------------------------
     2+            Agreement of Merger between Simmons Acquisition Corp. and the Company, dated March 22, 1996
     3(i)(a)+      Amended and Restated Certificate of Incorporation of the Company
     3(i)(b)*      Certificate of Designation relating to the Preferred Stock of the Company
     3(ii)+        By-laws of the Company adopted by the Company
     4.1+          Indenture between the Company and SunTrust Bank, as Trustee, dated as of
                     April 18, 1996.
     4.2+          Exchange and Registration Rights Agreement between the Company and Chase
                     Securities Inc. dated April 18, 1996.
     4.3           Letter of Transmittal.
     5*            Opinion of Gibson, Dunn & Crutcher.
     8*            Opinion of Gibson, Dunn & Crutcher regarding tax matters.
     10.1+         Stock Purchase Agreement between management stockholders, Merrill Lynch
                     Capital Appreciation Partnership No. B-XI, L.P., MLCP Associates L.P. No.
                     II, ML IBK Positions Inc., ML Offshore LBO Partnership No. B-XI, Merrill
                     Lynch KECALP L.P. 1987, Merrill Lynch KECALP L.P. 1989, Merchant Banking
                     L.P. No. IV and the Company, Simmons Holdings, Inc., Simmons Acquisition
                     Corp. and NationsBank N.A. (South), solely as Trustee for the Simmons
                     Employee Stock Ownership Trust dated as of February 21, 1994.
     10.2+         Consolidated ESOP Loan Agreement between the Company and the Employment
                     Stock Ownership Trust dated March 22, 1996.
     10.3+         Consolidated Pledge Agreement between the Company and the Employment Stock
                     Ownership Trust dated March 22, 1996.
     10.4+         Amended Agreement of Trust between the Company and NationBank, N.A. (South)
                     dated as of March 22, 1996.
     10.5+         Second Amendment to the ESOP dated March 22, 1996.
     10.6+         1996 Stockholders' Agreement among the Company, the Simmons Company
                     Employee Stock Ownership Trust and Simmons Holdings, Inc. dated as of
                     March 22, 1996.
     10.7+         Purchase Agreement between the Company and Chase Securities Inc. dated as of April 15, 1996.
     10.8+         Credit Agreement among the Company, Chemical Bank, as Administrative Agent, and the lenders party thereto, dated as of March 22, 1996.
     10.9*         Security Agreement made by the Company in favor of Chemical Bank, as
                     Administrative Agent, dated as of March 22, 1996.
     10.10+        Services and Expenses Agreement between the Company and Holdings, dated as of March 22, 1996.
     10.11+        Parent Option Agreement between the Company and Holdings, dated as of March
                     22, 1996.
     10.12*        Agreement for Management Advisory and Consulting Services between
                     Investcorp International, Inc. and the Company, dated as of March 22,
                     1996.
     10.13*        The Management Stock Incentive Plan of Simmons Holdings, Inc. established as of March 22, 1996.
     10.14+        Form of Stock Purchase Agreement
     10.15+        Form of Stock Option Agreement
     10.16+        Form of Bonus Stock Purchase Agreement
     10.17+        Form of Anti-Dilution Stock Option Agreement
     10.18+        Form of Bonus Agreement
     10.19+        Form of Stock Acquisition Agreement
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
     10.20*        Labor Agreement between the Company and the Miscellaneous Warehousemen,
                     Drivers and Helpers Union, Local No. 986 affiliated with the
                     International Brotherhood of Teamsters covering warehouse employees, truck drivers and shipping and receiving clerks for the period August 1,
                     1995 to August 1, 1998.
     10.21         Labor Agreement between the Company and United Furniture Workers of
                     America, Local #262, A.F.L.-C.I.O. covering production and maintenance employees working at the San Leandro, California plant for the period
                     August 1, 1995 to August 1, 1998.
     10.22         Labor Agreement between the Company and ILWU Local 142 covering all full-
                     time production and maintenance employees for the period from January 15,
                     1994 to January 15, 1999.
     10.23         Labor Agreement between the Company and Buckeye Lodge Lodge #55 of the
                     International Association of Machinists and Aerospace Workers, Columbus,
                     Ohio covering maintenance technicians for the period from December 31,
                     1995 to December 31, 1997.
     10.24*        Labor Agreement between the Company and The International Association of
                     Machinists and Aerospace Workers, Local No. 315 of District No. 15,
                     A.F.L.-C.I.O. covering all mechanics at the Piscataway, New Jersey plant of the Company for the period form December 10, 1995 to December 10,
                     1998.
     10.25*        Master Multi-Plan Working Ageement between the Company and The United Steel
                     Workers of America, A.F.L., C.I.O., C.L.C. (Upholstery Industries
                     Division) through its Locals 63, 424, 422, 420, ,425, 173 and 515 covering various employees in the Atlanta, Georgia; Columbus, Ohio;
                     Dallas, Texas; Piscataway, New Jersey; Jacksonville, Florida; Kansas
                     City; Missouri; and Los Angeles, California plants of the Company for the period from October 15, 1994 to October 15, 1997.
     10.26*        Loan Finance and Advisory Services Agreement dated as of March 22, 1996 between Investcorp International Inc. and the Company.
     10.27*        Mergers and Acquisitions Advisory Agreement dated as of March 22, 1996 between Investcorp International Inc. and the Company.
     10.28         Lease between the Company, as tenant, and Leadership Group, Inc. as landlord, dated November 4, 1987, for premises in Grove City, Ohio. (i)
                     Amendment dated April 1, 1988.
     10.29*        Lease between the Company, as tenant, and Security Capital Industrial
                     Trust, as landlord, dated December 16, 1988, for premises in Aurora,
                     Colorado.
     10.30+        Lease between the Company, as tenant, and 365 South Randolphville, L.P., as assignee of 287 Industrial park, as landlord, dated September 16, 1988, for premises in Piscataway, New Jersey.
     10.31*        Lease between the Company, as tenant, and The Prudential Insurance Company of America, as landlord, dated June 19, 1973, for premises in
                     Jacksonville, Florida.
     10.32         Lease between the Company, as tenant, and Hunter Industrial Venture, as landlord, dated September 22, 1986, for premises in Kansas City,
                     Missouri. (i) Amendment dated July 31, 1989 (ii) Amendment dated February
                     27, 1990 (iii) Second Amendment to Lease
     10.33*        Lease between the Company, as tenant, and 20100 S. Alameda Property Co.
                     (assignee of Overton, Moore & Associates), as landlord, dated March 12,
                     1974, for premises in Compton, California. (i) First Amendment dated
                     October 2, 1974 (ii) Second Amendment dated as of September 17, 1984
                     (iii) Third Amendment dated as of September 18, 1984 (iv) Fourth
                     Amendment dated as of June 28, 1993
     10.34*        Lease between the Company, as tenant, and Glenn Rudel (d/b/a Rudel
                     Development), as landlord, dated June 18, 1987, for premises in Phoenix,
                     Arizona. (i) Addendum dated June 18, 1987 (ii) Second Addendum dated
                     March 28, 1989
     10.35+        Lease between the Company, as tenant, and Bluefin Associates, as landlord, dated December 4, 1987, for premises in Agawam, Massachusetts. (i) First
                     Amendment dated October 5, 1993
     10.36*        Lease between the Company, as tenant, and Concourse I, Ltd., as landlord, dated August 1, 1992, for premises in Atlanta, Georgia.
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
     10.37+        Lease between the Company, as tenant, and John W. Rooker, as landlord, dated October 23, 1991, for premises in Mableton, Georgia. (i) First
                     Amendment dated as of December 10, 1991 (ii) Second Amendment dated as of
                     July 14, 1992
     10.38+        Lease between the Company, as tenant, and CK-Childress Klein #8 Limited
                     Partnership, as landlord, dated May 5, 1993, for premises in Charlotte,
                     North Carolina. (i) First Amendment dated February 6, 1994
     10.39*        Lease between the Company, as tenant, and St. Paul Properties, Inc., as landlord, dated February 5, 1993, for premises in Carrollton, Texas.
     10.40+        Lease between the Company, as tenant, and Moon & Hart, as landlord, dated
                     November 30, 1992, for premises in Ewa Beach, Hawaii.
     10.41*        Lease between the Company, as tenant, and 1700 Fairway Drive Associates, as landlord, dated September 30, 1992, for premises in San Leandro,
                     California. (i) Amendment to Lease dated July 1, 1993
     10.42+        Lease between the Company, as tenant, and Hill-Raaum Investment Company, as landlord, dated December 19, 1991, for premises in Bellevue, Washington.
     10.43*        Lease between Simmons Caribbean Bedding, Inc., as tenant, and ALFA Casting
                     Corporation, as landlord, dated May 25, 1989, for premises in Toa Baja,
                     Puerto Rico. (i) Modification of Lease Agreement dated April 7, 1994
     10.44+        Lease between the Company, as tenant, and St. Paul Properties, Inc., as landlord, dated October 19, 1994 for premises in Gwinnett County,
                     Georgia.
     10.45         Lease between the Company, as tenant, and Liberty Property Limited
                     Partnership (assignee of Simmons Associates, L.P.), as landlord, dated as of October 7, 1994 for premises in Spotsylvania County, Virginia. (i)
                     First Amendment dated as of October 28, 1994
     10.46         Lease between the Company and Eagle Warren Properties, successors to B.F.
                     Saul Real Estate Investment Trust, dated July 15, 1977 for premises in
                     Norcross, Georgia. (i) Amendment
     10.47*        Loan Agreement, dated as of November 1, 1982, between the City of
                     Janesville, Wisconsin and the Company, as successor by merger to Simmons
                     Manufacturing Company, Inc., relating to $9,700,000 City of Janesville,
                     Wisconsin Industrial Development Revenue Bond (Simmons Manufacturing
                     Company, Inc. Project) Series 1982.
     10.48*        Down Products Trademark License Agreement, dated January 4, 1991 between
                     Simmons, as Licensor, and Louisville Bedding Co., as Licensee.
     10.49         Down Products Trademark License Agreement, dated January 1, 1995 between
                     Simmons, as Licensor, and Louisville Bedding Co., as Licensee.
     10.50*        Amended and Restated Trademark License Agreement dated as of April 14, 1986
                     (as restated November 28, 1990) between Simmons, as Licensor, and
                     Louisville Bedding Co., as Licensee.
     10.51         Trademark License Agreement, dated as of July 13, 1990 between Simmons, as
                     Licensor, and Simmons Upholstered Furniture Inc., as Licensee
     10.52         Patent and Technology License Agreement, dated as of July 13, 1990 between
                     Simmons Company as Licensor and Simmons Upholstered Furniture Inc. as
                     Licensee
     10.53*        Agreement dated as of October 30, 1986 between Simmons, as Licensor, and
                     Simmons Universal Corporation, as Licensee.
     10.54         Woolmark License Agreement, dated as of October 21, 1988 between the Wool
                     Bureau Incorporated and Simmons.
     10.55*        License Agreement, dated as of June 29, 1990 between Simmons, Simmons I.P.
                     Inc., as Licensor, and Simmons Canada Inc., as Licensee.
     10.56*        Industrial Property License Agreement, Areas 1-5, dated as of April 9, 1987 as between Simmons, and INFO Establishment, as Licensor and
                     Christie-Tyler PLC, as Licensee.
     10.57         Existing Territory License Agreement, dated as of June 30, 1987 between
                     Simmons and SJL Investments Limited.
     10.58         Trademark License Agreement, dated as of May 21, 1990 as between Simmons, as Licensor, and Compania Simmons S.A. de C.V. as Licensee.
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
     10.59         Master Agreement, dated as of December 7, 1993 between Simmons and N.V. B
                     Linea.
     10.60         Assignment, dated as of December 7, 1993 between Simmons and N.V. B Linea.
     10.61         Security Agreement, dated as of December 7, 1993 between Simmons and N.V. B
                     Linea.
     10.62*        Software License Agreement, undated, between Simmons and J.D. Edwards &
                     Company.
     10.63*        Employment Agreement between the Company and Zenon S. Nie dated November 5,
                     1993.*
     12+           Statement re: Computation of Ratio of Earnings to Fixed Charges.
     21            Subsidiaries of the Company.
     23.1          Consent of Coopers & Lybrand LLP.
     23.2          Consent of Arthur Andersen LLP.
     23.3*         Consent of Gibson, Dunn & Crutcher LLP
     25            Statement of Eligibility of Trustee.
     27            Financial Data Schedule
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+ previously filed



* to be filed by amendment